Exhibit 10.1

EXECUTION VERSION

$300,000,000

CREDIT AGREEMENT

Dated as of November 30, 2017

among

ENTRAVISION COMMUNICATIONS CORPORATION,
as the Borrower,

BANK OF AMERICA, N.A.,
as Administrative Agent,

Rbc capital markets1,

as Syndication Agent,

wells fargo bank, national association
as Documentation Agent,

and

The Lenders Party Hereto

BANK OF AMERICA, N.A.,

RBC CApital MARKETS
and
WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Joint Bookrunners

[1]	RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

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ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01	Conditions of Initial Credit Extension	58
4.02	Conditions to all Credit Extensions	60

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power; Compliance with Laws	60
5.02	Authorization; No Contravention	61
5.03	Governmental Authorization; Other Consents	61
5.04	Binding Effect	61
5.05	Financial Statements; No Material Adverse Effect	61
5.06	Litigation	62
5.07	No Default	62
5.08	Ownership of Property; Liens	62
5.09	Environmental Compliance	62
5.10	Insurance	62
5.11	Taxes	62
5.12	ERISA Compliance	62
5.13	Subsidiaries; Equity Interests	63
5.14	Use of Proceeds; Margin Regulations; Investment Company Act	63
5.15	Disclosure	63
5.16	Compliance with Laws	63
5.17	[Reserved]	64
5.18	[Reserved]	64
5.19	Solvent	64
5.20	Collateral Documents	64
5.21	Intellectual Property; Licenses, Etc.	64
5.22	Patriot Act	64
5.23	OFAC	64
5.24	Anti-Corruption Laws	65
5.25	EEA Financial Institution	65
5.26	[Reserved]	65
5.27	FCC Rules and Regulations	65
5.28	Labor Matters	66

ARTICLE VI.
AFFIRMATIVE COVENANTS

6.01	Financial Statements	66
6.02	Certificates; Other Information	67
6.03	Notices	68
6.04	Payment of Certain Obligations	69
6.05	Preservation of Existence, Etc.	69
6.06	Maintenance of Properties	69
6.07	Maintenance of Insurance	69
6.08	Compliance with Laws	70
6.09	Books and Records	70
6.10	Inspection Rights; Lender Calls	70
6.11	Use of Proceeds	70

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6.12	Additional Guarantors and Covenant to Give Security	70
6.13	[Reserved]	71
6.14	Collateral	71
6.15	Further Assurances	73
6.16	[Reserved]	73
6.17	Ratings	73
6.18	Anti-Corruption Laws	73
6.19	Communications Authorizations	73
6.20	Post-Closing Matters	73

ARTICLE VII.
NEGATIVE COVENANTS

7.01	Liens	73
7.02	Investments	76
7.03	Indebtedness	77
7.04	Fundamental Changes	81
7.05	Dispositions	81
7.06	Restricted Payments	83
7.07	Acquisitions	84
7.08	Change in Nature of Business	85
7.09	Transactions with Affiliates	85
7.10	Negative Pledge Clauses; Limitations on Subsidiary Distributions	85
7.11	Use of Proceeds	86
7.12	Amendment of Material Documents and Agreements	86
7.13	[Reserved]	87
7.14	[Reserved]	87
7.15	Sale and Leaseback Transactions	87
7.16	[Reserved]	87
7.17	Change in Status of Subsidiaries	87
7.18	Prepayments, Etc. of Indebtedness	87
7.19	Sanctions	88
7.20	Anti-Corruption Laws	88
7.21	License Subsidiaries	88
7.22	[Reserved].	89
7.23	Fiscal Year	89

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default	89
8.02	Remedies Upon Event of Default	91
8.03	Application of Funds	91

ARTICLE IX.
ADMINISTRATIVE AGENT

9.01	Appointment and Authority	92
9.02	Rights as a Lender	92
9.03	Exculpatory Provisions	93
9.04	Reliance by Administrative Agent	93
9.05	Delegation of Duties	94

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9.06	Resignation of Administrative Agent	94
9.07	Non-Reliance on Administrative Agent and Other Lenders	95
9.08	No Other Duties, Etc.	95
9.09	Administrative Agent May File Proofs of Claim; Credit Bidding	95
9.10	Collateral and Guaranty Matters	96
9.11	Secured Cash Management Agreements and Secured Hedge Agreements	97
9.12	No Fiduciary Relationships	97
9.13	Withholding Taxes	97

ARTICLE X.
MISCELLANEOUS

10.01	Amendments, Etc.	98
10.02	Notices; Effectiveness; Electronic Communication	100
10.03	No Waiver; Cumulative Remedies; Enforcement	101
10.04	Expenses; Indemnity; Damage Waiver	102
10.05	Payments Set Aside	103
10.06	Successors and Assigns	103
10.07	Treatment of Certain Information; Confidentiality	107
10.08	Right of Setoff	108
10.09	Interest Rate Limitation	108
10.10	Counterparts; Integration; Effectiveness	109
10.11	Survival of Representations and Warranties	109
10.12	Severability	109
10.13	Replacement of Lenders	109
10.14	Governing Law; Jurisdiction; Etc.	110
10.15	Waiver of Jury Trial	110
10.16	USA PATRIOT Act Notice	111
10.17	Time of the Essence	111
10.18	Designation as Senior Indebtedness	111
10.19	No Advisory or Fiduciary Responsibility	111
10.20	Electronic Execution of Assignments and Certain Other Documents	111
10.21	ENTIRE AGREEMENT	112
10.22	Keepwell	112
10.23	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	112
10.24	ERISA	113

SCHEDULES

1.01(a)Immaterial Subsidiaries

1.01(b) License Subsidiaries

2.01Commitments and Applicable Percentages

5.08Real Property

5.13Subsidiaries and Other Equity Investments

5.27(b)Station Disclosures

5.27(e)MVPD Disclosures

6.20Post-Closing Matters

7.01Existing Liens

7.03Existing Indebtedness

7.09Transactions with Affiliates

10.02Administrative Agent’s Office, Certain Addresses for Notices

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EXHIBITS
Form of
A	Loan Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E	Guaranty
F	Security Agreement
G	[Reserved]
H	Auction Procedures
I	Forms of U.S. Tax Certificates
J	Notice of Loan Prepayment
K	Perfection Certificate
L	Perfection Certificate Supplement

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ENTRAVISION COMMUNICATIONS CORPORATION

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of November 30, 2017, among Entravision Communications Corporation, a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and BANK OF AMERICA, N.A., as Administrative Agent.

The Borrower has requested that the Lenders provide a term loan facility, and the Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Stock and Stock Equivalents of any Person or otherwise causing any Person to become a Subsidiary of the Borrower, or (c) a merger or consolidation or any other combination with another Person.  The terms “Acquire,” “Acquired” and “Acquisition of” shall have correlative meanings.

“Act” has the meaning set forth in Section 10.16.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent engaged in accordance with the terms of Section 9.06.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Agents” means the Administrative Agent, the Documentation Agent and Syndication Agent.

“Aggregate Non-Loan Party Indebtedness” means the aggregate principal amount of Indebtedness incurred by Restricted Subsidiaries that are not Guarantors under Sections 7.03(i), (j) and (l).

“Agreement” means this Credit Agreement.

“Applicable Percentage” means (a) in respect of the Term B Facility, with respect to any Term B Lender at any time, the percentage (carried out to the ninth decimal place) of the Term B Facility represented by (i) on or prior to the Closing Date, such Term B Lender’s Term B Commitment at such time, and (ii) thereafter, the principal amount of such Term B Lender’s Term B Loans at such time, (b) in respect of any Incremental Term Facility, with respect to any Incremental Term Lender at any time, the percentage (carried out to the ninth decimal place) of such Incremental Term Facility represented by (i) on or prior to the funding of the Incremental Term Loans thereunder, such Incremental Term Lender’s Incremental Term Commitment under such Incremental Term Facility at such time, and (ii) thereafter, the principal amount of such Incremental Term Lender’s Incremental Term Loans under such Incremental Term Facility at such time and (c) in respect of any Incremental Revolving Facility, with respect to any Incremental Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of such Incremental Revolving Lender’s Incremental Revolving Commitment at such time, subject to adjustment as provided in Section 2.16.  If the commitment of each Incremental Revolving Lender to make Incremental Revolving Loans has been terminated pursuant to Section 8.02 or if the Incremental Revolving Commitments have expired, then the Applicable Percentage of each Incremental Revolving Lender in respect of the applicable Incremental Revolving Facility shall be determined based on the Applicable Percentage of such Incremental Revolving Lender in respect of the applicable Incremental Revolving Facility most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Incremental Loan Amendment, Increase Agreement or Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means in respect of the Term B Facility, 2.75% per annum with respect to the Eurodollar Rate and 1.75% per annum with respect to the Base Rate.  Notwithstanding the foregoing, (x) the Applicable Rate in respect of any tranche of any Extended Term Loans shall be the applicable percentages per annum set forth in the relevant Extension Offer and (y) the Applicable Rate in respect of any tranche of Incremental Term Loans or Incremental Revolving Commitments shall be the applicable percentages per annum set forth in the relevant Incremental Loan Amendment.

“Appropriate Lender” means, at any time, with respect to any of the Term B Facility, any Incremental Term Facility or any Incremental Revolving Facility, a Lender that has a Commitment with respect to such Facility or holds a Loan under such Facility at such time.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets and Wells Fargo Securities, LLC, in their capacities as joint lead arrangers and joint bookrunners.

“Asset Swap” means any transfer of assets of the Borrower or any of its Restricted Subsidiaries to any Person other than to the Borrower or any of its wholly-owned Restricted Subsidiaries in exchange for assets of such Person.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease or similar obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Auction Manager” means (a) Bank of America or (b) a financial institution, advisor or other Person of recognized standing selected by the Borrower and reasonably satisfactory to the Administrative Agent (which such Person shall not be a Lender, the Borrower or an Affiliate of the Borrower), in each case that will manage the Discounted Voluntary Prepayment Offer.

“Auction Procedures” means the auction procedures with respect to Discounted Voluntary Prepayment Offers set forth in Exhibit H hereto.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower (including accounts its Restricted Subsidiaries) for the fiscal years ended December 31, 2014, December 31, 2015 and December 31, 2016, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower, including the notes thereto.

“Available Amount” means at any time (the “Available Amount Reference Time”), an amount which is initially equal to zero but never less than zero, and that is equal to the difference between

(a) the sum of:

(i) 100% of Cumulative Retained Excess Cash Flow for all fiscal years prior to the Available Amount Reference Time,

(ii) 100% of the Eligible Equity Proceeds received by the Borrower during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time;

(iii) if during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time, the Borrower has designated and converted an Unrestricted Subsidiary to a Restricted Subsidiary in accordance with the terms of this Agreement and such Person remains a Restricted Subsidiary, without duplication, an amount equal to the lesser of (x) the original amount of any investment by the applicable Loan Party in such Unrestricted Subsidiary prior to the Available Amount Reference Time and (y) the fair market value of the investment of the applicable Loan Party in such Unrestricted Subsidiary at the time of such designation or conversion, and

(iv) $50,000,000;

provided, however, that, notwithstanding any provision in the foregoing to the contrary, to the extent that any amounts which would be included in the calculation of the Available Amount for any fiscal year pursuant to subsection (ii) preceding are required by any provision of any other agreement entered into by any Loan Party with respect to other Indebtedness of any Loan Party, or any other Subsidiary of any Loan Party, to repay or prepay obligations or liabilities under such Indebtedness, such amounts may not be included in the calculation of the Available Amount;

(b) minus the sum of:

(i) the aggregate amount of Investments (including (x) Investments in Unrestricted Subsidiaries and (y) Investments deemed made in Unrestricted Subsidiaries upon the designation or conversion of any Restricted Subsidiary as an Unrestricted Subsidiary) made relying on the permitted basket in Section 7.02(f) during the period commencing on the Closing Date and ending on the Available Amount Reference Time without taking into account of the intended usage of the Available Amount at such Available Amount Reference Time, plus

(ii) the aggregate amount of Restricted Payments made relying on the permitted basket in Section 7.06(c) during the period commencing on the Closing Date and ending on the Available Amount Reference Time without taking into account of the intended usage of the Available Amount at such Available Amount Reference Time, plus

(iii) the aggregate amount of prepayments, redemption, defeasance, repurchase or cancellation of Indebtedness, made relying on the permitted basket in Section 7.18(a) during the period commencing on the Closing Date and ending on the Available Amount Reference Time without taking into account of the intended usage of the Available Amount at such Available Amount Reference Time; provided that if such Indebtedness is purchased at a discount to par or cancelled, only the actual amount of cash U.S. dollars spent to retire or cancel such Indebtedness shall be included in such calculation.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%; and if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.  The “prime rate” is a rate set by the Administrative Agent based upon various factors including Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The term “Beneficially Own” will have correlative meaning.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Business” means any television broadcasting station, radio broadcasting station, digital media or digital advertising platform or service or any other business similar in nature to any business conducted or proposed to be conducted by the Borrower and the Restricted Subsidiaries on the Closing Date and any business reasonably ancillary, incidental, complementary or related to the business conducted or proposed to be conducted by the Borrower and the Restricted Subsidiaries on the Closing Date or a reasonable extension, development or expansion thereof, in each case, as determined in good faith by the Borrower.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Cable Act” means Title VI of the Communications Act of 1934, as amended, 47 U.S.C. §§ 151 et seq., and all other provisions of the Cable Communications Policy Act of 1984, Pub. L. No. 98-549, and the Cable Tele

vision Consumer Protection and Competition Act of 1992, Pub. L. No. 102-385, and the Telecommunications Act of 1996, Pub. L. No. 104-104, as such statutes may be amended from time to time, and the rules and regulations promulgated thereunder by the FCC.

“Capital Expenditures” means with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset which is required to be capitalized in accordance with GAAP.

“Cash Equivalents” means any of the following types of Investments:

(a) United States dollars;

(b) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(c) certificates of deposit, time deposits and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $300,0000,000;

(d) repurchase obligations for underlying securities of the types described in clauses (b) and (c) entered into with any financial institution meeting the qualifications specified in clause (c) above and in U.S. dollars;

(e) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 24 months after the date of creation thereof, in U.S. dollars;

(f) marketable short term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within 24 months after the date of creation thereof and in U.S. dollars;

(g) investment funds investing substantially all of their assets in securities of the types described in clauses (a) through (f) above;

(h) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an investment grade rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(i) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition and in each case in U.S. dollars;

(j) Investments with weighted average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s and in each case in U.S. dollars; and

(k) credit card receivables and debit card receivables so long as such are considered cash equivalents under GAAP and are so reflected on the Borrower’s balance sheet.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than U.S. dollars.  In the case of Investments by any Foreign Subsidiary or Investments made in a country outside the United States, Cash Equivalents shall also include (i) Investments of the type and maturity described in clauses

(a) through (k) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement (or on the Closing Date with respect to Cash Management Agreements existing on the Closing Date), is the Administrative Agent or an Affiliate of the Administrative Agent, a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“Casualty Event Receipts” means any cash or proceeds received by or paid to or for the account of any Person under any casualty insurance policy in respect of a covered loss thereunder or as a result of the taking of any assets of any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code, as amended.

“CFC Holdco” means a Domestic Subsidiary that has no material assets (directly or through subsidiaries) other than (i) equity interests in one or more Foreign Subsidiaries of the Borrower that are CFCs or (ii) intercompany loans, Indebtedness or receivables owed, or treated as owed for U.S. federal income tax purposes, by one or more Foreign Subsidiaries of the Borrower that are CFCs.

“Change in Law” means the occurrence, after the date of this Agreement (or in the case of any Replacement Term Loan, on or after the effective date of the amendment pursuant to which such Replacement Term Loan is made), of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following:

(a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than one or more Permitted Holders or Related Holders; or

(b) the adoption of a plan relating to the liquidation or dissolution of the Borrower; or

(c) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders or Related Holders, (a) becomes the Beneficial Owner, directly or indirectly, of 35% or more of the voting power of the Voting Stock of the Borrower and (b) (i) at such time, the Permitted Holders Beneficially Own, directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Borrower than such other person or group and (ii) at such time, the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the Borrower; or

(d) the Borrower consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Borrower, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Borrower is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Borrower outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the voting power of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders and any Related Holder, (a) becomes, directly or indirectly, the Beneficial Owner of 35% or more of the voting power of the Voting Stock of the surviving or transferee Person and (b) (i) at such time, the Permitted Holders Beneficially Own, directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the surviving or transferee Person than such other person or group and (ii) at such time, the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the surviving or transferee Person.

“Class” means, (a) when used in reference to any Loan, whether such Loan is a Term B Loan, Incremental Term Loan or an Incremental Revolving Loan, and (b) when used in reference to any Commitment, whether such Commitment is a Term B Commitment, an Incremental Revolving Commitment or an Incremental Term Commitment.

“Closing Date” means November 30, 2017.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” or other similar term referred to in the Collateral Documents and all Mortgaged Property and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties, and excludes, for the avoidance of doubt, any Excluded Collateral.

“Collateral Documents” means the Security Agreement, each of the Security Agreement Supplements, each Intellectual Property Security Agreement, mortgages, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Term B Commitment, an Incremental Revolving Commitment or an Incremental Term Commitment, as the context may require.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications Laws” has the meaning set forth in Section 5.27(a).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C, or any other form approved by the Administrative Agent.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period of determination:

(a) Consolidated Net Income plus the sum of (in each case, without duplication):

(i) all amounts deducted in calculating Consolidated Net Income for depreciation or amortization for such period, plus

(ii) interest expense (less interest income) deducted in calculating net income (or loss) for such period, plus

(iii) fees and expenses incurred in connection with the Loan Documents (including without limitation all amendments, restatements, modifications or extensions thereof), plus

(iv) all taxes on or measured by income to the extent deducted in calculating Consolidated Net Income for such period, plus

(v) any unusual, extraordinary or non-recurring cash expenses of the Borrower and its Subsidiaries to the extent that such expenses were deducted in computing Consolidated Net Income for such period; provided, however, that such extraordinary or non-recurring cash expenses do not exceed 10.0% of Consolidated EBITDA as calculated hereunder for such period unless approved by the Administrative Agent, plus

(vi) all non-cash losses or expenses (or minus non-cash income or gain) included or deducted in calculating Consolidated Net Income for such period, including, without limitation, any non-cash loss or expense (or income or gain) due to the application of FASB ASC 815-10 regarding hedging activity, FASB ASC 350 regarding impairment of good will and indefinite-lived intangible assets, FASB ASC 480-10 regarding accounting for financial instruments with debt and equity characteristics, non-cash foreign currency exchange losses (or minus gains) and non-cash expenses deducted as a result of any grant of Stock or Stock Equivalents to employees, officers or directors, but excluding any non-cash loss or expense that is an accrual of a reserve for a cash expenditure or payment to be made, or anticipated to be made, in a future period, plus

(vii) fees, costs and expenses of the Borrower and its Subsidiaries for such period in connection with any equity offering of the Borrower, any Investment permitted under Section 7.02 (including, for the avoidance of doubt, any Permitted Acquisition), any Disposition permitted under Section 7.05 or any issuance of Indebtedness permitted under Section 7.03 (including any refinancing of any such Indebtedness permitted under Section 7.03), in each case, whether or not consummated, plus

(viii) the amount of net cost savings and synergies projected by the Borrower in good faith to be realized (calculated on a pro forma basis as though such items had been realized on the first day of such period) by the Borrower and its Subsidiaries as a result of actions taken or to be taken within 12 months of the end of such period of determination, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such actions; provided, that such net cost savings and synergies are reasonably anticipated to be realized within eighteen (18) months after the date of such calculation and are factually supportable, all as determined in good faith by the Borrower, that, together with expenses added back pursuant to clause (v) above, do not exceed 15.0% of Consolidated EBITDA as calculated hereunder for such period.

Notwithstanding the foregoing, Consolidated EBITDA shall be deemed to equal (a) $12,707,000 for the fiscal quarter ended September 30, 2017, (b) $14,924,000 for the fiscal quarter ended June 30, 2017, (c) $12,570,000 for the fiscal quarter ended March 31, 2017 and (d) $20,620,000 for the fiscal quarter ended December 31, 2016.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Restricted Subsidiaries on a consolidated basis (which shall specifically exclude Indebtedness of the Unrestricted Subsidiaries, except Indebtedness to the extent set forth in subclauses (f) and (g) below), the sum of (without duplication) (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct and indirect obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than (i) trade accounts payable and other accrued liabilities incurred in the ordinary course of business and (ii) deferred compensation, but including any “earn-out” obligation payable in connection with the purchase of any assets or any Permitted Acquisition to the extent such obligation is past due), (e) Attributable Indebtedness in respect of capital leases and similar obligations and Synthetic Lease Obligations, (f) all Guarantees (for the avoidance of doubt, excluding Guarantees made by any Unrestricted Subsidiary) with respect to outstanding Indebtedness of the types specified in subsections (a) through (e) above of Persons other than the Borrower or any Restricted Subsidiary, and (g) the aggregate amount of Indebtedness of Unrestricted Subsidiaries of the types referred to in subsections (a) through (f) above for which any Loan Party has direct liability.  The amount of any capital lease, similar obligation or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.  Notwithstanding anything herein to the contrary, in no event will any “earn-out” obligation payable in connection with the purchase of any assets or any Permitted Acquisition to the extent not past due be included in the calculation of Consolidated Funded Indebtedness.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the sum of (a) all cash interest, fees, charges (excluding fees and charges related to the Loans) and related cash expenses of the Borrower and its Restricted Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) dividends paid in cash with respect to any Disqualified Stock and (c) the portion of rent expense of the Borrower and its Restricted Subsidiaries paid in cash during such period under capital leases that is treated as interest in accordance with generally accepted accounting principles, in the case of clauses (a) and (c) preceding, net of (i) consolidated interest income of the Borrower and its Restricted Subsidiaries for such period and (ii) interest accrued on the Attributable Indebtedness and other obligations described in subsection (e) of the definition of “Consolidated Funded Indebtedness.”

“Consolidated Net Income” means net income (or loss) for the applicable period of measurement of Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP, but excluding: (a) the income (or loss) of any Person which is not a Subsidiary of the Borrower, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries by such Person during such period; (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries; (c) the income of any Subsidiary of the Borrower (other than a Loan Party) to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any consensual restriction in any agreement or instrument applicable to that Subsidiary; (d) after-tax gains or losses from the sale, exchange, transfer or other disposition of property or assets not in the ordinary course of business of the Borrower and its Subsidiaries or returned surplus assets of any pension plan; (e) the cumulative effect of a change in accounting principles; (f) any non-cash compensation expense realized from grants of performance shares, stock options or other rights to officers, directors and employees of the Borrower and its Subsidiaries (provided, that such shares, options or other rights can be redeemed at the option of the holder only for Stock (other than Disqualified Stock) of the Borrower); (g) any other net extraordinary gains or losses of the Borrower or its Subsidiaries; and (h) all expenses related to, and gains arising from, the Borrower’s participation, through its wholly-owned Subsidiary, in the broadcast incentive auction conducted by the FCC pursuant to Section 6403 of the Middle Class Tax Relief and Job Creation Act (Pub. L. No. 11296, § 6403, 126 Stat. 156, 225-230 (2012) and the rules and regulations adopted by the FCC to effectuate such law.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, provided that, the directors, officers and employees of a Person shall not be deemed to control such Person as a result of their role as such.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreement Refinancing Indebtedness” means (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness incurred pursuant to a Refinancing Amendment; provided that, in each case, such Indebtedness is issued, incurred or otherwise funded (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, the existing Term B Loans, or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided further that (i) except in the case of Indebtedness incurred in connection with a Refinancing Amendment, the terms and conditions of such Indebtedness (excluding pricing and optional prepayment or redemption terms) are ordinary and customary with respect to the type of Indebtedness being incurred and which the Borrower determines in good faith shall not adversely affect the Borrower’s ability to make payments of principal or interest on the Loans, (ii) such Indebtedness has an equal or later maturity than the Refinanced Debt (provided that if such Indebtedness is subordinated to the Refinanced Debt or is secured by a junior Lien on the Collateral then its maturity shall be no earlier than the 91st day following the maturity of the Refinanced Debt) and a weighted average life to maturity equal to or greater than the Refinanced Debt, (iii) except to the extent otherwise permitted hereunder (subject to a dollar for dollar usage of any other applicable basket, if applicable), such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the refinancing, (iv) such Refinanced Debt shall be repaid, defeased or satisfied and discharged on a dollar-for-dollar basis, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or funded and (v) the aggregate unused revolving commitments under such Credit Agreement Refinancing Indebtedness shall not exceed the unused revolving commitments being replaced.

“Credit Extension” means each of the following: (a) a Term B Borrowing and (b) a borrowing of simultaneous Incremental Term Loans or Incremental Revolving Loans, as applicable, of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period.

“Cumulative Retained Excess Cash Flow” means an amount equal to (a) the cumulative amount of Excess Cash Flow for each fiscal year of the Borrower ending after January 1, 2018 (commencing with the fiscal year ending December 31, 2018), including any reduction resulting from the addition of a negative amount of Excess Cash Flow for each fiscal year during such period, minus (b) the applicable ECF Percentage for each such fiscal year multiplied by the amount of Excess Cash Flow for each such fiscal year.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, in each case as specified in Section 8.01, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans under the applicable Facility plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more of the conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with any such funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in a writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country, region or territory to the extent that such country or territory itself is the subject of any Sanction.

“Discounted Voluntary Prepayment” has the meaning specified in Section 2.17(a).

“Discounted Voluntary Prepayment Offer” has the meaning specified in Section 2.17(a).

“Disposition” or “Dispose” means the sale, assignment, transfer in full, conveyance, or other disposition (including dispositions pursuant to any sale and leaseback transaction) of any property by the Borrower or any of its Restricted Subsidiaries, including any such disposition or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding property disposed of in the ordinary course of business of such Person.

“Disqualified Stock” means any Equity Interest of the Borrower which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable by the holder thereof, or upon the happening of any event, matures, requires prepayment, triggers a put option, is mandatorily redeemable or otherwise required to be repaid or secured (other than solely as a result of a change of control or a sale of substantially all assets) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or a sale of substantially all assets), in whole or in part, in each case prior to the date that is 180 days after the Maturity Date (or, if later, the maturity date of any Extended Term Loan); provided, however, that if such Equity Interest is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disregarded Entity” means an entity disregarded from its owner for federal income tax purposes under Section 301.7701-3 of the United States Treasury Regulations.

“Documentation Agent” means Wells Fargo Bank, National Association or any successor syndication agents.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Restricted Subsidiary that is organized under the laws of the United States, any state thereof, or the District of Columbia.

“ECF Percentage” means 50%; provided, that, with respect to any fiscal year of the Borrower, the ECF Percentage shall be reduced to (a) 25% if the Total Net Leverage Ratio as of the last day of such fiscal year is less than or equal to 4.25 to 1.00 but greater than 3.25 to 1.00 and (b) 0% if the Total Net Leverage Ratio as of the last day of such fiscal year is less than or equal to 3.25 to 1.0.

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system or any similar system used by the SEC for electronic SEC filings.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.  For the avoidance of doubt, any assignment to the Borrower is subject to Section 10.06(g).

“Eligible Equity Proceeds” means, at any date of determination after the Closing Date, the Net Issuance Proceeds from the sale after the Closing Date of Equity Interests of the Borrower that are not (a) Disqualified Stock and/or (b) being used to prepay Indebtedness in accordance with the terms of Section 7.18(g); provided that Net Issuance Proceeds from any such sales to a Person that is a Loan Party, an Unrestricted Subsidiary or a Subsidiary of a Loan Party or Unrestricted Subsidiary, or any Person that is owned in whole or in part by a Loan Party, an Unrestricted Subsidiary, or a Subsidiary of a Loan Party or an Unrestricted Subsidiary, may not be included in Eligible Equity Proceeds.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetland, flora and fauna.

“Environmental Laws” means any and all applicable federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, agreements or governmental restrictions relating to pollution and the protection of the Environment or the Release or threatened Release of any Hazardous Materials into the Environment.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock or membership or partnership interests of (or other ownership interests in) such Person, all of the warrants, options or other rights for the purchase or Acquisition from such Person of shares of capital stock or membership or partnership interests of (or other ownership interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership interests in) such Person or warrants, rights or options for the purchase or Acquisition from such Person of such shares (or such other interests), and all of the other ownership interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent or in reorganization (within the meaning of Title IV of ERISA); (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430 or 432 of the Code or Sections 303 or 305 of ERISA; (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate or (h) a failure by the Borrower or any ERISA Affiliate to meet the applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, the imposition of a lien under Section 430(k) of the Code or Section 303(k) of ERISA with respect to any Pension Plan, or the failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), as published on the applicable Bloomberg screen page (or another LIBOR Screen Rate) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day; and

(c) if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement;

provided that to the extent an alternative LIBOR Screen Rate is designated by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further, that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner otherwise reasonably determined by the Administrative Agent; and provided, further, that in respect of any Term Loans that are (i) Eurodollar Rate Loans or (ii) Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the Eurodollar Rate shall be at all times not less than 0.00%.  The Eurodollar Rate may be superseded by a LIBOR Successor Rate in accordance with the provisions of Section 3.03 hereof.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on subsection (a) of the definition of Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for each fiscal year of the Borrower, the excess (if any) of

(a) Consolidated EBITDA for such fiscal year less

(b) the sum (for such fiscal year) of

(i) consolidated interest expense actually paid in cash by the Borrower and its Restricted Subsidiaries,

(ii) scheduled principal repayments, to the extent actually made, of Term Loans pursuant to Section 2.07(a) or other Funded Indebtedness permitted under this Agreement, excluding any such principal payments that are financed with other long-term Indebtedness (other than under any revolving credit facility) or that are financed with the proceeds of any equity issuance, asset sale or other proceeds that would not be included in the calculation of Consolidated EBITDA or satisfied with the proceeds of any Reinvestment Deferred Amount,

(iii) mandatory principal repayments, to the extent actually made, of Term Loans pursuant to Section 2.05(b)(iii) or other Funded Indebtedness permitted under this Agreement, excluding any such principal payments that are financed with other long-term Indebtedness (other than under any revolving credit facility) or that are financed with the proceeds of any equity issuance, asset sale or other proceeds that would not be included in the calculation of Consolidated EBITDA or satisfied with the proceeds of any Reinvestment Deferred Amount,

(iv) voluntary principal prepayments of Funded Indebtedness permitted under Sections 7.03(b), (d) and (e), excluding any such principal payments that are financed with other long-term Indebtedness (other than under any revolving credit facility) or that are financed with the proceeds of any equity issuance, asset sale or other proceeds that would not be included in the calculation of Consolidated EBITDA or satisfied with the proceeds of any Reinvestment Deferred Amount,

(v) all income taxes actually paid in cash by the Borrower and its Restricted Subsidiaries,

(vi) the aggregate amount of pro forma synergies added to Consolidated EBITDA under clause (a)(viii) thereof,

(vii) the aggregate amount incurred by the Borrower and its Restricted Subsidiaries during such period on account of Capital Expenditures, Permitted Acquisitions and similar Investments (excluding any such amount that is financed with long-term Indebtedness (other than under any revolving credit facility) or that is financed with the proceeds of any equity issuance, asset sale or other proceeds that would not be included in the calculation of Consolidated EBITDA or Investments made utilizing the Available Amount),

(viii) Taxes on or measured by income actually paid in cash,

(ix) fees and expenses incurred in connection with the Loan Documents (including without limitation all amendments, restatements, modifications or extensions thereof),

(x) expenses incurred in connection with the prepayment, amendment or refinancing of Indebtedness during such fiscal year to the extent paid from internally generated funds,

(xi) extraordinary or non-recurring cash expenses of the Borrower and its Subsidiaries to the extent that such expenses were deducted in computing net income (or loss) for such period and were included in the calculation of Consolidated EBITDA,

(xii) non-cash reductions of net income to the extent added back in the calculation of Consolidated EBITDA,

(xiii) Restricted Payments permitted under Section 7.06 made during such period with internally generated cash (other than Restricted Payments made pursuant to Section 7.06(c) and 7.06(f)), and

(xiv) payments made in cash on earnout obligations by the Borrower and its Restricted Subsidiaries during such fiscal year.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Collateral” means, collectively, (i) fee owned real property with a value of less than $10,000,000 and all leasehold interests in real property, and all real property located outside the United States, (ii) any permit or license or any contract (including any License (other than, to the maximum extent permitted by law, the economic value of the Licenses and the right to receive all monies, consideration and proceeds derived from or in connection with the sale, assignment or transfer of the Licenses)) entered into by any Loan Party (A) that validly prohibits, or requires the consent of any Person other than a Loan Party which has not been obtained as a condition to, the creation by such Loan Party of a Lien on such permit, license or contract or (B) to the extent that any requirement of Law applicable thereto prohibits the creation of a Lien thereon, but only, with respect to the prohibition in (A) and (B), to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code of any applicable jurisdiction or any other requirement of Law, (iii) any U.S. “intent to use” trademark applications for which a statement of use has not been filed (but only until such statement is filed), (iv) equipment or similar property that is the subject of a purchase-money security interest or capital lease or similar arrangement permitted hereunder to the extent the underlying documents governing such purchase-money security interest, capital lease or similar arrangement prohibit the Administrative Agent’s lien in such equipment, (v) motor vehicles and other assets subject to a certificate of title to the extent perfection must be obtained solely through notation on a certificate of title, (vi) letter of credit rights (other than to the extent such rights can be perfected by filing a UCC-1), (vii) those assets as to which the Administrative Agent and the Borrower reasonably determine that the costs of obtaining, perfecting or maintaining a security interest in such assets exceeds the fair market value thereof (which fair market value shall be determined by the Borrower in its reasonable judgment) or the practical benefit to the Lenders afforded thereby, (viii) voting Equity Interests owned by the Borrower or any of its Subsidiaries in any Subsidiary of the Borrower that is a CFC or CFC Holdco in excess of 65% of the voting Equity Interests of such CFC or CFC Holdco, (ix) margin stock, (x) cash or Cash Equivalents that are held by an intermediary that is an unaffiliated third party holding such cash and Cash Equivalents for the sole purpose of conducting a Like-Kind Exchange pending consummation of such Like-Kind Exchange (it being understood that this clause (x) does not include any assets received by a Loan Party in such Like-Kind Exchange), (xi) any cash collateral posted by such Loan Party to any Person (other than any Loan Party or any Affiliate of any Loan Party) in the ordinary course of business (including, for the avoidance of doubt, any account containing solely such cash collateral) constituting a Permitted Lien, (xii) the Equity Interests of a non-wholly-owned Subsidiary or joint venture, solely to the extent that the pledge of such Equity Interests would violate a contractual obligation owing by such Loan Party to the owners of the other Equity Interests of such non-wholly-owned Subsidiary or joint venture (other than any such owners that are Parent or Affiliates of the Borrower) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction and other applicable law, and (xiii) any assets to the extent a security interest in such assets would result (in the reasonable good faith judgment of the Borrower in consultation with the Administrative Agent) in material adverse tax consequences to the Borrower and its Restricted Subsidiaries (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction); provided, further; “Excluded Collateral” shall not include any proceeds, products, substitutions or replacements of Excluded Collateral (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Collateral).

“Excluded Perfection Action” means, collectively, (a) any filings or other action in any jurisdiction outside of the United States or required by the Laws of any jurisdiction outside of the United States to create or perfect any security interest in any assets located or titled outside of the United States, including, without limitation, any such filings or other actions with respect to intellectual property registered in any jurisdiction outside the United States (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any jurisdiction outside the United States), (b) any bailee waivers, landlord waivers, estoppels or collateral access letters, (c) any notices to be sent to account debtors or other contractual third parties (other than during the continuance of an Event of Default), (d) any perfection action to the extent this Agreement or the Security Agreement expressly provides such action is not required and (e) any control agreements with respect to any Excluded Accounts (as defined in the Security Agreement).

“Excluded Subsidiary” means (a) any Subsidiary that is not wholly-owned, directly or indirectly, by the Borrower, (b) any Unrestricted Subsidiary, (c) any Immaterial Subsidiary, (d) any direct or indirect Domestic Subsidiary of a Foreign Subsidiary of the Borrower that is a CFC, and (e) any CFC Holdco.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.22 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by such Recipient’s net income or net profits (in each case, however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the applicable Commitment (or, to the extent a Lender acquires an interest in a Loan not funded pursuant to a prior Commitment, acquires such interest in such Loan) (in each case, other than pursuant to an assignment request by the Borrower under Section 3.06) or (ii) such Lender changes its Lending Office, except in each case under clause (i) or clause (ii) to the extent that, pursuant to Section 3.01(a) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Commitment or Loan or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e), (d) any U.S. federal withholding Taxes imposed pursuant to FATCA and (e) all liabilities, penalties and interest with respect to any of the foregoing. For purposes of subclause (b) of this definition, a Lender that acquires a participation pursuant to Section 2.13 shall be treated as having acquired such participation on the earlier date(s) on which such Lender acquired the applicable interest(s) in the Commitment(s) and/or the Loan(s) to which such participation relates.

“Existing Credit Agreement” means that certain Credit Agreement dated as of May 31, 2013 among the Borrower, General Electric Capital Corporation, as agent, and the lenders party thereto, as amended and modified from time to time prior to the date hereof.

“Extended Term Loans” has the meaning specified in Section 2.19(a).

“Extension” has the meaning specified in Section 2.19(a).

“Extension Offer” has the meaning specified in Section 2.19(a).

“Facility” means the Term B Facility or the applicable Incremental Facility, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above), any intergovernmental agreements (and any related legislation, rules, or official administrative guidance) implementing the foregoing.

“FCC” means the Federal Communications Commission and any successor or substitute governmental commission, agency, department, board or authority performing functions similar to those performed by the Federal Communications Commission on the date hereof.

“FCC License” means any radio, television, community antenna relay service, broadcast auxiliary license, earth station license or registration, business radio, microwave or wireless radio service license issued by the FCC pursuant to the Communications Laws.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means (i) the engagement letter dated June 7, 2017 among the Borrower and Arrangers, (ii) the fee letter dated November 30, 2017 by and between the Borrower and the Administrative Agent, and (iii) any other fee letter entered into by the Borrower and any Agent, Arranger or Lender in connection with this Agreement.

“Final Order” means an action or order issued by the FCC (a) which has not been reversed, stayed, enjoined, set aside, annulled or suspended, and (b) with respect to which (i) no requests or petitions have been filed for administrative or judicial review, reconsideration, rehearing, appeal or stay and the time for filing any such requests or petitions and for the FCC to set aside the action on its own motion have expired, (ii) in the event that administrative or judicial review was sought, the time for further  administrative or judicial review has expired, and (iii) no appeal to a court or request for stay by a court of such action is pending or in effect, and, if any deadline for filing any such appeal or request is designated by statute or rule, it has passed.

“First Lien Net Leverage Ratio” means for purposes of any calculation made with reference to a Measurement Period, as of any date of determination, the ratio of (i) First Lien Secured Indebtedness as of such date to (ii) Consolidated EBITDA for the Measurement Period.  For purposes of calculating the First Lien Net Leverage Ratio as of any date of determination, First Lien Secured Indebtedness shall be reduced by the amount of domestic unrestricted cash and Cash Equivalents on hand of the Borrower and its Restricted Subsidiaries as of such date, provided that, in no event shall First Lien Secured Indebtedness be so reduced by an amount greater than $75,000,000 and excluding the proceeds of any Indebtedness incurred substantially concurrently with the determination of such ratio.

“First Lien Secured Indebtedness” means, as of any date of determination, the aggregate principal amount of all Consolidated Funded Indebtedness secured by a first priority security interest in any assets of the Borrower or any Restricted Subsidiary.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Force Majeure Effect” means  any cause beyond the reasonable control of the applicable Party (e.g., war, terrorist attack, catastrophic weather, satellite or program distribution failure).

“Foreign Disposition” has the meaning specified in Section 2.05(b)(v).

“Foreign Event of Loss” has the meaning specified in Section 2.05(b)(v).

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Restricted Subsidiary” has the meaning specified in Section 2.05(b)(v).

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Foreign Subsidiary Excess Cash Flow” has the meaning specified in Section 2.05(b)(v).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness” means Indebtedness of the type described in the definition of Consolidated Funded Indebtedness.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.06(f).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, however, that the term “Guarantee” shall not include any liability by endorsement of instruments for deposit or collection or similar transactions in the ordinary course of business or any customary and reasonable indemnity obligations in effect on the Closing Date or otherwise entered into in the ordinary course of business, including in connection with any Acquisition or Disposition or the incurrence of Indebtedness or the issuance of Equity Interests, in any case to the extent the subject transaction is otherwise permitted hereby.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, for which such Person is liable under such Guarantee or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means the Borrower (other than with respect to its own Obligations) and all existing and future direct and indirect wholly-owned Restricted Subsidiaries of the Borrower that are Domestic Subsidiaries (other than Excluded Subsidiaries) party to the Guaranty.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit E.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into a Swap Contract permitted under Article VI or VII (or on the Closing Date with respect to Swap Contracts existing on the Closing Date), is the Administrative Agent or an Affiliate of the Administrative Agent, a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.

“HMT” has the meaning specified in the definition of “Sanction(s).”

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Immaterial Subsidiary” means, as of any date of determination, each Restricted Subsidiary of the Borrower that (a) has not Guaranteed any Indebtedness of, or provided any other credit support for, the Borrower or any of its Restricted Subsidiaries and (b) owns 2.5% or less of Total Assets at the end of any fiscal quarter or generates 2.5% or less of Consolidated EBITDA for any period of four consecutive fiscal quarters, in each case determined by reference to the most recent Measurement Period, provided, however, at no time shall all Immaterial Subsidiaries that have not become Guarantors in the aggregate own more than 5% of Total Assets at the end of any fiscal quarter or generate more than 5% of Consolidated EBITDA for any period of four consecutive fiscal quarters, in each case determined by reference to the most recent Measurement Period; provided, further at such time as any such Subsidiary (A) becomes a party to any Loan Document, (B) executes and delivers a Guaranty (if applicable) or any Collateral Documents, or (C) Guarantees or provides any other credit support for any Indebtedness of the Borrower or any of its Restricted Subsidiaries, such Subsidiary shall at all times thereafter cease to be an Immaterial Subsidiary irrespective of the value of its assets or its revenues.  The Borrower shall not designate any new Immaterial Subsidiary if such designation would not comply with the provisions set forth in clause (b) above and if the limitation set forth in the first proviso to clause (b) above is exceeded as of the last day of the most recent Measurement Period, then the Borrower on or before the date on which the financial statements for such Measurement Period were required to be delivered pursuant to this Agreement, re-designate one or more Subsidiaries as “non-Immaterial Subsidiaries” to cause compliance with the limitation set forth in the proviso to clause (b) above.  Each Immaterial Subsidiary as of the Closing Date is set forth on Schedule 1.01(a) hereto.

“Increase Agreement” has the meaning specified in Section 2.18(d).

“Increase Effective Date” has the meaning set forth in Section 2.18(d).

“Incremental Equivalent Debt” has the meaning set forth in Section 7.03(m).

“Incremental Facility” has the meaning set forth in Section 2.18(a).

“Incremental Loan Amendment” has the meaning set forth in Section 2.18(e).

“Incremental Revolving Commitment” means, as to any Incremental Revolving Lender, its obligation to make Incremental Revolving Loans to the Borrower pursuant to the applicable Incremental Loan Amendment or Increase Agreement, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name in such Incremental Loan Amendment or Increase Agreement, as applicable or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Incremental Revolving Facility” has the meaning set forth in Section 2.18(a).

“Incremental Revolving Increases” has the meaning set forth in Section 2.18(a).

“Incremental Revolving Lender” means, at any time, any Lender that has an Incremental Revolving Commitment at such time.

“Incremental Revolving Loan” means any revolving loan made by an Incremental Revolving Lender to the Borrower, in Dollars, pursuant to such Incremental Revolving Lender’s Incremental Revolving Commitment.

“Incremental Term Commitment” means, as to any Incremental Term Lender, its obligation to make Incremental Term Loans to the Borrower pursuant to the applicable Incremental Loan Amendment or Increase Agreement in an aggregate principal amount not to exceed the amount set forth in such Incremental Loan Amendment or Increase Agreement, as applicable.

“Incremental Term Facility” has the meaning set forth in Section 2.18(a).

“Incremental Term Lender” means, (a) on or prior to the effectiveness of any Incremental Loan Amendment, any Lender that has an Incremental Term Commitment at such time and (b) at any time after the effectiveness of any Incremental Loan Amendment, any Lender that holds Incremental Term Loans.

“Incremental Term Loans” means any term loan made by an Incremental Term Lender to the Borrower, in Dollars, pursuant to such Incremental Term Lender’s Incremental Term Commitment.

“Incremental Term Loan Increases” has the meaning set forth in Section 2.18(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, including, without limitation, all Disqualified Stock;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable and other accrued liabilities incurred in the ordinary course of business and

(ii) deferred compensation, but including any “earn-out” obligation payable in connection with the purchase of any assets or any Permitted Acquisition to the extent such obligation is past due);

(e) indebtedness (excluding prepaid interest thereon) secured by (or for which the holder of such debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by the Borrower or any of its Restricted Subsidiaries, whether or not the obligations secured thereby have been assumed by such Person or is limited in recourse (provided that, if such Indebtedness is non-recourse, the amount of such Indebtedness for purposes hereof shall be limited to the lesser of the principal amount of such Indebtedness and the fair market value of the property serving as collateral therefor);

(f) capital leases and similar obligations, Synthetic Lease Obligations; and

(g) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer to the extent a Loan Party is liable therefor.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any capital lease or similar obligation or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), all Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intellectual Property Security Agreement” means a Copyright Security Agreement, Patent Security Agreement and/or Trademark Security Agreement (each as defined in the Security Agreement).

“Intercreditor Agreement” means any intercreditor agreement by and among the Borrower, the Administrative Agent and the collateral agents or other representatives for the holders of Indebtedness secured by Liens on the Collateral that are intended to rank pari passu (without control of remedies) or junior to the Liens securing the Obligations and that are otherwise Liens permitted pursuant to Section 7.01, and in form and substance reasonably satisfactory to the Administrative Agent.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months (or, if applicable to, and agreed by, each applicable Lender, twelve months) thereafter, as selected by the Borrower in its Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made (or, with respect to any Extended Term Loan, the maturity date with respect thereto).

“Investment” means, as to any Person, any direct or indirect investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guaranties Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning set forth in Section 5.21.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law, including, when used with respect to the Borrower and its Subsidiaries, Communications Laws.

“LCA Election” has the meaning set forth in Section 1.07(d).

“LCA Test Date” has the meaning set forth in Section 1.07(d).

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate.  Unless the context otherwise requires, each reference to a Lender shall include its applicable Lending Office.

“LIBOR” has the meaning set forth in the definition of “Eurodollar Rate.”

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Successor Rate” has the meaning set forth in Section 3.03.

“License” means any authorization, permit, consent, franchise, ordinance, registration, certificate, license, agreement or other right filed with, granted by, or entered into by a federal, state or local Governmental Authority which permits or authorizes the acquisition, construction or operation of a radio broadcasting station, or any part of a radio broadcasting station or which is required for the acquisition, ownership or operation of any Station (including, without limitation, FCC Licenses).

“License Entity” has the meaning set forth in Section 5.27(f).

“License Subsidiary” means any Subsidiary of the Borrower which is the holder of FCC Licenses.  Each License Subsidiary as of the Closing Date is set forth on Schedule 1.01(b).

“Licensing Authority” means a Governmental Authority which has granted or issued a License.

“Lien” means any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other) or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Like Kind Exchange” means an exchange of like-kind property qualifying under Section 1031 of the Code.

“Limited Condition Acquisition” means any Permitted Acquisition by the Borrower or one or more of its Restricted Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan or an Incremental Revolving Loan.

“Loan Documents” means this Agreement, amendments and joinders to this Agreement, each Note, each Fee Letter, each Intercreditor Agreement, each Collateral Document and the Guaranty, and each other document or agreement executed by any Loan Party in connection with this Agreement from time to time and any amendment or modification entered into in connection with any Incremental Facility or Extension; excluding Swap Contracts.

“Loan Notice” means a notice of (a) a Credit Extension, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, in each case, shall be substantially in the form of Exhibit A, or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, properties, operations or financial condition of either (i) the Borrower and its Subsidiaries taken as a whole or (ii) the Borrower and the Restricted Subsidiaries taken as a whole; (b) a material adverse effect upon the ability of the Borrower to perform its material obligations under this Agreement; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of this Agreement or (d) a material adverse effect upon (i) the ability of the Loan Parties taken as a whole to perform their material obligations under the Loan Documents or (ii) the legality, validity, binding effect or enforceability against the Loan Parties taken as a whole of the Loan Documents.

“Material Contractual Obligation” means, as to the Borrower and its Subsidiaries, any provision of any security issued by such Person, or of any agreement, instrument or other undertaking (other than Material Operating Agreements) to which such Person is a party or by which it or any of its property is bound, in each case set forth above, the termination or adverse modification of which could reasonably be expected to have a Material Adverse Effect.

“Material Operating Agreement” means any programming agreement, time brokerage or similar agreement, franchise agreement, lease or other agreement relating to the operation of a Station by the Borrower or any of its Subsidiaries, in each case set forth above, the termination or adverse modification of which could reasonably be expected to have a Material Adverse Effect.

“Material Real Property” means any fee owned real property located in the United States that is owned by any Loan Party with a fair market value (as reasonably determined by the Borrower in good faith) in excess of $10,000,000 at the Closing Date or, with respect to real property acquired after the Closing Date, at the time of acquisition.

“Maturity Date” means (a) November 30, 2024 or (b) such earlier date as the Obligations become due and payable pursuant to this Agreement (whether by acceleration, scheduled reduction or otherwise); provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means, with respect to any date, the period of the four most recently completed fiscal quarters for which financial statements have been or were required to have been delivered to the Administrative Agent pursuant to Section 6.01(a) or (b).

“Mexico” has the meaning set forth in Section 5.27(f).

“Minimum Extension Condition” has the meaning set forth in Section 2.19(b).

“Minimum Tranche Amount” has the meaning set forth in Section 2.19(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means any agreement including but not limited to, mortgages, deeds of trust, trust deeds, and deeds to secure debt, as the same may be amended from time to time, made by the Loan Parties in favor or for the benefit of the Administrative Agent on behalf of the Secured Parties in the form and substance reasonably acceptable to the Administrative Agent (with such changes as may be customary to account for local law matters) encumbering a Mortgaged Property.

“Mortgaged Property” shall mean (a) each Material Real Property identified on Schedule 5.08 hereto and (b) each Material Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Sections 6.14(e).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“MVPDs” has the meaning set forth in Section 5.27(d).

“Net Cash Proceeds” means, in connection with any Disposition, the cash proceeds (including any cash payments received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received in cash) of such Disposition net of (i) reasonable transaction costs (including any underwriting, brokerage or other selling commissions and reasonable legal, advisory and other fees and expenses, including title and recording expenses and fees and expenses of regulatory-related advisors, associated therewith actually incurred and satisfactorily documented) paid or estimated in good faith to be paid to any Person not an Affiliate of a Loan Party, (ii) required payments on Indebtedness permitted to exist hereunder related to assets sold in such Disposition (other than payments due with respect to the Obligations), (iii) taxes estimated to be paid as a result of such Disposition, (iv) any reserve for adjustment in respect of (A) the sale price of the property that is the subject of such Disposition established in accordance with GAAP and (B) any liabilities associated with such property and retained by such Loan Party or such Subsidiary after such Disposition, and (v) with respect to the Disposition by the Borrower or any Restricted Subsidiary of the Equity Interests of any Subsidiary that is an Unrestricted Subsidiary, the portion of the gross proceeds of such Disposition payable to the minority holder(s) of the Equity Interests in such Unrestricted Subsidiary in accordance with the applicable percentage ownership of such Equity Interests.

“Net Debt Proceeds” means, in connection with any incurrence or issuance of any Indebtedness by any Loan Party, the cash proceeds received in connection with such incurrence or issuance, as and when received, net of all reasonable transaction costs (including any underwriting, investment banking and reasonable legal, advisory and other fees and expenses associated therewith actually incurred and satisfactorily documented) paid or estimated in good faith to be paid to any Person not an Affiliate of a Loan Party.

“Net Issuance Proceeds” means, in connection with any sale or issuance of Equity Interests of, or any capital contribution to, any Loan Party from a source other than a Loan Party, the cash proceeds received by a Loan Party in connection with such sale or issuance or such capital contribution, as and when received net of all reasonable transaction costs (including any underwriting, investment banking and reasonable legal, advisory and other fees and expenses associated therewith actually incurred and satisfactorily documented) paid or estimated in good faith to be paid to any Person not an Affiliate of a Loan Party.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Required Lenders.

“Notes” means promissory notes made by the Borrower in favor of a Lender evidencing Loans made by such Lender substantially in the form of Exhibit B, and “Note” means any one or more of the Notes, as applicable in the context used.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit J or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document including with respect to any Loan, or with respect to any Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and other amounts with respect to any of the foregoing that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and other amounts are allowed or available in such proceeding; provided that the Obligations of any Guarantor shall exclude any Excluded Swap Obligations of such Guarantor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OID” means original issue discount.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Docu ment, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (i) with respect to Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of Term Loans occurring on such date and (ii) with respect to Incremental Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Incremental Revolving Loans occurring on such date.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) and set forth in Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or the Pension Funding Rules and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Perfection Certificate” shall mean a certificate in the form of Exhibit K or any other form approved by the Administrative Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” shall mean a certificate supplement in the form of Exhibit L or any other form approved by the Administrative Agent.

“Permitted Acquisitions” means Acquisitions by the Borrower and their Restricted Subsidiaries of radio broadcasting stations, television broadcasting stations or other communications or broadcasting stations, any other Business or any other assets useful in the Business, provided that each such Acquisition satisfies one of two following qualifications: (a) such Acquisition consists of assets (i) acquired by the Borrower or a Restricted Subsidiary and (ii) that are or will be, in accordance with the provisions of Section 6.12, subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Obligations in accordance with the terms of this Agreement or (b) such Acquisition consists of Equity Interests acquired by the Borrower or a Restricted Subsidiary and such Restricted Subsidiary has complied or will comply with the provisions of Section 6.12 with respect to Restricted Subsidiaries.

“Permitted First Priority Refinancing Debt” means any secured Indebtedness incurred by Borrower (and any guarantees thereof by the Guarantors) in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of any Loan Party other than the Collateral, (ii) such Indebtedness satisfies the requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness”, (iii) such Indebtedness is not at any time guaranteed by any Loan Party other than the Guarantors and (iv) the holders of such Indebtedness (or their representative) and Administrative Agent shall be party to an Intercreditor Agreement.

“Permitted Holders” means Walter Ulloa and Paul Zevnik.

“Permitted Incremental Amount” means the sum of (a) $100,000,000 plus (b) the amount that would result in the First Lien Net Leverage Ratio not exceeding 4.0 to 1.0 (determined as of the most recently ended Measure ment Period and on a Pro Forma Basis after giving effect to the incurrence of such Incremental Facility or such Incremental Equivalent Debt, as applicable, and the use of proceeds thereof and assuming the full amount thereof is drawn and is secured on a pari passu basis with the Term B Facility whether or not so secured).

“Permitted Liens” means Liens permitted by Section 7.01.

“Permitted Second Priority Refinancing Debt” means secured Indebtedness incurred by Borrower (and any guarantees thereof by the Guarantors) in the form of one or more series of second Lien (or other junior Lien) secured notes or second Lien (or other junior Lien) secured loans; provided that (i) such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Loans, the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of any Loan Party other than the Collateral, (ii) such Indebtedness satisfies the requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness”, (iii) such Indebtedness is not at any time guaranteed by any Loan Party other than the Guarantors, (iv) such Indebtedness has no financial maintenance covenants, (v) such Indebtedness does not contain any provisions that cross-default to any Default or Event of Default hereunder other than a payment default (provided that such Indebtedness may contain cross-acceleration provisions) and (vi) the holders of such Indebtedness (or their representative) and the Administrative Agent shall be party to an Intercreditor Agreement.

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness incurred by Borrower (and any guarantees thereof by the Guarantors) in the form of one or more series of senior unsecured notes or loans; provided that (i) such indebtedness satisfies the requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness”, (ii) such Indebtedness has no financial maintenance covenants, (iii) such Indebtedness does not contain any provisions that cross-default to any Default or Event of Default hereunder other than a payment default (provided that such Indebtedness may contain cross-acceleration provisions) and (iv) such Indebtedness is not at any time guaranteed by any Loan Party other than the Guarantors.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established or maintained by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Preferred Stock” means any Equity Interests with preferential rights of payment or dividends or upon liquidation, dissolution or winding up.

“Pro Forma Basis” means a method of calculation in accordance with the terms of Section 1.07(a).

“Program Services Agreements” means any local marketing agreement, time brokerage agreement, program services agreement or similar agreement to which the Borrower or any Subsidiary is party, providing for a Person, other than the licensee of such station, to program or sell advertising on all or any portion of the broadcast time of any television or radio station.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Refinanced Term Loans” has the meaning specified in Section 10.01.

“Refinancing Amendment” shall mean an amendment to this Agreement in form and substance satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Loan Parties party thereto, (b) the Administrative Agent, (c) each Refinancing Lender and (d) each existing Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto.

“Refinancing Lender” means, at any time, any bank or other institution that agrees to provide any portion of any Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.20; provided that each Refinancing Lender (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time) shall be subject to the approval of the Borrower and the Administrative Agent (such approval not to be unreasonably withheld or delayed), in each case to the extent any such consent would be required from the Borrower or the Administrative Agent under Section 10.06(b) for an assignment of Loans or Commitments to such Refinancing Lender.

“Refinancing Term Loan Commitments” means one or more classes of term loan commitments hereunder that result from a Refinancing Amendment.

“Refinancing Term Loans” means one or more classes of term loans that result from a Refinancing Amendment.

“Register” has the meaning specified in Section 10.06(c).

“Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds or Casualty Event Receipts received by the Borrower or any Restricted Subsidiary in connection with such event that are not applied to prepay Indebtedness pursuant to Section 2.05(b)(i) or Section 2.05(b)(ii).

“Reinvestment Event” means any Disposition or receipt of Casualty Event Receipts in respect of which the Borrower has exercised its reinvestment rights pursuant to and in accordance with Section 2.05(b)(i) or Section 2.05(b)(ii).

“Reinvestment Period” has the meaning specified in Section 2.05(b)(i).

“Related Holder” means (i) any controlling stockholder, 66 2/3% owned Subsidiary, or immediate family member (in the case of an individual) of any Permitted Holder; or (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding a 66 2/3% controlling interest of which consist of any one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (i).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and directors, officers, employees, agents, trustees, administrators, managers, partners and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection, leaching, migrating into or through the Environment, or into, from or through any building, structure or facility.

“Removal Effective Date” has the meaning specified in Section 9.06(b).

“Replacement Term Loans” has the meaning specified in Section 10.01.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the 30 day notice period has been waived.

“Repricing Event” means (a) any voluntary prepayment or repayment of Term B Loans with the proceeds of, or any conversion of Term B Loans into, any new or replacement tranche of loans bearing interest with an “effective” yield less than the “effective” yield applicable to the Term B Loans subject to such event (as such comparative rates are determined by the Administrative Agent in consultation with the Borrower), and (b) any amendment to the Term B Facility that reduces the “effective” yield applicable to the Term B Loans (in each case, with OID and upfront fees, which shall be deemed to constitute like amounts of OID, being equated to interest margins in a manner consistent with generally accepted financial practice based on an assumed four-year life to maturity (or, if less, the stated life to maturity at the time of incurrence of the Term B Loans), and in each case excluding customary arrangement or commitment fees payable to the Arrangers (or their affiliates) in connection with the Term B Facility or to one or more arrangers (or their affiliates) in connection with the Incremental Term Loans), including any mandatory assignment in connection therewith with respect to each Lender that refuses to consent to such amendment.  Notwithstanding the foregoing, a transaction resulting in a Change of Control shall not constitute a Repricing Event.

“Required Incremental Lenders” means, as of any date of determination, with respect to any Incremental Facility, Lenders holding more than 50% of such Incremental Facility on such date, provided that the portion of such Incremental Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Incremental Lenders.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the Outstanding Amount of all Loans; provided the portion of the Outstanding Amount of all Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Term B Lenders” means, as of any date of determination, Term B Lenders holding more than 50% of the Term B Facility on such date; provided that the portion of the Term B Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term B Lenders.

“Resignation Effective Date” has the meaning specified in Section 9.06(a).

“Responsible Officer” means the chief executive officer, president, chief financial officer, executive vice president, treasurer or assistant treasurer of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.  For the avoidance of doubt, any certificate executed by any officer pursuant to or in connection with any Loan Document shall be deemed executed by such officer in his or her capacity as an officer of the applicable Loan Party and not in his or her individual capacity, and such officer shall have no individual or personal liability with respect thereto.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property) including (a) any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof) and (b) any interest or other cash payment with respect to any Preferred Stock (excluding Disqualified Stock).

“Restricted Subsidiary” means (unless designated an “Unrestricted Subsidiary” in accordance with the terms of the definition of “Unrestricted Subsidiary”), each Subsidiary of the Borrower.

“S&P” means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services, LLC, and any successor thereto.

“Sanction(s)” means any sanction(s) administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, or Her Majesty’s Treasury (“HMT”).

“Scheduled Unavailability Date” has the meaning set forth in Section 3.03.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VI or VII that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” means one or more Security Agreements executed by each of the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit F.

“Security Agreement Supplement” has the meaning assigned to such term in the Security Agreement.

“Significant Subsidiary” means any Restricted Subsidiary of the Borrower whose operating cash flow (using the determination set forth in Consolidated EBITDA for such Subsidiary only) for the most recently completed twelve month period was greater than 10% of Consolidated EBITDA or whose assets comprise more than 10% of Total Assets at the end of any fiscal quarter, in each case determined by reference to the most recent Measurement Period.

“Solvent” means, with respect to any Person, as of any date of determination, that the fair value of the assets of such Person (at fair valuation) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date, that the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured, and that, as of such date, such Person will be able to pay all liabilities of such Person as such liabilities mature and such Person does not have unreasonably small capital with which to carry on its business.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability discounted to present value at rates believed to be reasonable by such Person acting in good faith.

“SPC” has the meaning specified in Section 10.06(f).

“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.22).

“Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation (as a Restricted Subsidiary or an Unrestricted Subsidiary), discontinuance of operations, the incurrence of an Incremental Facility, or any other event that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis.”

“Station Licenses” mean all FCC Licenses for the operation of the Stations operated by or under the control of Borrower or any of its License Subsidiaries.

“Stations” means, as of any date, the radio broadcasting stations owned by the Borrower and their Restricted Subsidiaries as of such date, all auxiliary stations owned or operated by the Borrower and their Restricted Subsidiaries in connection with the foregoing, all television or other broadcasting stations owned by the Borrower and their Restricted Subsidiaries, or any other communications station owned or operated at such time by the Borrower or any of their Restricted Subsidiaries.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Indebtedness” means any Indebtedness of any Loan Party or any Subsidiary of any Loan Party which is subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder and having such other terms as are, in each case, reasonably satisfactory to the Administrative Agent.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Survey” shall mean a survey of any Mortgaged Property (an all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such dated of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by Section 6.14(e) or (b) otherwise acceptable to the Administrative Agent.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out (and any obligations arising thereunder have not been paid) and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication Agent” means RBC Capital Markets or any successor syndication agents.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment); provided however, that no programming agreement, time brokerage agreement or similar agreement shall constitute a Synthetic Lease Obligation.

“Target” means any other Person or business unit or asset group of any other Person acquired or proposed to be acquired in an Acquisition.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, or other similar fees or charges in the nature of taxes imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term B Borrowing” means a borrowing consisting of simultaneous Term B Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term B Lenders pursuant to Section 2.01.

“Term B Commitment” means, as to each Term B Lender, its obligation to make Term B Loans to the Borrower on the Closing Date pursuant to Section 2.01 in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term B Commitment.”

“Term B Facility” means at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term B Commitments at such time and (b) thereafter, the aggregate principal amount of the Term B Loans of all Term B Lenders outstanding at such time.

“Term B Lender” means at any time, (a) on or prior to the Closing Date, any Lender that has a Term B Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term B Loans.

“Term B Loan” has the meaning specified in Section 2.01.

“Term B Repayment Amounts” has the meaning set forth in Section 2.07(a).

“Term Lender” means a Term B Lender or an Incremental Term Lender, as applicable.

“Term Loans” means the Term B Loan and any Incremental Term Loan, as applicable.

“Title Company” shall mean any title insurance company as shall be retained by Borrower and reasonably acceptable to the Administrative Agent.

“Title Policy” shall have the meaning assigned to such term in Section 6.14(e).

“Total Assets” means, as of any date, the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Borrower delivered pursuant to Section 6.01(a) or (b).

“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) (x) Consolidated Funded Indebtedness as of such date, minus (y) the amount of unrestricted cash and Cash Equivalents on hand of the Borrower and its Restricted Subsidiaries as of such date, in an amount not to exceed $75,000,000, to (b) Consolidated EBITDA for the four fiscal quarter period then last ended.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“United States” and “U.S.” mean the United States of America.

“Univision” means, as applicable, Univision Communications Inc., a Delaware corporation, or Univision Network Limited Partnership, a Delaware limited partnership.

“Unrestricted Subsidiary” means a direct or indirect Subsidiary of the Borrower which the Borrower has designated as an “Unrestricted Subsidiary” by delivering five days prior written notice to the Administrative Agent (or such lesser notice as agreed to by the Administrative Agent).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Voting Stock” of any Person as of any date means the Stock of such Person that is ordinarily entitled to vote in the election of the board of directors of such Person.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02 Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Recitals, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Recitals, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  Derivatives of defined terms have corresponding meanings.  Any reference to the knowledge of a non-individual Person shall mean the actual knowledge of an executive officer (or individual holding a similar position) of such Person.  Any reference to “consolidated” in connection with the Borrower and its Subsidiaries shall mean eliminating all intercompany accounts.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP.  If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Borrower and the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c) Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of the Borrower and its Subsidiaries shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.  Notwithstanding the preceding sentence, the parties hereto specifically agree to exclude any impact of the variable interest entities on the Borrower or Restricted Subsidiaries’ financial position or results of operations (including, without limitation, Indebtedness, Consolidated Funded Indebtedness, Consolidated Interest Charges, Consolidated EBITDA and net income of such entities) in any calculation made under this Agreement (including, without limitation, the calculation of any component of the financial covenant ratios required to be calculated under the terms of this Agreement and including, without limitation and for the avoidance of doubt, any financial covenant ratios the compliance with which is required in connection with any Acquisition, Disposition, repayment of Indebtedness, the making of any Investment or Restricted Payment or any other action or event described in this Agreement).

1.04 Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day; Rates.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time.  The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the ad ministration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any comparable or successor rate thereto.

1.06 [Reserved].

1.07 Pro Forma Calculations.

(a) (i) For purposes of making all financial calculations to determine any financial covenant ratios the compliance with which is required in connection with any Acquisition, Disposition, repayment of Indebtedness, the making of any Investment or Restricted Payment or any other action or event described in this Agreement (x) any Disposition (and any related incurrence or repayment of Indebtedness) by the Borrower or its Restricted Subsidiaries, may, at the option of the Borrower upon notice to the Administrative Agent as indicated in the applicable Compliance Certificate, be deemed to have occurred on the first day of the applicable Measurement Period and (y) any Acquisition of any Target for which the Administrative Agent has received financial statements pursuant to Section 6.01(b) for less than 12 months by the Borrower or any of its Restricted Subsidiaries (and any related incurrence or repayment of Indebtedness) which occurs during any applicable Measurement Period shall be deemed to have occurred on the first day of such Measurement Period,

(ii) For purposes of determining the (A) Total Net Leverage Ratio and (B) First Lien Net Leverage Ratio, Consolidated Funded Indebtedness shall be determined as of such date of determination after giving effect to the applicable proposed transaction, and all other incurrence and repayments of Indebtedness on the same date or prior thereto (to the extent any such repayment is permitted by the Loan Documents), and

(iii) Notwithstanding the foregoing clauses (i) and (ii), (A) any Disposition and Acquisition occurring as part of the same or related transactions shall be treated in a consistent manner and (B) with respect to any financial covenant calculation, First Lien Net Leverage Ratio determination, or Total Net Leverage Ratio determination for interest rates or any other provision herein, each determination and calculation made with respect to such covenant shall include or exclude financial information in connection with Acquisitions and Dispositions in a consistent manner.

(b) [Reserved].

(c) Any calculation required or permitted to be made on a pro forma basis in accordance with clause (a) for any applicable Measurement Period, shall take into account any transaction or event which has occurred after such Measurement Period and on or prior to the date of such calculation.

(d) Notwithstanding anything in this Agreement or any Loan Document to the contrary, when calculating any applicable ratio or determining other compliance with this Agreement (including the determination of compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom) in connection with a Specified Transaction undertaken in connection with the consummation of a Limited Condition Acquisition and the incurrence of any Indebtedness (and use of the proceeds thereof) in connection therewith, the date of determination of such ratio and determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom or the date of determination of such other applicable covenant shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition (which election shall be made at any time on or prior to the date of the definitive agreements for such Limited Condition Acquisition), an “LCA Election”), be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”) and if, after such ratios and other provisions are measured on a Pro Forma Basis after giving effect to such Limited Condition Acquisition and the other Specified Transactions to be entered into in connection therewith (including any incurrence of Indebtedness (including any Incremental Facility) and the use of proceeds thereof) as if they occurred at the beginning of the four consecutive fiscal quarter period being used to calculate such financial ratio ending prior to the LCA Test Date, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratios and provisions, such provisions shall be deemed to have been complied with; provided that if financial statements for one or more subsequent fiscal quarters or fiscal years shall have become available and the Borrower has delivered such financial statements in accordance with Section 6.01, the Borrower may elect, in its sole discretion, to re-determine all such ratios or other provisions on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCA Test Date for purposes of such ratios or provisions.  For the avoidance of doubt, if and after the Borrower has made an LCA Election for any Limited Condition Acquisition, (x) if any of such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA) at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition and any related Specified Transaction and/or incurrence of Indebtedness in connection therewith are permitted hereunder and (y) such ratios and other provisions shall not be tested at the time of consummation of such Limited Condition Acquisition or related Specified Transactions.  If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated except that Consolidated EBITDA and Consolidated Net Income of any target of such Limited Condition Acquisition shall not be used in the determination of the relevant ratios and baskets for any purpose other than the incurrence test under which such Limited Condition Acquisition is being made and such Indebtedness is being incurred unless and until such acquisition has closed.

(e) Notwithstanding anything in this Agreement or in any Loan Document to the contrary, when calculating compliance with the Total Net Leverage Ratio, such calculation shall be determined (i) on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness and any related prepayment of Indebtedness and (ii) excluding any proceeds of the incurrence of any such Indebtedness in the determination of unrestricted cash and Cash Equivalents.

ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Term B Loans.  Subject to the terms and conditions set forth herein, each Term B Lender severally agrees to make a single term loan in Dollars to the Borrower on the Closing Date in an amount not to exceed such Term B Lender’s Applicable Percentage of $300,000,000 (each such loan, a “Term B Loan”).  The Term B Borrowing on the Closing Date shall consist of Term B Loans made simultaneously by the Term B Lenders in accordance with their respective Term B Commitments.  Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.  Term B Loans may be Base Rate Loans or Eurodollar Rate Loans as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Credit Extension, each conversion of Term Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Loan Notice, provided that any telephone notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice.  Each Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Credit Extension of, conversion to or continuation of Eurodollar Rate Loans, and (ii) on the requested date of any Credit Extension of Base Rate Loans or conversion of Eurodollar Rate Loans to Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Credit Extension, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period (other than interest periods of one, two, three or six months in duration) is acceptable to all of them.  Not later than 11:00 a.m., three Business Days before the requested date of such Credit Extension, conversion or continuation of Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Appropriate Lenders.  Each Credit Extension of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.  Each borrowing of, or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Loan Notice shall specify (i) whether the Borrower is requesting a Credit Extension, a conversion of Term Loans from one Type to the other or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Credit Extension, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed or the principal amount of the Loans to be converted or continued, (iv) the Type of Loans to be borrowed or the Type of Loans to which existing Loans are to be converted, (v) the Class of Loans to be borrowed, converted or continued and (vi) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Loan Notice, or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Credit Extension of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the Term B Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.  In the case of the initial funding of the Term B Loan on the Closing Date, each Appropriate Lender shall make the amount of its Term B Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Credit Extension is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower by 2:00 p.m. in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Credit Extensions, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than 8 Interest Periods in effect with respect to all of the Loans.

(f) Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

2.03 [Reserved].

2.04 [Reserved].

2.05 Prepayments.

(a) Voluntary Prepayments.  The Borrower may, upon notice to the Administrative Agent pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty (other than any prepayment premium required to be paid pursuant to Section 2.05(c)(ii)); provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility).  If such notice is given by the Borrower, subject to the last sentence of this subsection, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, or the Borrower shall compensate the Lenders to the extent required by the terms of Section 3.05.  Each such optional prepayment shall be applied as among the Loans (and to the installments thereof, if any) at the direction of the Borrower (but applied ratably within each chosen Facility in accordance with respective Applicable Percentages of the Lenders of that Facility).  A notice of a voluntary prepayment under this Section may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of proceeds from the issuance of other Indebtedness or the consummation of another transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to 11:00 a.m. on the specified effective date) if such condition is not satisfied; provided that upon such revocation, the Borrower shall compensate the Lenders for any actions the Lenders have taken in reliance upon such notice of voluntary prepayment to the extent required by the terms of Section 3.05.

(b) Mandatory Prepayments.

(i) Asset Dispositions.  If the Borrower or any Restricted Subsidiary makes any Disposition (other than (i) a Disposition permitted by subsections (a) through (f) and (i) of Section 7.05, and (ii) Dispositions resulting in Net Cash Proceeds of $5,000,000 or less individually or $10,000,000 or less in the aggregate during the term of this Agreement), then the Borrower shall make a mandatory prepayment of the Loans in the amount of the Net Cash Proceeds of such Disposition (for the avoidance of doubt, excluding the first $5,000,000 of individual Net Cash Proceeds and/or $10,000,000 of aggregate Net Cash Proceeds excluded above); provided that, notwithstanding the foregoing, this requirement for mandatory prepayment shall be reduced to the extent the Borrower or another Loan Party reinvests such Net Cash Proceeds in assets useful in one or more Businesses of a Loan Party or any Restricted Subsidiary thereof (other than assets of, or Equity Interests in, Unrestricted Subsidiaries) (and any new Subsidiary shall be a Restricted Subsidiary and shall have executed a Guarantee of the Obligations substantially similar to the Guaranty), (I) during the first 12 months after the date of consummation of such Disposition or (II) if the Borrower or Restricted Subsidiary commits to reinvest such Net Cash Proceeds within 12 months following the date of consummation of such Disposition, then within 180 days following such 12 month period (referred to herein as the “Reinvestment Period”), so long as no payment Default under Section 8.01(a) or Event of Default exists as of the (A) consummation of the applicable Disposition, (B) receipt of the Net Cash Proceeds by the Borrower (but not including Net Cash Proceeds received as a result of post-closing adjustments, earn-outs and other customary post-closing arrangements) and (C) at the time of reinvestment.  If (x) any such payment Default under Section 8.01(a) or Event of Default occurs and is continuing at any such time (unless the Borrower has entered into a written commitment during such Reinvestment Period to reinvest such Net Cash Proceeds prior to the end of such Reinvestment Period in assets useful in one or more Businesses of a Loan Party), or (y) all of such Net Cash Proceeds are not so reinvested during the Reinvestment Period, then the Borrower shall make a mandatory prepayment of the Loans promptly following the occurrence of such payment Default under Section 8.01(a) or Event of Default or the end of the Reinvestment Period, whichever is earlier, in an amount equal to the Net Cash Proceeds of such Disposition less any amounts reinvested during the Reinvestment Period in accordance with the terms of this provision and the other terms of this Agreement.  Notwithstanding the foregoing, in no event shall this Section 2.05(b)(i) apply to (a) any dispositions required by any Governmental Authority or applicable Law in connection with a Permitted Acquisition or other acquisition and (b) any dispositions of any property acquired as part of a strategic Permitted Acquisition or other acquisition of other property in order to effect such strategic Permitted Acquisition or other acquisition and the property or assets to be disposed of were not part of the property or assets intended to be retained in the long term, as determined in good faith by the Borrower; provided that, in each case, (i) no Default exists after giving effect to each such disposition, (ii) the Borrower (or the Restricted Subsidiary), as the case may be, receives consideration at the time of such disposition at least equal to the fair market value of the assets disposed of and (iii) at least 75% of the consideration for such disposition is in the form of cash or Cash Equivalents.

(ii) Casualty Event Receipts.  Within five Business Days of the receipt by the Borrower or any Restricted Subsidiary of any Casualty Event Receipts, the Borrower shall make a mandatory prepayment in an amount equal to 100% of such Casualty Event Receipts in excess of $5,000,000 for any single receipt or series of related receipts, provided that, notwithstanding the foregoing, this requirement for mandatory prepayment shall be reduced to the extent the Borrower or another Loan Party reinvests such Casualty Event Receipts in assets useful in one or more Businesses of a Loan Party or any Restricted Subsidiary thereof (other than assets of, or Equity Interests in, Unrestricted Subsidiaries) (and any new Subsidiary shall be a Restricted Subsidiary and shall have executed a Guarantee of the Obligations substantially similar to the Guaranty), (I) during the first 12 months after the date of receipt of such Casualty Event Receipts or (II) if the Borrower or Restricted Subsidiary commits to reinvest such Casualty Event Receipts within 12 months following the date of receipt of such Casualty Event Receipts, then within 180 days following such 12 month period (referred to herein as the “Casualty Reinvestment Period”), so long as no payment Default under Section 8.01(a) or Event of Default exists as of the (A) date of the casualty event giving rise to such Casualty Event Receipts, (B) receipt of the Casualty Event Receipts by the Borrower and (C) at the time of reinvestment.  If (x) any such payment Default under Section 8.01(a) or Event of Default occurs and is continuing at any such time (unless the Borrower has entered into a written commitment during such Casualty Reinvestment Period to reinvest such Casualty Event Receipts prior to the end of such Casualty Reinvestment Period in assets useful in one or more Businesses of a Loan Party), or (y) all of such Casualty Event Receipts are not so reinvested during the Casualty Reinvestment Period, then the Borrower shall make a mandatory prepayment of the Loans promptly following the occurrence of such payment Default under Section 8.01(a) or Event of Default or the end of the Casualty Reinvestment Period, whichever is earlier, in an amount equal to the Casualty Event Receipts of such Disposition less any amounts reinvested during the Casualty Reinvestment Period in accordance with the terms of this provision and the other terms of this Agreement.

(iii) Excess Cash Flow.  Beginning with the fiscal year ending December 31, 2018, within five Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a), the Borrower shall prepay an aggregate principal amount (to the extent that Excess Cash Flow for the relevant fiscal year exceeds $5,000,000) of Loans equal to the ECF Percentage of Excess Cash Flow for the fiscal year covered by such financial statements less (in each case of clauses (x) and (y) below, solely to the extent not funded by the proceeds of Indebtedness (other than Indebtedness incurred under any Incremental Revolving Facility), Reinvestment Deferred Amount or Net Issuance Proceeds) (x) the aggregate amount of all optional principal prepayments of Term Loans pursuant to Section 2.05(a) and Section 2.17 made during such fiscal year and (y) the aggregate amount of all optional principal repayments of any Incremental Revolving Loans pursuant to Section 2.05(a) made during such fiscal year that are accompanied by an equivalent permanent reduction in such Incremental Revolving Facility.  For the avoidance of doubt, optional prepayments of any Refinanced Term Loans shall be deemed optional prepayments of the corresponding Replacement Term Loans for purposes of calculating any Excess Cash Flow payment.

(iv) Debt Issuances. Within five Business Days of the receipt by the Borrower or any Restricted Subsidiary of Net Debt Proceeds from any incurrence or issuance of any Indebtedness by a Loan Party (ex cept Indebtedness of a Loan Party permitted to be incurred or issued under Section 7.03), the Borrower shall make a mandatory prepayment in an amount equal to 100% of all such Net Debt Proceeds.

(v) Limitation on Certain Mandatory Prepayments. Notwithstanding any other provisions of this Section 2.05(b), (i) to the extent that any or all of the Net Cash Proceeds of any Disposition by a Foreign Subsidiary that is a Restricted Subsidiary (a “Foreign Restricted Subsidiary”) giving rise to a prepayment pursuant to Section 2.05(b)(i) (a “Foreign Disposition”), Casualty Event Receipts received by a Foreign Restricted Subsidiary giving rise to a prepayment pursuant to Section 2.05(b)(ii) (a “Foreign Event of Loss”), Excess Cash Flow attributable to Foreign Restricted Subsidiaries giving rise to a prepayment pursuant to Section 2.05(b)(iii) (“Foreign Subsidiary Excess Cash Flow”) or Net Debt Proceeds received by Foreign Restricted Subsidiaries giving rise to a prepayment pursuant to Section 2.05(b)(iv) (“Foreign Net Debt Proceeds”) are prohibited or delayed by applicable local law from being repatriated to the United States, the Borrower will not be required to prepay Term B Loans in an amount equal to the affected portion of such Net Cash Proceeds, Casualty Event Receipts, Foreign Subsidiary Excess Cash Flow or Net Debt Proceeds, as applicable, at the times otherwise provided for such prepayments in this Section 2.05(b) for so long, but only so long, as such Net Cash Proceeds, Casualty Event Receipts, Foreign Subsidiary Excess Cash Flow or Net Debt Proceeds are so affected (the Borrower hereby agreeing to cause the applicable Foreign Restricted Subsidiary to promptly use commercially reasonable under local law that do not require (x) the expenditure of more than a nominal amount of funds or (y) modifications to the organizational or tax structure of the Borrower and its Subsidiaries efforts to cause such Net Cash Proceeds, Casualty Event Receipts, Foreign Subsidiary Excess Cash Flow or Net Debt Proceeds not to be so affected), and once such Net Cash Proceeds, Casualty Event Receipts, Foreign Subsidiary Excess Cash Flow or Net Debt Proceeds are no longer affected, Borrower will promptly (and in any event not later than three (3) Business Days after Net Cash Proceeds, Casualty Event Receipts, Foreign Subsidiary Excess Cash Flow or Foreign Net Debt Proceeds become no longer affected) repay the Loans pursuant to this Section 2.05 to the extent provided herein and (ii) to the extent that the Borrower has determined in good faith that repatriation of any or all of the Net Cash Proceeds of any Foreign Disposition, Casualty Event Receipts of any Foreign Event of Loss, Foreign Subsidiary Excess Cash Flow or Foreign Net Debt Proceeds would cause the Borrower to incur a material tax liability (including any material withholding tax, but other than any tax deducted in arriving at the calculation of the Net Cash Proceeds, Casualty Event Receipts, Foreign Subsidiary Excess Cash Flow or Foreign Net Debt Proceeds, as applicable) (taking into account any foreign tax credit or benefit received in connection with such repatriation) then, to the extent that such material tax liability is not directly attributable to actions taken by the Borrower or its Subsidiaries with the intent of avoiding or reducing the mandatory prepayments otherwise required under this Agreement, Borrower shall not be required to prepay Loans in an amount equal to the Net Cash Proceeds, Casualty Event Receipts, Foreign Subsidiary Excess Cash Flow or Net Debt Proceeds so affected until such time as such Foreign Restricted Subsidiary may repatriate such Net Cash Proceeds of any Foreign Disposition, Casualty Event Receipts of any Foreign Event of Loss, Foreign Subsidiary Excess Cash Flow or Foreign Net Debt Proceeds without incurring such material tax liability, provided that, in each case, the Borrower shall not be required to make such prepayments to the extent such Net Cash Proceeds, Casualty Event Receipts, Foreign Subsidiary Excess Cash Flow or Net Debt Proceeds, as applicable, had previously been used to repay Indebtedness of the applicable Foreign Restricted Subsidiary.

(vi) Right to Decline Proceeds. Each such Lender may reject all or a portion of its pro rata share of any mandatory repayment of Loans required to be made pursuant to this Section 2.05(b) (such declined amounts, the “Declined Proceeds”) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. (New York City time) on the Business Day after the date of such Lender’s receipt of notice from Administrative Agent regarding such repayment. Each Rejection Notice shall specify the principal amount of the mandatory repayment of Loans to be rejected by such Lender. If a Lender fails to deliver such Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Loans to which such Lender is otherwise entitled.  Any Declined Proceeds remaining thereafter shall be retained by the Borrower.

(c) Prepayments; Generally.

(i) Each mandatory prepayment required to be made under Section 2.05(b) shall be applied to the Term B Facility and each Incremental Term Facility, if applicable, pro rata among the Term B Facility and Incremental Term Facility, if any, to reduce the remaining amortization payments under the Term B Facility and each Incremental Term Facility, if applicable, first, to the next four scheduled amortization payments in direct order; second, to the remaining scheduled amortization payments (other than the payment due on the Maturity Date) on a pro rata basis and third, to the payment due on the Maturity Date.  After giving effect to the application of payments in the immediately preceding sentence, any such mandatory prepayments shall be applied to any Incremental Revolving Facility on a pro rata basis to reduce the outstanding Incremental Revolving Loans thereunder.

(ii) In the event that on or prior to the date that is six months after the Closing Date, a Repricing Event occurs, the Borrower shall pay to the Administrative Agent for the account of the applicable Term B Lenders (x) in the case of a Repricing Event described clause (a) of the definition thereof, a prepayment premium equal to 1% of the aggregate principal amount of the Term B Loans so prepaid and (y) in the case of a Repricing Event described in clause (b) of the definition thereof, a payment equal to 1% of the aggregate principal amount of the applicable Term B Loans outstanding immediately prior to such amendment.

(iii) Each prepayment of a Loan shall be accompanied by all accrued interest on the amount prepaid, together with, in the case of any Eurodollar Rate Loans any additional amounts required pursuant to Section 3.05.

2.06 Termination or Reduction of Commitments.

(a) Mandatory.  The aggregate Term B Commitments shall be automatically terminated on the date of the Term B Borrowing.

2.07 Repayment of Obligations.  The Borrower shall:

(a) Term B Loans.  Repay to the Term B Lenders on the last Business Day of each fiscal quarter (or, in the case of the final principal installment to be repaid on the Maturity Date, as set forth in the proviso hereto), commencing with the fiscal quarter beginning on January 1, 2018 (with the first such payment being due and payable on March 31, 2018), a quarterly principal installment on the Term B Loans in an amount equal to 1.00% per annum of the original principal amount of the Term B Facility (the “Term B Repayment Amounts”); provided, however, that the final principal repayment installment of the Term B Loans shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Term B Loans outstanding on such date (together with all accrued and unpaid interest thereon).

(b) Repayment of Obligations.  Repay to the Lenders on the Maturity Date all other Obligations outstanding on the Maturity Date (together with all accrued and unpaid interest thereon), except to the extent any Incremental Facility or Extended Term Loan has a later maturity date.

(c) Repayment of Incremental Facilities, Extensions and Obligations.  Repay to the (i) applicable Lenders each Incremental Term Loan on the maturity date applicable thereto (together with all accrued and unpaid interest thereon), (ii) applicable Lenders under each Incremental Revolving Facility, on the maturity date applicable thereto, the aggregate principal amount of all outstanding Incremental Revolving Loans on such date under such Facility (together with all accrued and unpaid interest thereon), (iii) Term B Lenders party to an Extension in accordance with the amortization schedule applicable to such Extended Term Loans and on the maturity date applicable to such Extended Term Loans (together with all accrued and unpaid interest thereon), and (iv) repay to the Lenders all remaining outstanding Obligations on the latest maturity date of the Incremental Facilities and the Extended Term Loans (together with all accrued and unpaid interest thereon).

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Facility and (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility.

(b)

(i) If any amount of principal of any Loan is not paid when due (after the expiration of any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (after the expiration of any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees.

(a) Arrangers’ Fees.  The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts, fees in the amounts and at the times specified in the Fee Letters.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(b) Lenders’ Fees.  The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be presumptively correct, absent manifest error.

2.11 Evidence of Debt.  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be presumptively correct absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.  Notwithstanding anything to the contrary, in the event of any conflict between the accounts and records maintained pursuant to this Section 2.11 and the Register (or Participant Register), or any conflict between the provisions of this Section 2.11 and Section 10.06(c) (or Section 10.06(d)), the Register (or Participant Register) and the provisions of Section 10.06(c) (or Section 10.06(d)), respectively, shall govern.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General.  All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 3:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)

(i) Funding by Lenders; Presumption by Administrative Agent.  All payments to be made by a Lender to the Administrative Agent shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed (A) time, with respect to Base Rate Loans made on a same day basis and (B) date, with respect to all other Loans, of any Credit Extension that such Lender will not make available to the Administrative Agent such Lender’s share of such Credit Extension, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Credit Extension of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Credit Extension available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  If the Lender does not pay the Administrative Agent such amount, the Borrower agrees to pay the Administrative Agent any such amount made available to the Borrower within five Business Days of notice thereof with interest at a rate equal to the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Credit Extension to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Credit Extension.  Any payment by the Borrower shall be without preju dice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be presumptively correct, absent manifest error.

(c) Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest; provided, however, that if such funds are not returned within one Business Day, such funds shall bear interest at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d) Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Term Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

2.13 Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (x) notify the Administrative Agent of such fact, and (y) purchase (for cash at face value) participations in the Loans or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Notwithstanding anything to the contrary contained in this Section 2.13 or elsewhere in this Agreement, the Borrower may (i) make prepayments of Term Loans at a discount to the par value of such Loans and on a non pro rata basis in accordance with Section 2.17 and (ii) extend the final maturity of Term Loans in connection with an Extension that is permitted under Section 2.19 without being obligated to effect such extensions on a pro rata basis among the Lenders (it being understood that no such extension (x) shall constitute a payment or prepayment of any Term Loans for purposes of this subsection or (y) shall reduce the amount of any scheduled amortization payment due under Section 2.07(a), except that the amount of any scheduled amortization payment due to a Lender of Extended Term Loans may be reduced to the extent provided pursuant to the express terms of the respective Extension Offer) without giving rise to any violation of this Section or any other provision of this Agreement. Furthermore, the Borrower may take all actions contemplated by (A) Section 2.17 in connection with the prepayment of Term Loans at a discount to the par value of such Loans and (B) Section 2.19 in connection with any Extension (including modifying pricing, amortization and repayments or prepayments of Extended Term Loans) and, in each case, such actions taken in accordance with Sections 2.17 and 2.19, as applicable, shall be permitted hereunder, and the differing or non pro rata payments contemplated therein shall be permitted without giving rise to any violation of this subsection or any other provision of this Agreement.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Collateral Documents and Guaranty Agreements.

(a) All Obligations shall be secured in accordance with the Collateral Documents.

(b) All Obligations shall be unconditionally guaranteed by the Guarantors pursuant to one or more Guaranties.

2.15 [Reserved].

2.16 Defaulting Lenders.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the full extent permitted by applicable Law:

(a) Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(b) Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08, shall be applied, subject to any applicable requirements of Law, at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.16(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender (including, without limitation, such Defaulting Lender) irrevocably consents thereto.

(c) Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par such portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages with respect to such Facility, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender's having been a Defaulting Lender.

2.17 Discounted Voluntary Prepayments.

(a) Notwithstanding anything to the contrary in Section 2.05(a) (which shall not be applicable to this Section 2.17), the Borrower shall have the right at any time and from time to time to offer to prepay Term B Loans under the Term B Facility at a discount to the par value of such Term B Loans and on a non pro rata basis (each, a “Discounted Voluntary Prepayment” and a “Discounted Voluntary Prepayment Offer”) pursuant to the procedures described in this Section 2.17; provided, however, that (i) any Discounted Voluntary Prepayment shall be offered to all Term B Lenders with Term B Loans outstanding on a pro rata basis (which such Term B Lenders shall be allowed to offer all or a part of such Term B Lender’s Term B Loans for prepayment), (ii) no Default has occurred and is continuing or would result from such Discounted Voluntary Prepayment, and (iii) the Borrower shall deliver to the Administrative Agent a certificate stating that (A) no Default has occurred and is continuing or would result from such Discounted Voluntary Prepayment, (B) each of the conditions to such Discounted Voluntary Prepayment contained in this Section 2.17 has been satisfied and (C) no more than one Discounted Voluntary Prepayment Offer may be issued and pending at any one time.

(b) The Borrower must terminate any Discounted Voluntary Prepayment Offer if they fail to satisfy one or more of the conditions set forth in this Section 2.17 that are required to be met at the time at which the Term B Loans would have been prepaid pursuant to such Discounted Voluntary Prepayment Offer. If the Borrower commences any Discounted Voluntary Prepayment Offer (and all relevant requirements set forth above that are required to be satisfied at the time of the commencement of such Discounted Voluntary Prepayment Offer have in fact been satisfied), and if at such time of commencement the Borrower reasonably believes that all required conditions set forth above that are required to be satisfied at the time of the consummation of such Discounted Voluntary Prepayment Offer shall be satisfied, then the Borrower shall have no liability to any Term B Lender or any other Person for any termination of such Discounted Voluntary Prepayment Offer as a result of their failure to satisfy one or more of the conditions set forth above that are required to be met at the time that otherwise would have been the time of consummation of such Discounted Voluntary Prepayment Offer, and any such failure shall not result in any Default or Event of Default hereunder.  All Term B Loans prepaid by the Borrower pursuant to this Section 2.17 shall be accompanied by all accrued interest on the par principal amount so prepaid to, but not including, the date of the Discounted Voluntary Prepayment.  All Term B Loan prepayments conducted pursuant to Discounted Voluntary Prepayment Offers shall not constitute voluntary or mandatory prepayments for purposes of Section 2.05 hereof.  The par principal amount of Term B Loans prepaid pursuant to this Section 2.17(b) shall be applied to reduce the final installment payment of the Term B Repayment Amounts.

(c) Each Discounted Voluntary Prepayment Offer shall comply with the Auction Procedures and any such other procedures established by the Administrative Agent in its reasonable discretion and agreed to by the Borrower.

(d) The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article IX and Section 10.04 to the same extent as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Discounted Voluntary Prepayment Offer.

(e) This Section 2.17 shall not (i) require the Borrower to undertake any Discounted Voluntary Prepayment Offer, (ii) require any Lender to accept any Discounted Voluntary Prepayment Offer or (iii) limit or restrict the Borrower from making voluntary prepayments of Term B Loans in accordance with Section 2.05.

(f) Notwithstanding anything in this Agreement, any Loan Document or in Exhibit H to the contrary, in no event may the Borrower use the proceeds of any Incremental Revolving Loans to purchase any Term B Loans under the auction permitted by this Section 2.17 or otherwise.

2.18 Incremental Facility.

(a) Request for Incremental Facility.  Provided (i) there exists no Default or Event of Default both before and after giving effect to any such incurrence of an Incremental Facility, and (ii)  upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request (w) one or more incremental term loan facilities (the “Incremental Term Facilities”) (x) one or more increases in an Incremental Term Facility or the Term B Facility (the “Incremental Term Loan Increases”), (y) one or more revolving credit facilities (the “Incremental Revolving Facilities”) and (z) one or more increases to an Incremental Revolving Facility (the “Incremental Revolving Increases”, and together with the Incremental Term Facilities, Incremental Term Loan Increases and Incremental Revolving Facilities, the “Incremental Facilities”); provided that (A) the aggregate principal amount of Incremental Facilities on any date Indebtedness thereunder is first incurred, together with the aggregate principal amount of any Incremental Equivalent Debt, will not exceed an amount equal to the Permitted Incremental Amount (it being understood that the Borrower may use amounts under clause (a) of the definition thereof prior to amounts under clause (b) of such definition) and (B) any such request for any Incremental Facility shall be in a minimum amount of $25,000,000 or such lesser amount as is available for Incremental Facilities under clause (A).  At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than five Business Days from the date of delivery of such notice to the Lenders or such other time period as agreed to by the Borrower and the Administrative Agent).

(b) Lender Elections.  Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to participate in such Incremental Facility, and, if so, in what amount.  Any Lender not responding within such time period shall be deemed to have declined to participate in such Incremental Facility. No existing Lender shall be required to participate in any such Incremental Facility.

(c) Notification by Administrative Agent; Additional Lenders.  The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested Incremental Facility and subject to the approval of the Administrative Agent, the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) Effective Date of Incremental Increases and Allocations.  In the event of an Incremental Term Loan Increase or an Incremental Revolving Increase in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.  The Borrower shall prepay any Incremental Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Incremental Revolving Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Incremental Revolving Commitments under this Section.  To effectuate an Incremental Revolving Increase or an Incremental Term Loan Increase, the Borrower, the Administrative Agent and each Lender or other approved financial institution agreeing to provide such Incremental Revolving Increase or Incremental Term Loan Increase, as applicable, shall execute an increase agreement (each, an “Increase Agreement”).  Each Incremental Revolving Increase shall be part of, and on the same terms as, any previously established Incremental Revolving Facility and each Incremental Term Loan Increase shall be a part of, and on the same terms as, the Term B Facility or the applicable Incremental Term Facility, as applicable. Notwithstanding Section 10.01, any waiver, consent or other amendment to any term or provision of this Agreement necessary or advisable to effectuate any Incremental Revolving Increase or Incremental Term Loan Increase, as applicable, or any provisions thereof in accordance with the terms of, or the intent of, this Agreement, shall be effective when executed by the Borrower, the Administrative Agent and each Lender or other approved financial institution making such Incremental Facility.

(e) Incremental Loan Amendments.  To effectuate the addition of an Incremental Term Facility or an Incremental Revolving Facility, the Borrower, the Administrative Agent and each Lender or other approved financial institution agreeing to provide Commitments under such Incremental Term Facility or Incremental Revolving Facility, as applicable, shall execute an amendment (each, an “Incremental Loan Amendment”).  Each such Incremental Loan Amendment shall provide that (i) in the case of an Incremental Term Facility, (x) the final maturity date of such Incremental Term Facility shall not be earlier than the Maturity Date and (y) the weighted average life of such Incremental Term Facility shall not be shorter than the weighted average life of the Term B Facility, (ii) in the case of an Incremental Revolving Facility, (x) if one or more Incremental Revolving Facilities then exists, the maturity date of such new Incremental Revolving Facility shall be no earlier than the maturity date of any then existing Incremental Revolving Facility, (y) if the aggregate amount of Commitments under such Incremental Revolving Facility, once established, and any then existing Incremental Revolving Facilities would exceed $75,000,000, the maturity date of such new Incremental Revolving Facility shall be no earlier than the maturity date of the Term B Facility and (z) there shall be no scheduled amortization payments with respect to the Loans under such Incremental Revolving Facility and the Commitments under such Incremental Revolving Facility shall not be subject to any scheduled reductions, (iii) the applicable Incremental Facility shall rank pari passu or junior in right of payment and pari passu or junior with respect to Liens with the Term B Facility, and (iv) the applicable margins for the Incremental Term Loans shall be determined by the Borrower and the Lenders of the Incremental Term Loans; provided that in the event that the “effective” yield for the Incremental Term Loans is more than 50 basis points greater than the “effective” yield for the Term B Facility, then the Applicable Rate for the Term B Facility shall be increased to the extent necessary so that the “effective” yield for the Incremental Term Loans is not more than 50 basis points greater than the “effective” yield for the Term B Facility, provided, further, that in determining the “effective” yield applicable to the Term B Facility and the Incremental Term Loans, (x) any Eurodollar Rate floor applicable to such Term B Facility or Incremental Term Loans and OID or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders of the Term B Facility or the Incremental Term Loans in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity (or, if less, the stated life to maturity at the time of incurrence of the applicable Incremental Term Loans)) and

(y) customary arrangement or commitment fees payable to the Arrangers (or their affiliates) in connection with the Term B Facility or to one or more arrangers (or their affiliates) in connection with the Incremental Term Loans shall be excluded.  Notwithstanding Section 10.01, any waiver, consent or other amendment to any term or provision of this Agreement necessary or advisable to effectuate any Incremental Term Loan or any provisions thereof in accordance with the terms of, or the intent of, this Agreement, shall be effective when executed by the Borrower, the Administrative Agent and each Lender or other approved financial institution making such Incremental Facility.  So long as any financial institution not theretofore a Lender which is providing an Incremental Term Loan shall have become a Lender under this Agreement pursuant to an Incremental Loan Amendment, the Incremental Term Loans being requested by the Borrower shall become effective under this Agreement upon the effectiveness of such Incremental Loan Amendment and the Lender or Lenders providing such Incremental Term Loans shall be deemed to have agreed, severally and not jointly, upon the terms and subject to the conditions of this Agreement, to make an Incremental Term Loan on the effective date of the applicable Incremental Loan Amendment.

(f) Conditions to Effectiveness of Incremental Increase or Incremental Loan Amendment.  As a condition precedent to any such Incremental Facility, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party (as applicable) dated as of the Increase Effective Date or the effective date of the Incremental Loan Amendment, as applicable, signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to participate in such Incremental Facility, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such Incremental Facility, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (except to the extent that any representation and warranty is already qualified by materiality in which case such representation and warranty shall be true and correct in all respects) on and as of the Increase Effective Date or the effective date of the Incremental Loan Amendment, as applicable, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date (except to the extent such representations and warranties as of such earlier date are qualified with respect to materiality, in which case such representations and warranties are true and correct in all respects as of such earlier date), and except that for purposes of this Section 2.18, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01; provided that solely with respect to Incremental Term Loans incurred in connection with a Limited Condition Acquisition, if agreed to by the Lenders providing such Incremental Facility, the foregoing clause (A) shall be limited to customary “specified representations” and those representations of the seller or the target company (as applicable) included in the acquisition agreement related to such Limited Condition Acquisition that are material to the interests of the Lenders and that give the applicable parties the ability to terminate such acquisition agreement; and (B) no Default or Event of Default shall have occurred and be continuing or be caused by the incurrence of such Incremental Facility (provided that solely with respect to Incremental Term Loans incurred in connection with a Limited Condition Acquisition, to the extent the Lenders participating in such tranche of Incremental Term Loans agree, no Default or Event of Default shall exist at the time of the execution of the definitive documentation for such Limited Condition Acquisition and no Default under Section 8.01(a) or Event of Default under Sections 8.01(f) or (g) shall exist at the time such Limited Condition Acquisition is consummated).  Notwithstanding the foregoing, in connection with a Limited Condition Acquisition, conditions precedent related to the absence of Defaults or Events of Default (other than any payment Default under Section 8.01(a) or any Event of Default under Sections 8.01(f) or (g)) may be waived by the Lenders providing such Incremental Facility.

(g) Conflicting Provisions.  This Section 2.18 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.19 Extensions of Term Loans.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Term Loans with a like maturity date on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans with a like maturity date) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans and otherwise modify the terms of such Term Loans pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Term Loans (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s

Term Loans) (each, an “Extension,” and each group of Term Loans, as so extended, as well as the original Term Loans (in each case not so extended), being a “tranche”; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted), so long as the following terms are satisfied: (i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders, (ii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to the immediately succeeding clauses (iii), (iv) and (v), be determined between the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Term Lender that agrees to an extension with respect to such Term Loans extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer until the maturity of such Term Loans unless the Lenders under such tranche of Term Loans subject to such Extension Offer also receive the benefit of any more restrictive terms or conditions (it being understood to the extent that that any covenant is added for the benefit of any Extended Term Loans, no consent shall be required from the Administrative Agent or any Lender to the extent such covenant is also added for the benefit of the existing Term Loans), (iii) the final maturity date of any Extended Term Loans shall be no earlier than the then latest maturity date hereunder and the amortization schedule applicable to Term Loans pursuant to Section 2.07(a) for periods prior to the Maturity Date, as applicable, may not be increased, (iv) the weighted average life of any Extended Term Loans shall be no shorter than the remaining weighted average life of the Term Loans extended thereby, (v) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer, (vi) if the aggregate principal amount of Term Loans (calculated on the face amount thereof), in respect of which Term Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans of such Term Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders have accepted such Extension Offer, (vii) all documentation in respect of such Extension shall be consistent with the foregoing, (viii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower and (ix) the Minimum Tranche Amount shall be satisfied unless waived by the Administrative Agent.

(b) With respect to all Extensions consummated by the Borrower pursuant to this subsection, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 2.05 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that (x) the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term Loans of any or all applicable tranches be tendered and (y) no tranche of Extended Term Loans shall be in an amount of less than $20,000,000 (or, if less, the then aggregate Outstanding Amount of the Term Loans) (the “Minimum Tranche Amount”), unless such Minimum Tranche Amount is waived by the Administrative Agent. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this subsection (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.05, 2.13 and 10.01) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section.

(c) No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans (or a portion thereof).  Each Lender may, but is not obligated to, extend the maturity date of each such Lender’s Term Loans.  All Extended Term Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this subsection.

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least 15 Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this subsection.

2.20 Refinancing Amendment.  At any time after the Closing Date, the Borrower may obtain, from any Lender or any Refinancing Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Loans or Commitments then outstanding under this Agreement (which for purposes of this Section 2.20 will be deemed to include any then outstanding Refinancing Term Loans, Refinancing Term Loan Commitments, Loans and Commitment under Incremental Facilities or Extended Term Loans), in the form of Refinancing Term Loans or Refinancing Term Loan Commitments in each case pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (i) will rank pari passu or junior in right of payment and of security with the other Loans and Commitments hereunder and (ii) will have such pricing, premiums and optional prepayment or redemption terms as may be agreed by the Borrower and the Lenders thereof. Any Refinancing Term Loans or Refinancing Term Loan Commitments, as applicable, may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Refinancing Amendment. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction or waiver on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (a) board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.01 and (b) customary legal opinions reasonably acceptable to the Administrative Agent. Each issuance of Credit Agreement Refinancing Indebtedness incurred under this Section 2.20 shall be in an aggregate principal amount that is not less than $100,000,000. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Refinancing Term Loans and/or Refinancing Term Loan Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.20.

2.21 MIRE Event.  Notwithstanding anything to the contrary herein, the making, increasing, extension or renewal of any Loans pursuant to this Agreement shall be subject to flood insurance due diligence and flood insurance compliance in accordance with Section 6.07 hereto and shall otherwise be reasonably satisfactory to the Administrative Agent.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.  All payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws require the deduction or withholding of any Tax from any such payment by the Administrative Agent, a Loan Party, or any other applicable withholding agent (as determined in the good faith discretion of the applicable withholding agent), then (A) the applicable withholding agent shall withhold or make such deductions as are determined by the applicable withholding agent to be required, (B) the applicable withholding agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Law, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after such withholding or deductions are made (including such withholding or deductions applicable to additional sums payable under this Section 3.01), the applicable Lender (or, in the case of payments made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such withholding or deductions been made.

(b) Payment of Other Taxes by the Loan Parties.  Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay all Other Taxes to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.

(c) Tax Indemnifications.  Each of the Loan Parties shall, and does hereby jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 30 days after its receipt of a reasonably detailed written invoice therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A duly executed certificate, prepared in good faith, as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be presumptively correct absent manifest error.

(d) Evidence of Payments.  Within 30 days after any payment of Taxes by any Loan Party to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably required by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person (including, for the avoidance of doubt, any Person that is a U.S. Person and that is treated for income tax purposes as the owner of the assets of a Lender that is a Disregarded Entity) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two duly executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender (including, for the avoidance of doubt, any Person that is not a U.S. Person and that is treated for income tax purposes as the owner of the assets of a Lender that is a Disregarded Entity) shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two duly executed originals of whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, IRS Form W-8BEN or W-8BEN-E;

(II) IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no interest payments under any Loan Documents are effectively connected with such Foreign Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) IRS Form W-8BEN or W-8BEN-E; or

(IV) to the extent a Foreign Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies (or, if required by applicable Law, originals) of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative

Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any documentation it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

(iv) Notwithstanding anything to the contrary in this Section 3.01(e), a Lender shall not be required to deliver any documentation pursuant to this Section 3.01(e) that such Lender is not legally eligible to deliver. Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender pursuant to this Section 3.01(e).

(f) Treatment of Certain Refunds.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the applicable Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Loan Party, upon the request of such Recipient, shall repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the applicable Loan Party pursuant to this subsection the payment of which would place such Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g) Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(h) Administrative Agent. On or before the date the Administrative Agent becomes a party to this Agreement, the Administrative Agent shall provide to the Borrower two duly executed originals of the documentation prescribed in clause (i) or (ii) below, as applicable (together with all required attachments thereto): (i) IRS Form W-9, or (ii) (A) with respect to payments received for its own account, IRS Form W-8ECI, and (B) with respect to payments received on account of any Lender, a U.S. branch withholding certificate on IRS Form W-8IMY evidencing its agreement to be treated as a US Person for U.S. federal withholding purposes. If any documentation the Administrative Agent previously delivered pursuant to this Section 3.01(h) expires or becomes obsolete or inaccurate in any respect, the Administrative Agent shall update such documentation or promptly notify the Borrower in writing of its legal ineligibility to do so. Notwithstanding anything to the contrary in this Section 3.01(h), the Administrative Agent shall not be required to provide any documentation that the Administrative Agent is not legally eligible to deliver as a result of a Change in Law after the Closing Date.

3.02 Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obliga tions hereunder or make, maintain or fund or charge interest with respect to any Credit Extension or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist, which it shall do promptly.  Upon receipt of such notice, (x) the Borrower shall, within 30 days of receipt of a reasonably detailed written invoice therefor from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates.  Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error) that:

(a) adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(b) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or

(c) new syndicated loans have started to adopt a new benchmark interest rate,

then this Agreement may be amended to replace LIBOR with an alternate rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) by the Administrative Agent and the Borrower with the consent of the Required Lenders (which shall be deemed to be granted if the Administrative Agent posts a copy of such proposed amendment to Lenders and does not receive, within five Business Days thereafter, written notice from Lenders comprising the Required Lenders stating that such Required Lenders object to such amendment).

Any rate adopted as provided above is referred to as the “LIBOR Successor Rate”.  Any such amendment pursuant to this Section 3.03 shall include such conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate to reflect the adoption of the LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice, provided that to the extent that the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, the Administrative Agent shall administer such LIBOR Successor Rate in a manner determined by the Administrative Agent in consultation with the Borrower.  If no LIBOR Successor Rate has been determined, the circumstances under clause (a) above exist or the Scheduled Unavailability Date has occurred (as applicable), the determination of Base Rate as defined herein shall apply, without regard to clause (c) of the definition thereof.  Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally.  If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) in respect of its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other material condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest rate on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be presumptively correct absent manifest error.  The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be presumptively correct absent manifest error), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 Business Days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 Business Days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 Business Days from receipt of such notice.

3.05 Compensation for Losses.  Within 30 days of receipt of a reasonably detailed written invoice therefor, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss (but not lost profits), cost or expense actually incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower, other than pursuant to Section 3.03 (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any actual loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office.  Each Lender may make any Credit Extension to the Borrower through any Lending Office, provided the exercise of this option shall not affect the obligation of the Borrower to repay the Credit Extension in accordance with the terms of this Agreement.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender such designation or assignment (i) would eliminate or, if not eliminate, reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders.  If (i) any Lender requests compensation under Section 3.04, (ii) any Lender is unable to fund under Section 3.02 (if such illegality or condition is not generally applicable to the Lenders) or (iii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a) such that the circumstances described in the foregoing clauses (i), (ii) and (iii) are not applicable, the Borrower may replace such Lender in accordance with Section 10.13.

3.07 Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Commitments, repayment of all Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension.  The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction or waiver of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party on behalf of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and the Arrangers:

(i) executed counterparts of this Agreement and the Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) Notes executed by the Borrower in favor of each Lender requesting Notes, evidencing the Term B Loans;

(iii) a Security Agreement in form and substance reasonably satisfactory to the Administrative Agent, duly executed by each Loan Party, granting to the Administrative Agent, for the benefit of the Secured Parties, a first priority security interest (subject to Permitted Liens) in all of the Collateral (other than the Excluded Collateral); and the Loan Parties shall have delivered to the Administrative Agent all UCC-1s in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement; Intellectual Property Security Agreements and other filings with the United States Patent and Trademark Office and United States Copyright Office and such other documents as may be necessary or appropriate or, in the opinion of the Administrative Agent, desirable to perfect the Liens created, or purported to be created, by the Collateral Documents;

(iv) a first priority security interest (subject to Permitted Liens) in all of the Equity Interests of each Guarantor owned by such Person; the Borrower and each such Guarantor shall have delivered to the Administrative Agent, or substantially concurrently with the Closing Date, will deliver to the Administrative Agent, all certificates, if any, evidencing such Equity Interests, all UCC-1s and all powers, duly endorsed in blank, with respect thereto; the Borrower and each such Guarantor shall have taken all actions as may be required by the Administrative Agent to effect the grant and first priority perfection of the Administrative Agent’s security interest in such Equity Interests;

(v) all certificates, agreements or instruments representing or evidencing Securities Collateral (as defined in the Security Agreement), accompanied by instruments of transfer undated and endorsed in blank shall have been delivered to the Administrative Agent or substantially concurrently with the Closing Date, will be delivered to the Administrative Agent;

(vi) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(vii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed and validly existing in good standing;

(viii) a favorable opinion of (i) Gibson, Dunn & Crutcher LLP, counsel to the Loan Parties, and (ii) Thompson Hine LLP, FCC counsel to the Loan Parties, each addressed to the Administrative Agent and each Lender, and each in form and substance reasonably satisfactory to the Administrative Agent;

(ix) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all material consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(x) a certificate of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since December 31, 2016 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(xi) evidence that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated, all amounts outstanding thereunder have been, or concurrently with the Closing Date are being paid and all guarantees and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released;

(xii) a Perfection Certificate, dated the Closing Date and executed by a Responsible Officer of each Loan Party, together with all attachments contemplated thereby;

(xiii) certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, each of a recent date listing all effective financing statements, lien notices or comparable documents in such jurisdictions requested by the Administrative Agent; and

(xiv) insurance certificates and endorsements with respect to each insurance policy required by Section 6.07 which shall name the Administrative Agent, on behalf of the Secured Parties, as lender loss payee, mortgage and/or additional insured, as applicable, in form and substance satisfactory to the Administrative Agent.

(b) Any fees required to be paid on or before the Closing Date shall have been paid.

(c) Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of Cahill Gordon & Reindel llp, counsel to the Administrative Agent, (directly to such counsel if requested by the Administrative Agent) to the extent invoiced one Business Day prior to the Closing Date (provided that such invoice shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d) So long as requested at least 10 days prior to the Closing Date, the Borrower shall have delivered to the Administrative Agent all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the PATRIOT Act, at least three Business Days prior to the Closing Date.

(e) There shall not have occurred a Material Adverse Effect since December 31, 2016.

(f) There shall not be any action, suit, investigation or proceeding pending or, to the actual knowledge of a member of the executive management of Borrower or any of its Restricted Subsidiaries,

threatened, in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

(g) The Administrative Agent shall have received a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto).

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions.  The obligation of each Lender to honor any Loan Notice (other than (x) a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans and (y) a Credit Extension of Incremental Term Loans in connection with a Limited Condition Acquisition) is subject to the satisfaction of each of the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except to the extent that any representation and warranty is already qualified by materiality in which case such representation and warranty shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (except to the extent that any representation and warranty as of such earlier date is already qualified by materiality in which case such representation and warranty shall be true and correct in all respects as of such earlier date), and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent financial statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

Each Loan Notice (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power; Compliance with Laws.  Each Loan Party and each Restricted Subsidiary thereof (a) is (to the extent a relevant concept exists in such jurisdiction) duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (a) (solely with respect to any Restricted Subsidiary that is not a Loan Party), (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under any Material Contractual Obligation or Material Operating Agreement, (c) conflict with or result in any breach or contravention of, any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (d) except as would not reasonably be expected to have a Material Adverse Effect, violate any Law.  On the Closing Date, each Loan Party and each Subsidiary thereof is in compliance with all Material Contractual Obligations and Material Operating Agreements, except as would not reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with any Governmental Authority or any other Person is necessary or required in connection with the (a) execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except routine filings with the SEC (e.g., a Form 8-K), filings of UCC-1 financing statements and any required continuations thereof, and any notices required in connection with the exercise of remedies by the Administrative Agent.

5.04 Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except to the extent that the enforceability hereof and thereof may be limited by bankruptcy, insolvency or like laws affecting creditors rights generally and by the application of general equitable principles (whether such enforcement is sought by proceedings in equity or law).

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness to the extent required by GAAP to be shown therein.

(b) The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated September 30, 2017, and the related consolidated statements of income or operations and cash flows for the fiscal quarter-ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the lack of footnote disclosure, the use of GAAP for interim financial statements and to normal year-end audit adjustments.  The Borrower and its Subsidiaries have no material Indebtedness, of the Borrower and its consolidated Subsidiaries as of the date of such financial statements that is not included on such financial statements or permitted under Section 7.03.

(c) Since December 31, 2016, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation.  Except for regulatory issues affecting the industry as a whole, there is no action, suit, complaint, proceeding, inquiry or investigation at law or in equity, or by or before any court or governmental instrumentality or agency, nor any order (including, any order to show cause or order of forfeiture), decree or judgment in effect, pending or, to the best of the Borrower’s knowledge, threatened against or affecting any Loan Party which could reasonably be expected to have a Material Adverse Effect.

5.07 No Default.  No Default or Event of Default exists or would result from the incurring of any Obligations by any Loan Party or the grant or perfection of the Collateral Agent’s Liens on the Collateral or the consummation of the transactions contemplated by this Agreement and the other Loan Documents. No Loan Party and no Subsidiary of any Loan Party is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

5.08 Ownership of Property; Liens.  Each of the Borrower and each Restricted Subsidiary has marketable title to, or valid leasehold interests in all property necessary or used in the ordinary conduct of its business, except for such defects in title as could not reasonably be expected to have a Material Adverse Effect.  The property of the Borrower and its Restricted Subsidiaries is subject to no Liens, except Permitted Liens.  All Material Real Property owned in fee by the Loan Parties as of the Closing Date is set forth on Schedule 5.08.  No Mortgage encumbers improved real property that is located in an area that has been identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws unless flood insurance available under such Flood Insurance Laws has been obtained in accordance with Section 6.07.

5.09 Environmental Compliance.  The Borrower and its Subsidiaries have obtained all material permits, licenses and other authorizations which are required under Environmental Laws and are in compliance with such Environmental Laws and are not subject to any Environmental Liability, except for such failures to obtain, such non-compliance and such liabilities as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10 Insurance.  The properties of the Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance), with such deductibles and covering such risks as comply with Section 6.07.

5.11 Taxes.  The Borrower and each of its Restricted Subsidiaries have filed (or caused to be filed) all material Tax returns and reports required to be filed, and have paid all material Taxes, assessments, fees and other governmental charges owing by them (including in their capacity as a withholding agent), except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  On the Closing Date, there is no current, pending or proposed Tax deficiency, assessment or other claim against the Borrower or any Restricted Subsidiary that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5.12 ERISA Compliance.

(a) Except as could not reasonably be expected to have a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws, (ii) each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from, or may rely on a favorable opinion letter issued by, the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification and (iii) the Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no non-exempt prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Except as could not reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) the Borrower and each ERISA Affiliate have met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained in respect of any Pension Plan; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.  No Pension Plan is in the process of being terminated or has been terminated for which the liabilities in connection therewith could reasonably be expected to have a Material Adverse Effect, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d) The Borrower represents and warrants as of the Closing Date that the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments.

5.13 Subsidiaries; Equity Interests.  As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in the Restricted Subsidiaries have been validly issued, are (in the case of U.S. corporations) fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens other than Permitted Liens.  As of the Closing Date, the Borrower has no equity Investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.  As of the Closing Date, there are no Unrestricted Subsidiaries.

5.14 Use of Proceeds; Margin Regulations; Investment Company Act.

(a) The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 6.11, and are intended to be and shall be used in compliance with Section 7.11.

(b) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  Following the application of the proceeds of each Credit Extension, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) will be margin stock.  None of the proceeds of any Credit Extension will be used by the Loan Parties to buy or hold margin stock.

(c) Neither the Borrower nor any Person Controlling the Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure.  No report, financial statement, certificate or other written information furnished by any Loan Party to the Administrative Agent or any Lender in connection with the syndication of this transaction, negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time in light of the circumstances when made, it being recognized that projections are not to be viewed as facts or as guarantees of performance or achievement of any particular results and that actual results during the period or periods covered by the projections may differ significantly and materially from the projected results, and no assurance can be given that the projected results will be realized.

5.16 Compliance with Laws.  Each of the Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Each of the Borrower and each License Subsidiary is in compliance with the rules and regulations of the FCC relating to the operation of television and radio stations, except to the extent that any failure to file or failure to comply could not reasonably be expected to have a Material Adverse Effect.

5.17 [Reserved].

5.18 [Reserved].

5.19 Solvent.  The Borrower and its Subsidiaries are, on a GAAP consolidated basis, Solvent.

5.20 Collateral Documents.

(a) The Security Agreements are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 6 to the Perfection Certificate and (ii) upon the taking of possession or control by the Administrative Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by each Security Agreements), the Liens created by the Security Agreements shall constitute perfected Liens on, and security interests in, all right, title and interest of the grantors in the Collateral to the extent such security interests can be perfected by filing a financing statement or making such other filings specified on Schedule 2] to the Perfection Certificate or by such taking of possession or control, in each case subject to no Liens other than Permitted Liens.

(b) As of the Closing Date, neither the Borrower nor any Restricted Subsidiary has any interest in any tangible negotiable instruments, instruments (other than Equity Interests and promissory notes) or tangible chattel paper that aggregate in value $200,000 or more.

5.21 Intellectual Property; Licenses, Etc.  Each of the Borrower and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are used in or otherwise necessary for the operation of their respective businesses, without conflict with the rights of any other Person, which either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  The operation of the Borrower and its Subsidiaries’ respective businesses, including any slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any of its Subsidiaries, does not infringe upon or violate any rights held by any other Person which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.22 Patriot Act.  To the extent applicable, each of the Borrower and its Restricted Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Act.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.23 OFAC.  Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by, any individual or entity that is (i) currently the subject or target of any Sanctions, or (ii) to the extent applicable, included on OFAC’s List of Specially Designated nationals, or HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List or (iii) located, organized or resident in a

Designated Jurisdiction except to the extent licensed or otherwise approved or not prohibited by the applicable authority imposing such Sanctions.

5.24 Anti-Corruption Laws.  The Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and the U.S. Currency and Foreign Transactions Reporting Act of 1977, as amended by the Act, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.25 EEA Financial Institution.  No Loan Party is an EEA Financial Institution.

5.26 [Reserved].

5.27 FCC Rules and Regulations.

(a) To their best knowledge, and after giving effect to any Permitted Acquisition, the operation of the businesses of the Borrower and its License Subsidiaries has complied or will comply, as the case may be, in all material respects with the Communications Act of 1934, as amended, and the rules, orders, regulations and other applicable requirements of the FCC (including without limitation the FCC’s rules, regulations and policies relating to the operation of transmitting and studio equipment) (collectively, the “Communications Laws”).

(b) The Station Licenses are all of the licenses, permits, permissions and other authorizations used or necessary to operate the radio and television stations operating in the United States as such stations are currently operated by the Borrower and its License Subsidiaries, and all Station Licenses have been validly issued in the name of the Borrower or one of its License Subsidiaries or, in the case of those Station License(s) being acquired in any Permitted Acquisition, an application will be made to the FCC for all necessary consents to the assignment of such Station License(s) to be made in the name of the Borrower or one of its License Subsidiaries. Except as described on Schedule 5.27(b), the Station Licenses that have been issued are in full force and effect, are valid for the balance of the current license term (including any permitted extensions thereof), are unimpaired by any material act or omissions of the Borrower, its License Subsidiaries or any of their employees, agents, officers, directors, members or stockholders, and are free and clear of any material restrictions that might limit the full operation of the radio and television stations operated by the Borrower and its License Subsidiaries, and have been so unimpaired for the current license term. Except as described on Schedule 5.27(b), to the best of the Borrower’s knowledge, there are no applications, proceedings or complaints pending or threatened that may have a Material Adverse Effect on the business or operation of such radio and television stations (other than proceedings that apply to the radio and television broadcast industry generally). The Borrower is not aware of any reason why those of the Station Licenses subject to expiration might not be renewed in the ordinary course or of any reason why any of the Station Licenses might be revoked. No renewal of any Station License would constitute a major federal action having a significant effect on the human environment under Sections 1.1305 or 1.1307(b) of the FCC’s rules. All information contained in any pending applications for modification, extension or renewal of the Station Licenses or other applications filed with the FCC by the Borrower or any of its License Subsidiaries is true, complete and accurate in all material respects.

(c) The Borrower and its License Subsidiaries are in material compliance with the FCC’s requirements for construction of digital television facilities for each of the full-service and Class A television stations owned and operated by Borrower and its Subsidiaries.

(d) Borrower and its License Subsidiaries have timely elected must-carry or retransmission consent for carriage of the full-service television stations operating in the United States which are owned and operated by Borrower and its License Subsidiaries on multichannel video distributors, as that  term is defined in the Communications Laws (“MVPDs”) during the election cycle ending on December 31, 2017, and such television stations are carried by such MVPDs in accordance with such elections except where the failure to do so would not have a Material Adverse Effect, or where Borrower has entered into an agreement with an MVPD to secure other carriage rights which Borrower has determined are commercially reasonable.

(e) Except as described in Schedule 5.27(e), effective as of the Closing Date, no MVPD, in connection with a Borrower or License Subsidiary full-service television station operating in the United States has (i) asserted, or maintains an assertion, to the Borrower and its Subsidiaries any signal quality, copyright indemnity or other requirement of the Communications Laws that would prevent carriage of any full-service television station, (ii) declined or threatened to decline such carriage or failed to respond to a request for carriage or sought any form of relief from carriage from the FCC, or (iii) sought or obtained a modification to the geographic area in which any full-service television station is eligible for must-carry or retransmission consent rights under the Cable Act, except where any of the above arose from a retransmission consent agreement involving such full-service television station or would not have a Material Adverse Effect.

(f) To the best knowledge of the Borrower and its Subsidiaries, each television station identified to Administrative Agent on the Closing Date as broadcasting under an authorization from the government of the United Mexican States (“Mexico”), is owned by an entity, organized under the laws of Mexico, in which the Borrower or its Subsidiaries holds a minority, limited voting interest (neutral interest) (“License Entity”). To the best knowledge of the Borrower and its Subsidiaries, the License Entity, to which the Borrower or its Subsidiaries, as the case may be, provides programming and related services, is owned and programmed by the Borrower or its Subsidiaries and the License Entity in material compliance with all applicable laws and regulations of the Mexican governmental authorities and any applicable treaties between Mexico and the United States. To the best knowledge of the Borrower and its Subsidiaries, the material authorizations (concessions) of the Mexican government required in connection with the stations’ broadcast operations are held by the majority owner of the stations’ authorizations (concessions) and such authorizations are in full force and effect.

5.28 Labor Matters. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (a) there are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened and (b) the hours worked by and payments made to employees of the Borrower or any of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters.

ARTICLE VI.
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Restricted Subsidiary to:

6.01 Financial Statements.  Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:

(a) within 90 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2017, a consolidated balance sheet of the Borrower (including the accounts of the its Subsidiaries) as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by (i) a report and opinion of Grant Thornton LLP. or any other nationally recognized independent accounting firms or another independent certified public accountant of nationally recognized standing or otherwise reasonably acceptable to the Administrative Agent, which report and opinion (as to the financial statements) shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any qualification as to scope of audit or going concern (other than such a qualification that is solely with respect to, or resulting solely from, the upcoming maturity date of any of the Loans hereunder being scheduled to occur within twelve months from the time such report is delivered) and (ii) a copy of management’s discussion and analysis with respect to such financial statements; and

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, commencing with the fiscal quarter ending March 31, 2018, (x) the following financial statements as of the end of such fiscal quarter: (i) a condensed consolidated balance sheet as of the fiscal quarter then ended with a comparison to the balance sheet as of the most recently ended fiscal year; (ii) condensed consolidated statements of income or operations for the most recently ended quarterly period for such fiscal year and for the portion of the fiscal year then ended, in comparative form; and (iii) condensed consolidated statements of cash flows for the portion of the fiscal year then ended, in comparative form; and (y) a copy of management’s discussion and analysis with respect to such financial statements.  The condensed consolidated interim unaudited financial statements shall be prepared in accordance with GAAP for interim financial information and shall be accompanied by the certifications required by the rules and regulations of the SEC.

Notwithstanding the foregoing, (i) in the event that the Borrower timely files an Annual Report on Form 10-K for such fiscal year with the SEC that is made publicly available through EDGAR that meets all the requirements set forth in Section 6.01(a) preceding other than the delivery requirement to the Administrative Agent, such filing shall be deemed to have satisfied such delivery requirement of Section 6.01(a); (ii) in the event that the Borrower timely files a Quarterly Report on Form 10-Q for such fiscal quarter with the SEC that is made publicly available through EDGAR that meets all the requirements set forth in Section 6.01(b) preceding other than the delivery requirement to the Administrative Agent, such filing shall be deemed to have satisfied such delivery requirement of Section 6.01(b); and (iii) so long as the Borrower has made filings that satisfy subsections (i) and (ii) preceding, the Borrower shall not have to satisfy the requirement that such information be in form and detail satisfactory to the Administrative Agent and the Required Lenders.

6.02 Certificates; Other Information.  Deliver to the Administrative Agent:

(a) (x) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, (i) certifying among other things, the Available Amount, to the extent used during such period, and (ii) including a list that identifies each Immaterial Subsidiary as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Closing Date or the date of the last such list and (y) concurrently with the delivery of the financial statements referred to Section 6.01(a), a duly completed Perfection Certificate Supplement signed by a Responsible Officer of the Borrower;

(b) promptly after any request by the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Restricted Subsidiary, or any audit of any of them;

(c) promptly after the same are available, notice of copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto.  Notwithstanding the foregoing, in the event that the Borrower timely files such filings in accordance with the requirements of the SEC and such filings are made publicly available through EDGAR, the Borrower shall have no delivery requirement under this Section 6.02(c);

(d) promptly after the furnishing thereof, copies of any notice of default or breach under any material debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement with an outstanding principal amount in excess of $10,000,000;

(e) as soon as practicable, and in any event within ten (10) days after the last of the issuance, filing or receipt thereof, the Borrower shall furnish (i) any order or notice of the FCC, any Governmental Authority or a court of competent jurisdiction which designates any Station License, or any application for renewal of license therefor, for a hearing or which refuses renewal or extension of, or revokes or suspends the authority of Borrower or any of its FCC Subsidiaries to operate a full-service radio or full-service television Station or the authority to broadcast of any full-service radio or full-service television station for which the Borrower or any License Subsidiary provides services under a Local Marketing,  Time Brokerage, or Joint Sales Agreement, (ii) any Notice of Violation, Notice of Apparent Liability for Forfeiture or Order to Show Cause related to a violation of the Communications Laws, issued by the FCC or other Governmental Authority or any material complaint filed with the FCC or other Governmental Authority which Borrower or a License Subsidiary is notified about by the FCC or the other Governmental Authority, in each case with respect to Borrower or any of its License Subsidiaries, and (iii) a copy of any notice or application by the Borrower or any of its License Subsidiaries requesting authority to cease broadcasting for a period of more than thirty (30) days, except as a result of a Force Majeure Effect, on any full-service radio or full-service television Station; and

(f) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request; and

(g) as soon as practicable, and in any event within 30 days of its due date for filing with the FCC, a duplicate copy of each biennial FCC Form 323 (or any comparable form which may be substituted therefor by the FCC) filed with the FCC with respect to each Station owned by Borrower or any of its Subsidiaries.

Unless made publicly available as set forth in Section 6.01, documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and, if requested by the Administrative Agent, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower, and each Lender shall be solely responsible for maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or at the direction of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or another substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or any of its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”  Notwithstanding anything in this paragraph, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.03 Notices.  Promptly notify the Administrative Agent:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or is reasonably expected to result in a Material Adverse Effect,

(c) of (i) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority that could reasonably be expected to result in a Material

Adverse Effect; (ii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws, that could reasonably be expected to result in a Material Adverse Effect; (iii) any material admonition, censure or adverse citation or order by the FCC or any other Governmental Authority or regulatory agency that could reasonably be expected to result in a Material Adverse Effect; or (iv) any competing application, petition to deny or other opposition to any license renewal application filed by the Borrower or any of its License Subsidiaries with the FCC that would reasonably be expected to result in a Material Adverse Effect, it being understood that, no notice will be required in connection with any litigation, proceeding or filing instituted, requested or made by a nuisance filer or its affiliates, agents and representatives; and

(d) of the occurrence of any ERISA Event that could reasonably be expected to result in a Material Adverse Effect,

Each notice pursuant to this Section shall be accompanied by a statement of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe each material provision of this Agreement and the Loan Documents that may be materially implicated by the occurrence referred to therein (if any) to the knowledge of the Responsible Officers of the Borrower.

6.04 Payment of Certain Obligations.  Pay and discharge or otherwise satisfy before they become delinquent all material Tax liabilities, assessments and governmental charges (other than Indebtedness) or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.

6.05 Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect each Loan Party and each other Significant Subsidiary’s legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) preserve, renew and maintain in full force and effect each Loan Party and each other Significant Subsidiary’s good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05 or if the failure to preserve, review and maintain such good standing could not reasonably be expected to have a Material Adverse Effect; and (c) preserve, maintain or renew all of its IP Rights, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof, except in each case of (a) and (b) preceding where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance.

(a) Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to their properties against loss or damage of the kinds and in the amounts consistent with prudent business practice, and carry such other insurance as is consistent with prudent business practice (it being understood that self-insurance shall be permitted to the extent consistent with prudent business practice). All such insurance shall name the Administrative Agent as additional insured on behalf of the Secured Parties (in the case of liability insurance) or lender loss payee (in the case of property insurance), as applicable.

(b) If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, (x) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (y) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent and the Lenders. The Administrative Agent has adopted internal policies and procedures that address requirements placed on federally regulated Lenders under the Flood Insurance Laws. The Administrative

Agent will post on the applicable electronic platform (or otherwise distribute to each lender in the syndicate) documents that it receives in connection with the Flood Insurance Laws. However, the Administrative Agent reminds each Lender and Participant that, pursuant to the Flood Insurance Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

6.08 Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records.  (a)  Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower (including the accounts of the Subsidiaries); and (b) maintain such books of record and account in conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower (including the accounts of the Subsidiaries), in each case of the preceding clauses (a) and (b), except to the extent that noncompliance therewith could reasonably be expected to have Material Adverse Effect.

6.10 Inspection Rights; Lender Calls.  Permit representatives and independent contractors of the Administrative Agent and each Lender at such parties’ own expense (coordinated through the Administrative Agent) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at reasonable times during normal business hours, upon reasonable advance notice to the Borrower; provided, however, notwithstanding the foregoing, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.  The Borrower will participate in a conference call with the Administrative Agent and the Lenders once during each fiscal quarter (no later than five Business Days after the date on which the financial statements have been delivered in accordance with Section 6.01 after the end of each such fiscal quarter) at such time as may be agreed to by the Borrower and the Administrative Agent; provided that the Borrower shall be deemed to have satisfied the obligation to participate in such a conference call for any period with respect to which any public investor call is held by the Borrower.

6.11 Use of Proceeds.  Use the proceeds of the Loans to (i) repay existing indebtedness under the Existing Credit Agreement and (ii) to pay fees and expenses related to the transactions contemplated hereby, and (iii) for other general corporate purposes not in contravention of any Law or of any Loan Document.

6.12 Additional Guarantors and Covenant to Give Security.  With respect to any Person that is or becomes a Domestic Subsidiary (other than an Excluded Subsidiary) after the Closing Date or ceases to be an Excluded Subsidiary, notify the Administrative Agent promptly after any Person becomes a Domestic Subsidiary (other than an Excluded Subsidiary) or ceases to be an Excluded Subsidiary, and promptly thereafter (and in any event within 30 days (or, with respect to clause (c) hereof, within 90 days) after (i) the date such Person becomes a Domestic Subsidiary or (ii) the date the Borrower delivers to the Administrative Agent financial statements by which it is determined that such Person ceased to be an Excluded Subsidiary (or such later date as the Administrative Agent may agree)), cause such Person that is not an Excluded Subsidiary to (a) become a Guarantor by executing and delivering to the Administrative Agent a supplement or joinder to the Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose, (b) execute and deliver to the Administrative Agent a Perfection Certificate with respect to such Domestic Subsidiary and a Security Agreement Supplement or such other document (including as described in clause (iii) of Section 4.01(a)), and take such actions (other than any Excluded Perfection Action), as the Administrative Agent shall reasonably deem appropriate for such Person to grant a first and prior perfected Lien (subject only to Permitted Liens) in all assets (other than Excluded Collateral) of such Person to the Administrative Agent for the benefit of the Secured Parties, (c) to the extent that such Person owns Material Real Property, deliver to the Administrative Agent the items required by Section 6.14(e) on such Material Real Property, and (d) deliver to the Administrative Agent documents of the types referred to in clauses (iv) and (vi) of Sec tion 4.01(a) and, if requested by the Administrative Agent favorable opinions of counsel to such Person reasonably satisfactory to the Administrative Agent.

6.13 [Reserved].

6.14 Collateral.

(a) The Borrower shall, and shall cause each Domestic Subsidiary (other than an Excluded Subsidiary) to, guarantee the Obligations as set forth in Section 6.12(a).

(b) [Reserved].

(c) The Borrower shall and shall cause each Domestic Subsidiary (other than any Excluded Subsidiaries) to (i) grant to the Administrative Agent for the benefit of the Secured Parties a Lien on all assets (other than Excluded Collateral), of all Loan Parties which shall be perfected (to the extent required by the Loan Documents) on all Collateral and  (ii) take such action (other than any Excluded Perfection Action) as is necessary from time to time to cause all Liens in the Collateral granted to the Administrative Agent for the benefit of the Secured Parties to be first priority Liens subject to Permitted Liens.  For the avoidance of doubt, all Equity Interests owned by the Borrower of any Loan Party (other than Excluded Collateral) will be fully pledged as Collateral.

(d) The Borrower shall and shall cause each Restricted Subsidiary (other than an Excluded Subsidiary) to do all things necessary or reasonably requested by the Administrative Agent to preserve and perfect the Liens of the Administrative Agent for the benefit of the Secured Parties, arising pursuant hereto and pursuant to the Security Agreements and the other Collateral Documents as first priority Liens, subject to Permitted Liens, and to insure that the Administrative Agent, for the benefit of the Secured Parties, has a perfected first priority Lien, subject to Permitted Liens, on all of the Collateral of the Loan Parties; provided that no Restricted Subsidiary shall be required to take any Excluded Perfection Action.

(e) The Borrower shall and shall cause each Loan Party to, within ninety (90) days of the acquisition of Material Real Property (or such longer period as may be reasonably acceptable to the Administrative Agent), deliver to the Administrative Agent the following:

(i) Mortgages; Fixture Filings. A Mortgage encumbering each such Material Real Property in favor of the Administrative Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that is the owner of any interest in such Material Real Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Material Real Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable requirements of law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent;

(ii) Consents and Approvals. With respect to each such Material Real Property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as shall reasonably be deemed necessary by the Administrative Agent in order for the owner of the fee interest constituting such Material Real Property to grant the Lien contemplated by the Mortgage with respect to such Material Real Property;

(iii) Title Insurance Policies. With respect to each Mortgage, a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid first mortgage Lien on the Material Real Property and fixtures described therein in the amount not less than the fair market value of such Material Real Property and fixtures, which fair market value is reasonably determined in good faith by the Borrower, which policy (or such marked-up commitment) (each, a “Title Policy”) shall (i) be issued by the Title Company, (ii) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably ac ceptable to the Administrative Agent, (iii) contain a “tie-in” or “cluster” endorsement, if available under applicable law, (iv) have been supplemented by such endorsements as shall be reasonably requested by the Administrative Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot and so-called comprehensive coverage over covenants and restrictions), and (v) contain no exceptions to title other than exceptions acceptable to the Administrative Agent;

(iv) Affidavits and Other Information. With respect to each Material Real Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policies and endorsements contemplated above;

(v) Payment of Title Fees and Premiums. Evidence reasonably acceptable to the Administrative Agent of payment by Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies contemplated above;

(vi) Opinions. If requested by the Administrative Agent, favorable written opinions, addressed to the Administrative Agent and the Secured Parties, of local counsel to the Loan Parties in each jurisdiction (i) where such Material Real Property is located and (ii) where the applicable Loan Party granting the Mortgage on said Material Real Property is organized, regarding the due execution and delivery and enforceability of each such Mortgage, the corporate formation, existence and good standing of the applicable Loan Party, and such other matters as may be reasonably requested by the Administrative Agent, each in form and substance reasonably satisfactory to the Administrative Agent;

(vii) Surveys. Surveys with respect to each such Material Real Property provided, however, that a Survey shall not be required to the extent that (i) an existing survey together with an “affidavit of no change” satisfactory to the Title Company is delivered to the Administrative Agent and the Title Company and (ii) the Title Company removes the standard survey exception and provides reasonable and customary survey related endorsements and other coverages in the applicable title insurance policy;

(viii) Flood Insurance Documentation. A completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each such Material Real Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each applicable Loan Party relating thereto) together with a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required by Section 6.07 (including without limitation, flood insurance policies) and the applicable provisions of the Collateral Documents, each of which (i) shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (ii) shall name the Administrative Agent, on behalf of the Secured Parties, as additional insured, (iii) in the case of flood insurance, shall (x) identify the address of each property located in a special flood hazard area, (y) indicate the applicable flood zone designation, the flood insurance coverage and the deductible relating thereto and (z) provide that the insurer will give the Administrative Agent 45 days written notice of cancellation or non-renewal and (iv) shall be otherwise in form and substance satisfactory to the Administrative Agent;

provided, however, that the Borrower or relevant Loan Party shall not be required to execute and deliver any Mortgage on any such Material Real Property until (x) at least 45 days from the date the Borrower provided the Administrative Agent and the Lenders with prior written notice of such acquisition of such Material Real Property and (y) the Borrower has received confirmation from the Administrative Agent that flood insurance due diligence and flood insurance compliance as required by Section 6.07 hereto has been completed. The Borrower or relevant Loan Party shall be required to provide the Administrative Agent and the Lenders with prior written notice of the acquisition of Material Real Property at least 45 days prior to acquiring such Material Real Property.

Notwithstanding anything to the contrary herein, if and for so long as the Administrative Agent and the Borrower reasonably determine that the cost of a filing or other action to perfect a security interest in a particular asset outweigh the benefit to the Lenders of the security afforded thereby such filing or action shall not be required to be taken or made by the applicable Loan Party.

6.15 Further Assurances.  Promptly upon request by the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably require from time to time (other than any Excluded Perfection Action) in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be created by any of the Collateral Documents to the extent agreed herein or therein to be Collateral, (iii) perfect and maintain the validity, effectiveness and priority of any of the security interests, Loan Documents and any of the Liens intended to be created thereunder, and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Administrative Agent on behalf of the Secured Parties the rights granted or now or hereafter intended to be granted to the Administrative Agent for the benefit of the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Restricted Subsidiaries is or is to be a party, and cause each of its Restricted Subsidiaries to do so. If requested by the Administrative Agent or any Lender, the Borrower will, and will cause each other Loan Party to cooperate with and provide any information necessary for the Administrative Agent or such Lender, as the case may be, to conduct its flood due diligence and flood insurance compliance.

6.16 [Reserved].

6.17 Ratings.  Use commercially reasonable efforts to obtain and maintain a corporate family and/or corporate credit rating (but not any particular rating), as applicable, and ratings in respect of the Facilities, in each case from each of S&P and Moody’s.

6.18 Anti-Corruption Laws.  Conduct its business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar applicable anti‑corruption legislation in other jurisdictions, and maintain policies and procedures designed to promote and achieve compliance with such applicable Laws.

6.19 Communications Authorizations.  The Borrower and the License Subsidiaries shall operate their businesses in accordance with the Communications Laws and the terms and conditions of the Station Licenses. No Loan Party shall fail to file any report or application or pay any regulatory, or application processing fee pertaining to the business of the Borrower and its License Subsidiaries which is required to be submitted or paid to the FCC. No Loan Party shall take any action that would or could cause the FCC to institute any proceedings seeking the cancellation, revocation, non-renewal, short-term renewal or materially adverse modification of any of the Station Licenses or take or permit to be taken any other action within its control that would or could result in material non-compliance with the requirements of the Communications Laws.

6.20 Post-Closing Matters.  Execute and deliver the documents and complete the tasks set forth on Schedule 6.20, in each case within the time limits specified on such schedule.

ARTICLE VII.
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

7.01 Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b), or Liens to which the Required Lenders have consented in writing;

(c) Liens for taxes or assessments and similar charges, which are either not delinquent or being contested diligently and in good faith by appropriate proceedings, and as to which the applicable Loan Party has set aside any reserves required in accordance with GAAP on its books;

(d) statutory Liens, such as mechanic’s, materialmen’s, warehouseman’s, landlord’s, artisan’s, worker’s, contractor’s, carrier’s or other like Liens, (i) incurred in good faith in the ordinary course of business, (ii) which are either not delinquent or are being contested diligently and in good faith by appropriate proceedings and (iii) as to which the applicable Loan Party has set aside any reserves on its books required in accordance with GAAP or bonded satisfactorily to the Administrative Agent;

(e) encumbrances consisting of zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of real property or minor irregularities of title which were not incurred in connection with Indebtedness, provided that none of such encumbrances materially impairs the operation of the applicable Loan Party’s business;

(f) Liens in respect of judgments or awards with respect to which any Loan Party is, in good faith, prosecuting an appeal or proceeding for review and with respect to which a stay of execution upon such appeal or proceeding for review has been secured, and as to which judgments or awards such Loan Party has established any reserves on its books required in accordance with GAAP or has bonded in a manner satisfactory to the Administrative Agent;

(g) pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation, or to participate in any fund in connection with worker’s compensation, unemployment insurance, old-age pensions or other social security legislation, other than any lien imposed by ERISA;

(h) deposits granted to secure the performance of bids, tenders, contracts, leases, public or statutory obligations (other than obligations under ERISA), surety, customs, appeal and performance bonds and other similar obligations incurred in the ordinary course of business and not incurred in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of any property;

(i) so long as there exists no Default prior to and/or after giving effect to the incurrence of such Lien and the related Indebtedness, Liens of the Borrower and the Restricted Subsidiaries (except License Subsidiaries) securing Indebtedness in respect of capital leases and similar obligations, and purchase money obligations for fixed or capital assets permitted by Section 7.03(e); provided that (A) such Liens may only secure Indebtedness of the Borrower and the Restricted Subsidiaries in respect of capital leases and similar obligations and purchase money obligations for fixed or capital assets and (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and proceeds thereof;

(j) [reserved];

(k) so long as there exists no Default prior to and/or after giving effect to the incurrence of such Lien and the related Indebtedness, Liens of the Borrower or the Restricted Subsidiaries (other than the License Subsidiaries) securing Indebtedness permitted to be incurred under Section 7.03(i), provided that, to the extent such Indebtedness is incurred by a Loan Party, (i) such Liens shall be pari passu with the Lien securing the Obligations, (ii) such Liens shall not be secured by any assets that are not Collateral and (iii) in each case, the beneficiary of such Liens (or agent on their behalf) shall become party to an Intercreditor Agreement with the Administrative Agent;

(l) so long as there exists no Default prior to and/or after giving effect to the incurrence of such Lien and the related Indebtedness, Liens of the Borrower or the Restricted Subsidiaries (other than the License Subsidiaries) securing Indebtedness permitted to be incurred under Section 7.03(j), (i) such Liens shall rank junior and subordinate to the Lien securing the Obligations, (ii) to the extent such Indebtedness is incurred by a Loan Party, such Liens shall not be secured by any assets that are not Collateral and (iii) in each case, the beneficiary of such Liens (or agent on their behalf) shall become party to an Intercreditor Agreement with the Administrative Agent;

(m) Liens on assets of Restricted Subsidiaries that are not Guarantors securing Indebtedness of such Restricted Subsidiaries permitted to be incurred under Section 7.03;

(n) so long as there exists no Default prior to and/or after giving effect to the incurrence of such Lien and the related Indebtedness, other Liens in the aggregate securing up to an aggregate outstanding amount of Indebtedness and other obligations of the Borrower and the Restricted Subsidiaries (except License Subsidiaries) at any time not to exceed $10,000,000;

(o) Liens securing Incremental Equivalent Debt; provided that such Liens shall be subject to an Intercreditor Agreement.

(p) Liens securing Swap Contracts of the Borrower or the Restricted Subsidiaries (i) that are incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, or (ii) securing letters of credit that support such Swap Contracts;

(q) Liens arising from precautionary Uniform Commercial Code financing statements filed under any lease permitted by this Agreement;

(r) non-exclusive licenses and sublicenses granted by a Loan Party or any Restricted Subsidiary and leases and subleases (by a Loan Party or any Restricted Subsidiary as lessor or sublessor) to third parties in the ordinary course of business not interfering with the business of the Loan Parties or any of their Subsidiaries;

(s) Liens in favor of collecting banks arising under Section 4-210 of the Uniform Commercial Code or, with respect to collecting banks located in the State of New York, under Section 4-208 of the Uniform Commercial Code;

(t) Liens (including the right of set-off, revocation, refund or chargeback) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;

(u) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Borrower or Restricted Subsidiary in the ordinary course of business;

(v) Liens securing Permitted First Priority Refinancing Debt and Permitted Second Priority Refinancing Debt permitted by Section 7.03(n);

(w) Liens of franchisors in the ordinary course of business not securing Indebtedness;

(x) Liens granted in favor of a trustee in an indenture relating to Indebtedness permitted under Section 7.03 to the extent that such Liens secure only customary compensation and reimbursement obligations owing to such trustee;

(y) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Restricted Subsidiary of the Borrower in existence at the time such Restricted Subsidiary is acquired pursuant to a Permitted Acquisition, provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 7.03, and (y) such Liens are not incurred in connection with, or in con templation or anticipation of, such Permitted Acquisition and do not attach to any other asset of the Borrower or any of its Restricted Subsidiaries; and any extensions, renewals and replacements thereof so long as the aggregate principal amount of the Indebtedness secured by such Liens does not increase from that amount outstanding at the time of any such extension, renewal or replacement, plus accrued and unpaid interest and cash fees and expenses (including premium) incurred in connection with such renewal, replacement or extension, and such extension, renewal or replacement does not encumber any asset or properties of the Borrower or any of its Restricted Subsidiaries other than the proceeds of the assets subject to such Lien;

(z) Liens on assets of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries permitted pursuant to Section 7.03;

(aa) any encumbrances or restrictions (including, without limitation, put and call agreements) with respect to the Equity Interests of any joint venture permitted by Section 7.02 arising pursuant to the agreement evidencing such joint venture;

(bb) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence or issuance of Indebtedness or (ii) relating to pooled deposit or sweep accounts or other cash management arrangements of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary; and

(cc) Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition or other Investment permitted hereunder.

7.02 Investments.  Make any Investments, except:

(a) Investments held by the Borrower or such Subsidiary in the form of cash or Cash Equivalents;

(b) advances to officers, directors and employees of the Borrower and their Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes in accordance with past practices and as permitted by applicable Law;

(c) Investments of the Borrower in any Guarantors and Investments of any Restricted Subsidiary in the Borrower or in another Restricted Subsidiary that is a Guarantor;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in compromise of obligations of any trade creditor or customer that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any such Person;

(e) Guarantees in accordance with the terms of Section 7.03;

(f) so long as there exists no Default prior to and/or after giving effect to each such Investment, the Borrower and its Restricted Subsidiaries may make other Investments (including Investments in Unrestricted Subsidiaries) in an amount not to exceed the Available Amount (calculated on the date of the making of such Investment);

(g) so long as (i) there exists no Default prior to and/or after giving effect to each such Investment and (ii) after giving effect to each such Investment, the Total Net Leverage Ratio for the applicable Measurement Period is less than or equal to 4.00 to 1:00 (with the Total Net Leverage Ratio for such purpose being calculated on a Pro Forma Basis (A) after giving effect to the making of such Investment and any Indebtedness incurred in connection therewith and (B) excluding the proceeds of such Indebtedness in the de termination of unrestricted cash and Cash Equivalents), the Borrower and its Restricted Subsidiaries may make unlimited additional Investments (including Investments in Unrestricted Subsidiaries);

(h) stock, obligations or securities received in satisfaction of judgments, foreclosure of Liens or settlement of Indebtedness;

(i) Permitted Acquisitions not to exceed $50,000,000 in the aggregate (net of any returns of capital with respect thereto) after the Closing Date;

(j) so long as there exists no Default prior to and/or after giving effect to each such Investment, other Investments not to exceed $20,000,000 in the aggregate (net of any returns of capital with respect thereto) after the Closing Date;

(k) Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 7.05;

(l) advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Borrower and endorsements for collection or deposit arising in the ordinary course of business;

(m) Investments (i) by Loan Parties in Subsidiaries that are not Loan Parties, subject to the proviso at the end of this Section and (ii) by Subsidiaries that are not Loan Parties in other Subsidiaries that are not Loan Parties;

(n) commission, payroll, travel and similar advances to officers and employees of the Borrower or any Restricted Subsidiary that are expected at the time of such advance ultimately to be recorded as an expense in conformity with GAAP;

(o) Asset Swaps, so long as (i) such Asset Swap is made on an arms-length basis and the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Swap at least equal to the fair market value of the assets or Stock issued or sold or otherwise disposed of and (ii) the Borrower or such Restricted Subsidiary complies with Section 6.14 with respect to any assets acquired;

(p) Swap Contracts that are designed solely to protect the Loan Parties and their Restricted Subsidiaries against fluctuations in interest rates, commodity prices or foreign currency exchange rates (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(q) Investments in connection with time brokerage and other similar agreements with independently owned broadcast properties, not to exceed $10,000,000 at any time; and

(r) loans to members of management of the Borrower or any Restricted Subsidiary, the proceeds of which are used for a concurrent purchase of Stock of the Borrower or a capital contribution to the Borrower, in an aggregate amount not in excess of $5,000,000;

provided, that, Investments (including Permitted Acquisitions) permitted under this Section 7.02 in Subsidiaries that are not Loan Parties made after the date hereof shall not exceed $75,000,000 in the aggregate at any one time outstanding; provided further, that amounts funded to Subsidiaries that are not Loan Parties in order to consummate a Permitted Acquisition shall not be double counted.

7.03 Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the Closing Date and listed on Schedule 7.03, and in each case, any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees, OID, and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension;

(c) Guarantees of (i) the Guarantors (other than the License Subsidiaries) in respect of Indebtedness otherwise permitted hereunder subordinated to the Obligations on terms acceptable to the Administrative Agent and (ii) the Borrower or any Guarantor (other than a License Subsidiary) in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Guarantor (other than Preferred Stock and Disqualified Stock);

(d) obligations (contingent or otherwise) of the Borrower or any Subsidiary (other than License Subsidiaries) existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, interest rate spreads, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”;

(e) so long as there exists no Event of Default or payment Default under Section 8.01(a) prior to and/or after giving effect to each such incurrence the Borrower and the Restricted Subsidiaries (other than License Subsidiaries) may incur Indebtedness in respect of capital leases and similar obligations, and purchase money obligations for fixed or capital assets in an aggregate principal amount not to exceed $40,000,000 at any time outstanding;

(f) [reserved];

(g) so long as there exists no Default or Event of Default prior to and/or after giving effect to each such incurrence, the Borrower may incur additional unsecured Indebtedness provided that (i) the Total Net Leverage Ratio is less than or equal to 6.00 to 1:00 (with the Total Net Leverage Ratio for such purpose being calculated on a Pro Forma Basis (x) after giving effect to the incurrence of such Indebtedness and (y) excluding the proceeds of such Indebtedness in the determination of unrestricted cash and Cash Equivalents), (ii) no such Indebtedness has a maturity earlier than six months after the latest Maturity Date, (iii) no such Indebtedness has any scheduled principal payments, prepayments, redemptions, retirements, acquisition of principal, cancellations, repurchases, sinking funds or other principal payments prior to the latest Maturity Date and (iv) such Indebtedness shall not be Guaranteed at any time by a Person that is not a Guarantor;

(h) Indebtedness incurred in the ordinary course of business and arising from performance, statutory or appeal bonds, together with bank guarantees, letters of credit or similar instruments to support regulatory, solvency and tax disputes;

(i) so long as there exists no Default or Event of Default prior to and/or after giving effect to each such incurrence, the Borrower, and the Restricted Subsidiaries (other than License Subsidiaries) may incur unlimited additional Indebtedness secured on a pari passu basis with the Obligations from time to time provided that, (A) the First Lien Net Leverage Ratio is less than or equal to 4.00 to 1:00 (with the First Lien Net Leverage Ratio for such purpose being calculated on a Pro Forma Basis (x) after giving effect to the incurrence of such Indebtedness and (y) excluding the proceeds of such Indebtedness in the determination of unrestricted cash and Cash Equivalents), (B) no such Indebtedness has a maturity earlier than the latest Maturity Date, (C) the weighted average life to maturity of any such Indebtedness shall not be shorter than the weighted average life to maturity of the Term Loans, (D) such Indebtedness shall not have mandatory prepayment or redemption terms or offer to purchase events that are more onerous than or on a more than pro rata basis than those contained in this Agreement on the date of issuance, (E) all collateral provided by Loan Parties securing such Indebtedness shall constitute Collateral and, to the extent such Indebtedness is incurred by Loan Party, such Indebtedness shall not be Guaranteed at any time by a Person that is not a Guarantor, (F) such Indebtedness will be subject to the “most favored nation” pricing protection set forth in Section 2.18(e) as if such Indebtedness were Incremental Term Loans referred to therein, (G) after giving effect to the incurrence of such Indebtedness, the maximum Aggregate Non-Loan Party Indebtedness shall not exceed $50,000,000, (H) if such Indebtedness is being incurred by a Restricted Subsidiary, the Borrower shall have delivered to the Administrative Agent evidence in form reasonably satisfactory to the Administrative Agent of reasonably detailed calculations demonstrating compliance with clause (A) and (I) such Indebtedness shall be subject to an Intercreditor Agreement;

(j) so long as there exists no Default or Event of Default prior to and/or after giving effect to each such incurrence, the Borrower and the Restricted Subsidiaries (other than License Subsidiaries) may incur unlimited additional Indebtedness secured on a junior basis to the Obligations from time to time provided that (A) the Total Net Leverage Ratio is less than or equal to 6.00 to 1:00 (with the Total Net Leverage Ratio for such purpose being calculated on a Pro Forma Basis (x) after giving effect to the incurrence of such Indebtedness and (y) excluding the proceeds of such Indebtedness in the determination of unrestricted cash and Cash Equivalents), (B) no such Indebtedness has a maturity earlier than the latest Maturity Date, (C) the weighted average life to maturity of any such Indebtedness shall not be shorter than the weighted average life to maturity of the Term Loans, (D) such Indebtedness shall not have mandatory prepayment or redemption terms or offer to purchase events that are more onerous than or on a more than pro rata basis than those contained in this Agreement on the date of issuance, (E) all collateral provided by Loan Parties securing such Indebtedness shall constitute Collateral and, to the extent such Indebtedness is incurred by Loan Party, such Indebtedness shall not be Guaranteed at any time by a Person that is not a Guarantor, (F) after giving effect to the incurrence of such Indebtedness, the maximum Aggregate Non‑Loan Party Indebtedness shall not exceed $50,000,000, (G) if such Indebtedness is being incurred by a Restricted Subsidiary, the Borrower shall have delivered to the Administrative Agent evidence in form reasonably satisfactory to the Administrative Agent of reasonably detailed calculations demonstrating compliance with clause (A) and (H) such Indebtedness shall be subject to an Intercreditor Agreement;

(k) Indebtedness acquired in a Permitted Acquisition to the extent existing at the time of such Permitted Acquisition; provided, that (i) such Indebtedness shall not have been incurred in contemplation of such Permitted Acquisition and (ii) the aggregate principal amount of such Indebtedness shall not exceed $35,000,000 at any one time outstanding;

(l) so long as there exists no Default or Event of Default prior to and/or after giving effect to each such incurrence, the Borrower and the Restricted Subsidiaries (other than the License Subsidiaries) may incur other Indebtedness in an aggregate principal amount not to exceed $25,000,000 at any time outstanding; provided that after giving effect to the incurrence of such Indebtedness, the maximum Aggregate Non-Loan Party Indebtedness shall not exceed $50,000,000;

(m) so long as there exists no Default or Event of Default prior to and/or after giving effect to each such incurrence, the Borrower may incur (and the Guarantors may guarantee) from time to time, additional Indebtedness consisting of notes and/or loans secured on a pari passu basis with, or on a junior basis to, the Obligations, in each case, on terms and conditions that are customary as of the date of incurrence thereof (the “Incremental Equivalent Debt”); provided that, (A) the aggregate principal amount of all Incremental Equivalent Debt (together with all Incremental Facilities, Incremental Term Commitments and Incremental Revolving Commitments) shall not exceed the Permitted Incremental Amount (x) after giving effect to the incurrence of such Incremental Equivalent Debt and (y) excluding the proceeds of such Indebtedness in the determination of unrestricted cash and Cash Equivalents, (B) no such Indebtedness has a maturity earlier than the latest Maturity Date, (C) the weighted average life to maturity of any such Incremental Equivalent Debt shall not be shorter than the weighted average life to maturity of the Term Loans, (D) such Incremental Equivalent Debt shall not have mandatory prepayment or redemption terms or offer to purchase events that are more onerous than or on a more than pro rata basis than those contained in this Agreement on the date of issuance, (E) all collateral provided by Loan Parties securing such Incremental Equivalent Debt shall constitute Collateral and, to the extent such Incremental Equivalent Debt is incurred by Loan Party, such Incremental Equivalent Debt shall not be Guaranteed at any time by a Person that is not a Guarantor, (F) such Incremental Equivalent Debt will be subject to the “most favored nation” pricing protection set forth in Section 2.18(e) as if such Incremental Equivalent Debt were Incremental Term Loans referred to therein, (G) except as otherwise required or permitted in clauses (B) through (F) above, all terms and documentation with respect to any Incremental Equivalent Debt shall be no more restrictive than the terms applicable to any Term Loans, as applicable unless such terms are (1) applicable after the Maturity Date of the then existing Term Loans, or (2) offered to the existing Lenders for inclusion in the Loan Documents (but excluding any terms applicable after the final maturity date of the then existing Term Loans) and (H) to the extent secured, such Incremental Equivalent Debt shall be subject to an Intercreditor Agreement;

(n) Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt and Permitted Unsecured Refinancing Debt, in each case, incurred by the Borrower (and any guarantees thereof by the Guarantors) to the extent that 100% of the cash proceeds therefrom (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses) are, substantially concurrently with the receipt thereof, applied solely to the prepayment of Term Loans being so refinanced in accordance with Section 2.20 on a dollar-for-dollar basis (including all accrued interest, fees and premiums (if any)); provided that (A) if any Term Loans remain outstanding after giving effect to the prepayment required under this clause, the aggregate principal amount of such outstanding Term Loans shall not be less than $100,000,000, (B) before and after giving effect to the incurrence of any Credit Agreement Refinancing Indebtedness in the form of Loans, each of the conditions set forth in Section 4.02 shall be satisfied, (C) Borrower shall deliver to the Administrative Agent at least ten Business Days prior to the incurrence of such Credit Agreement Refinancing Indebtedness a certificate of a Responsible Officer, together with all relevant financial information reasonably requested by the Administrative Agent, demonstrating compliance with clauses (A) and (B) of this clause (provided that such certificate shall be conclusive evidence that such terms and conditions satisfy such requirements unless the Administrative Agent provides notice to Borrower of its objection during such ten Business Day period) and (D) if such Credit Agreement Refinancing Indebtedness is incurred under this Agreement or pursuant to any amendment, supplement or other modification hereof, (i) it shall be incurred pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower and (ii) Borrower shall deliver to the Administrative Agent on or prior to the date of the incurrence of such Credit Agreement Refinancing Indebtedness any customary legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements reasonably requested by the Administrative Agent;

(o) intercompany Indebtedness permitted pursuant to Section 7.02, provided, that, if the obligor thereof is the Borrower or another Loan Party, such Indebtedness shall be unsecured;

(p) Indebtedness of Foreign Subsidiaries not exceeding in the aggregate at any time outstanding $25,000,000 (exclusive of Indebtedness owed to the Borrower or another Loan Party);

(q) Indebtedness owing to and held by the Borrower or any other Loan Party; provided, however, that:

(i) if the Borrower or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated in right of payment to the prior payment in full in cash of the Obligations; and

(ii) any event that results in any such Indebtedness being held by a Person other than the Borrower or a Loan Party (except for any pledge of such Indebtedness constituting a Lien permitted under Section 7.01 until the pledgee commences actions to foreclose on such Indebtedness) will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Borrower or such Loan Party, as the case may be, that was not permitted by this clause (q);

(r) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Borrower or any other Loan Party pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Stock of a Loan Party (other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Stock of a

Loan Party for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds actually received by the Borrower or any other Loan Party in connection with such disposition;

(s) (i) Indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protections, employee credit card programs, automatic clearinghouse arrangements and other similar services in connection with cash management and deposit accounts and (ii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of its incurrence; and

(t) Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims; provided that, upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists prior to and/or after giving effect thereto:

(a) any Subsidiary may merge with (x) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (y) any one or more other Restricted Subsidiaries, provided that when any Guarantor is merging with another Subsidiary, the Guarantor shall be the continuing or surviving Person, and provided, further that, in the case of both clause (x) and (y), any Subsidiary which is an Unrestricted Subsidiary at the time of the applicable merger (1) must meet the criteria set forth in the definition of “Restricted Subsidiary” for conversion to a Restricted Subsidiary immediately prior to the occurrence of the applicable merger and (2) shall be treated in all respects as a Restricted Subsidiary during all periods of determination for purposes of calculating Consolidated EBITDA;

(b) the Borrower or any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or dissolution or otherwise) to the Borrower or to another Restricted Subsidiary; provided that (i) if the transferor in such a transaction is the Borrower, then the transferee must be a Guarantor and (ii) if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor;

(c) Dispositions in accordance with the terms of Section 7.05; and

(d) any Permitted Acquisition permitted by Section 7.07 may be structured as a merger, consolidation or amalgamation, so long as the Borrower or a Loan Party is the surviving Person.

7.05 Dispositions.  Make any Disposition of any material portion of the assets of the Borrower or any of its Restricted Subsidiaries, except:

(a) Dispositions of obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by (i) any Restricted Subsidiary to the Borrower or to another Restricted Subsidiary or (ii) the Borrower to any Restricted Subsidiary; provided that if the transferor of such property is the Borrower or a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

(e) Dispositions in accordance with the terms of Section 7.04(a), (b) and (d);

(f) in addition to subsection (g) following, so long as no Default exists prior to and/or after giving effect to any such Disposition, (A) Dispositions of property in connection with Like Kind Exchanges; provided, in each case, that to the extent the property being transferred constitutes Collateral, such replacement property shall constitute Collateral; and (B) Dispositions in connection with Station swaps or exchanges, in each case of Stations acquired in connection with a Permitted Acquisition in accordance with the terms of Section 7.07, provided that, notwithstanding the foregoing, if at any time in connection with a (I) Like Kind Exchange after a property has been Acquired or Disposed of by the Borrower or any of its Subsidiaries in connection with such Like Kind Exchange there shall exist a Default, such Loan Party shall be permitted to consummate the Like Kind Exchange despite the existence of such Default, and (II) swap or exchange described in subsection (B) preceding, after a property has been Acquired or Disposed of by the Borrower or any of its Subsidiaries in connection with such swap or exchange there shall exist a Default, and such Loan Party has entered into a contractual arrangement binding such Loan Party to consummate such swap or exchange with an unaffiliated third party prior to the existence of such Default, such Loan Party shall be permitted to consummate such swap or exchange despite the existence of such Default;

(g) in addition to subsection (f) preceding, so long as (A) no Default exists prior to and/or after giving effect to any such Disposition and (B) the Borrower has complied with the provisions of Section 2.05(b)(i) with respect to each such Disposition, the Borrower may make Dispositions of assets in any single transaction or series of related transactions in an amount not to exceed a fair market value of $100,000,000 in the aggregate during the term of this Agreement;

(h) (i) dispositions required by any Governmental Authority or applicable Law in connection with a Permitted Acquisition or other acquisition and (ii) any dispositions of any property acquired as part of a strategic Permitted Acquisition or other acquisition of other property in order to effect such strategic Permitted Acquisition or other acquisition and the property or assets to be disposed of were not part of the property or assets intended to be retained in the long term, as determined in good faith by the Borrower; provided that, in each case, (i) the Borrower (or the Restricted Subsidiary), as the case may be, receives consideration at the time of such disposition at least equal to the fair market value of the assets disposed of (as determined in good faith by the Borrower) and (ii) if the subject transaction involves aggregate consideration in excess of $2,500,000, at least 75% of the consideration for such disposition is in the form of cash or Cash Equivalents;

(i) any sale, lease, or modification of the broadcast spectrum licensed to Borrower or any License Subsidiary by the FCC that is undertaken pursuant to the Communications Laws and which does not curtail Borrower’s or such License Subsidiary’s continued broadcasting service to the public (e.g., changes in broadcast output channel, reductions in useable bandwidth, leasing of digital subchannels, or the sale, lease, or hybrid arrangement involving portions of the licensed spectrum or the bandwidth constituting that spectrum, resulting from the adoption of new or modified broadcast and communications technologies) in a manner which would reasonably be expected to have a Material Adverse Effect on Borrower’s or such License Subsidiary’s continued operation of the Business;

(j) dispositions of Cash Equivalents; and

(k) a non-exclusive grant of a license to use the Borrower’s or any Restricted Subsidiary’s patents, trade secrets, know-how or other intellectual property to the extent that such license does not limit the licensor’s use of the patent, trade secret, know-how or other intellectual property.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, provided that,

(a) each Subsidiary of the Borrower may make Restricted Payments to the Borrower, any other Subsidiary that is a Guarantor and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) each Restricted Subsidiary may declare and make dividend payments or other distributions payable to the Borrower or another Restricted Subsidiary that is a Guarantor solely in the common stock or other common Equity Interests of such Person and (y) the Borrower may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of the Borrower (other than Disqualified Stock);

(c) so long as there exists no Default prior to and/or after giving effect to each such Restricted Payment, the Restricted Subsidiaries may make Restricted Payments to the Borrower (and the Borrower may use such funds to make Restricted Payments to its stockholders) in an amount not to exceed the Available Amount; provided that, for purposes of this Section 7.06(c), if, after giving effect to such Restricted Payment, the Total Net Leverage Ratio for the applicable Measurement Period (with the Total Net Leverage Ratio for such purpose being calculated on a Pro Forma Basis (A) after giving effect to the making of such Restricted Payment and any Indebtedness incurred in connection therewith and (B) excluding the proceeds of such Indebtedness in the determination of unrestricted Cash and Cash Equivalents), is greater than 4.00 to 1.00, the Available Amount, for purposes of this Section 7.06(c), shall exclude any amount set forth in clause (a)(i) of the definition of “Available Amount”;

(d) the Borrower may make any repurchase of Stock deemed to occur upon the exercise of options or warrants or similar rights to the extent that such Stock represents all or a portion of the exercise price thereof and applicable withholding Taxes, if any;

(e) the Restricted Subsidiaries may declare and pay dividends to Borrower to permit Borrower to (i) so long as there exists no Default prior to and/or after giving effect to such dividend, purchase Borrower’s stock from present or former directors, officers or employees of Borrower or any Subsidiary following the death, disability or termination of employment of such officer or employee, provided that the amount of payments made under this clause (e)(i) shall not exceed $3,000,000 in the aggregate in any fiscal year of the Borrower (with carryover of any unused amounts to subsequent years provided that the aggregate amount of such payments in any fiscal year shall not exceed $5,000,000 ), and (ii) pay amounts payable by the Borrower in connection with employee tax withholding related to the vesting of employee equity awards;

(f) so long as (i) there exists no Default prior to and/or after giving effect to each such Restricted Payment and (ii) after giving effect to such Restricted Payment, the Total Net Leverage Ratio for the applicable Measurement Period (with the Total Net Leverage Ratio for such purpose being calculated on a Pro Forma Basis (A) after giving effect to the making of such Restricted Payments and any Indebtedness incurred in connection therewith and (B) excluding the proceeds of such Indebtedness in the determination of unrestricted cash and Cash Equivalents), is less than or equal to 3.50 to 1.00, the Borrower and its Restricted Subsidiaries may make Restricted Payments in an unlimited amount;

(g) the Borrower may make any payment of cash in lieu of fractional Stock pursuant to the exchange or conversion of any exchangeable or convertible securities; provided, that such payment shall not be for the purpose of evading the limitations of this Section 7.06 (as determined by the Borrower in good faith); and

(h) the Borrower may make Restricted Payments, so long as, immediately after giving effect thereto, the aggregate amount of such Restricted Payments made in reliance on this clause (h) does not exceed an amount equal to $30,000,000 plus for each anniversary of the Closing Date that has occurred an additional $10,000,000, minus the amount of Indebtedness prepaid utilizing Section 7.18(d) hereof.

7.07 Acquisitions.  Make any Acquisitions, except, subject to Section 1.07(d), so long as there exists no Default prior to and/or after giving effect to each such Acquisition, the Borrower and its Restricted Subsidiaries may make Permitted Acquisitions, so long as

(a) except with respect to Investments that are also Acquisitions of an Unrestricted Subsidiary, the Borrower shall have given the Administrative Agent prior written notice regarding each Permitted Acquisition with a cash consideration of $75,000,000 or more;

(b) except with respect to Investments that are also Acquisitions of an Unrestricted Subsidiary, with respect to each Permitted Acquisition with a cash consideration of $200,000,000 or more, the Borrower shall have delivered to the Administrative Agent:

(i) within five days prior to the consummation of any such Acquisition (or such lesser time as agreed to by the Administrative Agent), projections for the Borrower for a period of the lesser of five years and the maturity of the Loans hereunder after the closing of such Acquisition (giving effect to such Acquisition) and showing the source of financing for such Acquisition, all in such detail and in such form as is reasonably acceptable to the Administrative Agent; and

(c) except with respect to Investments that are also Acquisitions of an Unrestricted Subsidiary, with respect to each Permitted Acquisition consummated under this Section 7.07, the Borrower shall have complied with each of the following:

(i) except as permitted by Section 7.21, the FCC shall be requested to assign all FCC Licenses in connection with each Acquisition to a License Subsidiary as the holder of such FCC Licenses;

(ii) [reserved];

(iii) the Borrower or the applicable Loan Party shall have granted, or will grant in accordance with Section 6.12, a first priority Lien (subject to Permitted Liens) in, and pledged to the Administrative Agent on behalf of the Secured Parties, to the extent required by the Security Agreement, the Equity Interests of each such new Domestic Subsidiary (other than an Excluded Subsidiary) acquired in connection with a Permitted Acquisition hereunder as additional collateral for the Obligations to be held by the Administrative Agent in accordance with the terms of the Security Agreement, and executed and delivered to the Administrative Agent all such documentation for such pledge (including, a supplement to the Security Agreement, original stock certificates and duly executed stock powers, as applicable) as, in the reasonable opinion of the Administrative Agent, is required to grant, perfect or protect such Lien to the extent required under the Security Agreement;

(iv) if a new Domestic Subsidiary which is not an Unrestricted Subsidiary or an Excluded Subsidiary is acquired or created in connection with such Acquisition, such newly created or acquired Domestic Subsidiary shall (or will) in accordance with Section 6.12 execute and deliver a supplement to the Guaranty and Security Agreement Supplement or such other document as requested by the Administrative Agent to evidence its Guaranty of the Obligations and to grant a Lien on and security interest in all assets constituting Collateral of such new Domestic Subsidiary as additional collateral for the Obligations to be held by the Administrative Agent in accordance with the terms of the Security Agreement, and executed and delivered to the Administrative Agent all such documentation for such security interest as, in the reasonable opinion of the Administrative Agent, is required to grant, perfect or protect such Lien to the extent required under the Security Agreement; and

(v) to the extent requested by the Administrative Agent, the Borrower shall have delivered to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent to the effect that all material approvals, consents or authorizations required in connection with such

Acquisition (including with respect to the formation of any License Subsidiary and the issuance or assignment of FCC Licenses to a License Subsidiary) from any Licensing Authority or other Governmental Authority shall have been obtained, and such opinions as the Administrative Agent may reasonably request as to (i) the Liens granted to the Administrative Agent, for the benefit of the Secured Parties in the Equity Interest, as required pursuant to this Section, (ii) any required regulatory approvals for such Acquisition and (iii) such other matters as the Administrative Agent may reasonably request.

7.08 Change in Nature of Business.  Engage in any material line of business substantially different from the Business.

7.09 Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Borrower (including any Unrestricted Subsidiary), whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable (or more favorable) to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) transactions between or among the Borrower and any of the Restricted Subsidiaries that are Guarantors, or (b) between and among Restricted Subsidiaries that are Guarantors, (c) [reserved], (d) Restricted Payments permitted by Section 7.06, (e) any issuance or sale of Stock (other than Disqualified Stock) of the Borrower, (f) transactions pursuant to agreements or arrangements in effect on the date hereof and set forth on Schedule 7.09, or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, is no less favorable, taken as a whole, to the Loan Parties than the agreement or arrangement in existence on the date hereof, (g) payments by the Borrower (and any direct or indirect parent thereof) and its Restricted Subsidiaries pursuant to tax sharing agreements among the Borrower (and any such parent) and its Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Borrower and its Restricted Subsidiaries would be required to pay in respect of foreign, federal, state and local Taxes for such fiscal year were the Borrower and its Restricted Subsidiaries (to the extent described above) to pay such Taxes separately from any such parent entity, (h) payment of reasonable and customary fees to, and reasonable and customary indemnification arrangements and similar payments on behalf of, directors of the Borrower or any Restricted Subsidiary thereof, (i) any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by the Borrower or any Restricted Subsidiary with officers and employees of the Borrower or any Restricted Subsidiary thereof and the payment of compensation to officers and employees of the Borrower or any Restricted Subsidiary thereof (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), so long as such agreement or payment have been approved by a majority of the disinterested members of the Borrower’s board of directors and (j) additional affiliation agreements and/or joint sale agreements with Univision, any purchase or sale by Univision of the Borrower’s Stock and/or any other agreements or arrangements entered into with Univision in connection with the conduct of the Borrower’s businesses; provided, that for any such other agreement or arrangement that (i) is outside of the Borrower’s ordinary course of conduct, including conduct that is not inconsistent with the Borrower’s past practice (and subject to Section 7.08), and (ii) involves aggregate consideration in excess of $25,000,000, Borrower will deliver to the Administrative Agent a resolution of the board of directors of the Borrower set forth in a certificate of an officer of the Borrower certifying that such transaction is fair and reasonable to the Borrower.  For the avoidance of doubt, this Section 7.09 shall not apply to employment arrangements with, and payments of compensation or benefits to or for the benefit of, management.

7.10 Negative Pledge Clauses; Limitations on Subsidiary Distributions.

(a) Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits (other than a dollar limit, provided that such dollar limit is sufficient in amount to allow at all times the Liens to secure the Obligations) the ability of the Borrower and/or its Restricted Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (i) this Agreement and the other Loan Documents, (ii) pursuant to applicable law, (iii) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and other similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets subject to such leases, licenses, or similar agreements, as the case may be), (iv) any prohibition or limitation that consists of customary restrictions and conditions contained in any agreement relating to the sale or sale leaseback of any property permitted under this Agreement limited to the property subject thereto, (v) customary restrictions in documents, agreements or constituent documents governing joint ventures, (vi) any agreement in effect at the time a Restricted Subsidiary becomes a Restricted Subsidiary (or applicable to assets or Equity Interests at the time of acquisition thereof) as long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary or the acquisition of such assets or Equity Interests, (vii) restrictions and conditions contained in the documents governing Indebtedness of Foreign Subsidiary that is permitted to be incurred pursuant to this Agreement, (viii) any document or instrument governing Indebtedness incurred pursuant to Section 7.03(e), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith and (ix) restrictions arising in connection with cash or other deposits permitted under Sections 7.01 and 7.02 and limited to such cash or deposits.

(b) Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of (a) any Restricted Subsidiary to Guarantee the Obligations, (b) any Restricted Subsidiary to (x) make Restricted Payments to the Borrower or any other Restricted Subsidiary in respect of any Equity Interest of such Subsidiary held by, or pay any Indebtedness owed to the Borrower or any other Restricted Subsidiary, (y) make loans or advances to, or other Investments in, the Borrower or any other Restricted Subsidiary or (z) transfer any of its property or assets to the Borrower or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) customary restrictions and conditions contained in agreements relating to any Disposition pending such Disposition provided, however, that such restrictions and conditions apply only to the Equity Interests or other asset that is to be Disposed, (iii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Equity Interest or Indebtedness incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Borrower and outstanding on such date as long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary, (iv) applicable law or imposed as a condition or term in any License, (v) restrictions in effect on the date of this Agreement contained in the agreements governing the Indebtedness in effect on the Closing Date and in any agreements governing any refinancing thereof if such restrictions are no more restrictive than those contained in the agreements as in effect on the date of this Agreement governing the Indebtedness being renewed, extended or refinanced, (vi) customary non assignment provisions with respect to contracts, leases, licensing or other agreements entered into by the Borrower or any of its Restricted Subsidiaries, in each case entered into in the ordinary course of business, (vii) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business, (viii) restrictions and conditions contained in the documents governing Indebtedness of any Subsidiary that is not a wholly-owned Subsidiary of the Borrower provided, however, that such restrictions and conditions apply only to such Subsidiary and its assets, or (ix) any restrictions under any Indebtedness permitted by Section 7.03 if either (A) (x) such restrictions will not affect the ability of the Borrower to make principal, interest or fee payments on the Obligations or any other Indebtedness of the Borrower and (y) such encumbrances or restrictions are not less favorable in any material respect to the Lenders than is customary in comparable financings or agreements or (B) such Indebtedness is incurred by a Subsidiary that is not a Loan Party.

7.11 Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.12 Amendment of Material Documents and Agreements.  Amend, modify or supplement:

(a) Organization Documents of any Loan Party or any other Significant Subsidiary, unless required by law, in any manner that is materially adverse to the interests of the Lenders, and other than amendments to provide for the issuance of Equity Interests not otherwise prohibited by this Agreement; or

(b) (i) any indenture, credit agreement or other document entered into evidence or govern the terms of any Indebtedness with an outstanding principal amount in excess of $10,000,000 permitted to be created, incurred or assumed pursuant to Section 7.03 and, in each case, any indenture, credit agreement or other document entered into with respect to any extension, renewal, replacement or refinancing thereof or (ii) any document entered into to evidence or govern the terms of any Preferred Stock, in each case except for any such amendment, modification or waiver that, (x) would not, in any material respect, adversely affect the interests of the Lenders and (y) would otherwise not be prohibited hereunder.

7.13 [Reserved].

7.14 [Reserved].

7.15 Sale and Leaseback Transactions.  Enter into any arrangement at any time on or after the Closing Date whereby the Borrower or any Restricted Subsidiary sells or transfers any of its assets, and thereafter rents or leases such assets, provided that, so long as the there exists no Default both before and after giving effect to this transaction and the Borrower is otherwise in compliance with the provisions of Section 7.05, the Borrower and its Restricted Subsidiaries may consummate sales and leasebacks aggregating not more than $30,000,000 in gross sales proceeds for all such transactions over the term of this Agreement commencing on the Closing Date.

7.16 [Reserved].

7.17 Change in Status of Subsidiaries.

(a) Unless approved by the Administrative Agent, designate any Subsidiary as an Unrestricted Subsidiary and subsequently redesignate such Subsidiary as a Restricted Subsidiary with respect to each such Subsidiary; provided that once an Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, it may not be redesignated as an Unrestricted Subsidiary.

(b) Subject to Section 7.17(a), designate or convert any Restricted Subsidiary as an Unrestricted Subsidiary provided that, the Borrower may designate a Restricted Subsidiary as an Unrestricted Subsidiary, if (i) the Investment in such Subsidiary (determined as of the date designation) is permitted pursuant to Section 7.02 and (ii) after giving such designation on a Pro Forma Basis, the Borrower would be able to incur $1 of Indebtedness under Section 7.03(g); provided, further, (i) no Subsidiary may be designated as, or converted to, an Unrestricted Subsidiary if it is party to any agreement or contract with any other Restricted Subsidiary, unless the terms of such agreement are no less favorable to such Restricted Subsidiary than those that might be obtained from an unaffiliated third party and (ii) no Subsidiary may be designated as, or converted to, an Unrestricted Subsidiary if such Subsidiary is a Person with respect to which any Restricted Subsidiary has any direct or indirect obligation to make capital contributions or to maintain such Subsidiary’s financial condition unless at the time of such designation or conversion the amount of such obligation to make capital contributions or to maintain such Subsidiary’s financial condition, assuming it would constitute an Investment, would be permitted pursuant to Section 7.02.

(c) For the avoidance of doubt, the designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein, at the date of designation in an amount equal to the fair market value of the Borrower’s investment therein as determined in good faith by the Borrower.

(d) The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall, at the time of such designation, constitute the incurrence of any Indebtedness or Liens of such Subsidiary existing at such time.

7.18 Prepayments, Etc. of Indebtedness.  Make any unscheduled payment or prepayment of principal or interest (or any comparable unscheduled reduction of principal or yield provision, or payment of fees) on any Subordinated Indebtedness (including, without limitation, any redemption, defeasance, setting aside of funds for a sinking, defeasance or another analogous fund, cancellation, forgiveness, repurchase, receive an assignment of, or otherwise cause any of the foregoing or enter into any other transaction which accomplishes a like result, including pursuant to any change of control, sale of assets, issuance of any equity or otherwise as may be set forth in the terms of or available to the Borrower or any of its Subsidiaries at its option), except:

(a) so long as there exists no Default prior to and/or after giving effect to each such payment or prepayment, the Borrower and the Restricted Subsidiaries may make such payment or prepayment in an amount not to exceed the Available Amount; provided that, for purposes of this Section 7.18(a), if, after giving effect to such payment or prepayment, the Total Net Leverage Ratio for the applicable Measurement Period (with the Total Net Leverage Ratio for such purpose being calculated on a Pro Forma Basis) (A) after giving effect to the making of such payment or prepayment and any Indebtedness incurred in connection therewith and (B) excluding the proceeds of such Indebtedness in the determination of unrestricted Cash and Cash Equivalents, is greater than 4.00 to 1.00, the Available Amount, for purposes of this Section 7.18(a), shall exclude any amount set forth in clause (a)(i) of the definition of “Available Amount”;

(b) so long as (i) there exists no Default prior to and/or after giving effect to each such payment or prepayment and (ii) after giving effect to such payment or prepayment, the Total Net Leverage Ratio for the applicable Measurement Period (with the Total Net Leverage Ratio for such purpose being calculated on a Pro Forma Basis (A) after giving effect to the making of such payment or prepayment and any Indebtedness incurred in connection therewith and (B) excluding the proceeds of such Indebtedness in the determination of unrestricted cash and Cash Equivalents), is less than or equal to 3.50 to 1.00, the Borrower and its Restricted Subsidiaries may make such payments or and prepayments in an unlimited amount;

(c) [reserved];

(d) prepayments of Indebtedness, so long as, immediately after giving effect thereto, the aggregate amount of such prepayments of Indebtedness made in reliance on this clause (d) does not exceed an amount equal to $30,000,000 plus for each anniversary of the Closing Date that has occurred an additional $10,000,000, minus the amount of Restricted Payments made utilizing Section 7.06(h) hereof;

(e) prepayments of Indebtedness owing by (i) any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary and (ii) the Borrower to any Restricted Subsidiary that is a Guarantor;

(f) prepayments of Indebtedness in connection with refinancings otherwise permitted under this Agreement; and

(g) so long as (i) there exists no Default prior to and/or after giving effect thereto and (ii) the proceeds from the sale of such Equity Interests of the Borrower (A) are not from the sale of Disqualified Stock, (B) have not been used, or are not being held for use, for another purpose, and (C) are not being added to the calculation of Available Amount through any mechanism of this Agreement, prepayments of Indebtedness solely to the extent such prepayments are made using the proceeds from the sale of such Equity Interests of the Borrower.

7.19 Sanctions.  Directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent or otherwise) of applicable Sanctions.

7.20 Anti-Corruption Laws.  Directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977 or the UK Bribery Act of 2010.

7.21 License Subsidiaries. No License Subsidiary shall (i) engage in any business (other than (x) the holding of the FCC Licenses, (y) actions required to maintain such FCC Licenses in full force and effect, and (z) actions required to maintain its separate corporate, company, partnership or other legal existence or to perform its obligations under any of the Loan Documents to which it is a party), (ii) own any assets (other than FCC Licenses), (iii) create or permit to exist any Liens on any of its assets except Liens granted in favor of the Administrative Agent for the benefit of the Secured Parties, or (iv) incur any obligations or incur any other Indebtedness or guaranteed Indebtedness (other than the Obligations). No Loan Party, other than a License Subsidiary, shall hold any FCC License material to the operation of the business of the Borrower and its Subsidiaries (other than any authorizations from the

FCC related to delivering programming to a location in a foreign country, which authorizations may be held by Borrower).

7.22 [Reserved].

7.23 Fiscal Year.  No Loan Party shall, nor will it permit any of its Subsidiaries to, change its fiscal year, or its accounting policies or reporting practices, except as required by GAAP or in addressing any changes required as a result of the adoption of GAAP.  This Section 7.23 shall not be construed so as to prohibit the Borrower and its Subsidiaries from changing its taxable year for U.S. federal income tax purposes.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default.  Any of the following shall constitute an Event of Default:

(a) Non-Payment.  The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants.  The Borrower or any Subsidiary fails to perform or observe any term, covenant or agreement contained in any of Section 6.03, 6.05(a), 6.18 or Article VII; or

(c) Other Defaults.  (i) The Borrower or any Subsidiary fails to perform or observe any term, covenant or agreement contained in either Section 6.10 or 6.11 on its part to be performed or observed and such failure continues for 10 days after the earlier of actual knowledge by the Borrower of such Default or receipt by such Loan Party of written notice of the existence of such Default from any Lender, or (ii) any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a), (b) or (c)(i) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of actual knowledge by the Borrower of such Default or receipt by such Loan Party of written notice of the existence of such Default from any Lender; or

(d) Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default.  (i) The Borrower or any Restricted Subsidiary (A) fails to make any payment when due (after giving effect to any applicable grace periods) (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Consolidated Funded Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $15,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Consolidated Funded Indebtedness, or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event (including a change of control) occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Consolidated Funded Indebtedness, (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Consolidated Funded Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Consolidated Funded Indebtedness to be made, prior to its stated maturity, to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Restricted Subsidiary is an Af fected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Restricted Subsidiary as a result thereof is greater than $15,000,000; or

(f) Insolvency Proceedings, Etc.  The Borrower or any Significant Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 90 calendar days, or the Borrower or such Significant Subsidiary has consented in writing to any of the foregoing; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 90 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment.  (i) The Borrower or any Significant Subsidiary admits in writing its inability to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments.  There is entered against the Borrower or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding $15,000,000 (to the extent not covered by independent third-party insurance or indemnity) and (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which such judgment remains unpaid and a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower or any Subsidiary to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $15,000,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA which has resulted or could reasonably be expected to result in liability of the Borrower or any Subsidiary in an aggregate amount in excess of $15,000,000; or

(j) Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any material provision of any Loan Document; or

(k) Material Loss of License.  (i) The FCC or any other Licensing Authority shall revoke, terminate, substantially and adversely modify or refuse by final order to renew any License relating to a Station or Stations or (ii) the Borrower or any License Subsidiary shall be required pursuant to a final non-appealable order to sell or otherwise dispose of any Station; so long as in each case of (i) and (ii) preceding such event or failure is reasonably expected to have a Material Adverse Effect; or

(l) Change of Control.  There occurs any Change of Control; or

(m) Station Interruptions.  The operations of any Station shall be interrupted or curtailed, except in the event of a Force Majeure Effect, at any time for a period in excess of 96 consecutive hours during any period of seven consecutive days, and such interruption or curtailment could reasonably be expected to have a Material Adverse Effect.

(n) Collateral Documents.  The Collateral Documents shall for any reason (other than pursuant to the terms thereof) cease to create or any Lien of the Administrative Agent cease to be a valid and perfected first priority Lien (subject to Permitted Liens) on the Collateral purported to be covered thereby or shall be asserted by Borrower or any other Loan Party not to be a valid, perfected, first priority security interest in or Lien on the Collateral covered thereby.

8.02 Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower and each Subsidiary; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States,  the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable.

8.03 Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.16 be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest and Obligations relating to Secured Hedge Agreements and Secured Cash Management Agreements) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, except Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to payment of remaining portion of the Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Fifth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.  Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

ARTICLE IX.
ADMINISTRATIVE AGENT

9.01 Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions (other than with respect to (x) consent rights contemplated by Section 9.06 and (y) the last paragraph of Section 9.10) and the provisions of this Article IX shall not impose any duties or obligations on any Loan Party or provide any benefits to the Administrative Agent or the Lenders with respect to any Loan Party.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the collateral agent under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the collateral agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as collateral agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the collateral agent under the Loan Documents) as if set forth in full herein with respect thereto.

(c) Each of the Lenders (i) consents to and authorizes the Administrative Agent, from time to time upon the reasonable request of the Borrower to execute and deliver any Intercreditor Agreement or subordination agreements in respect of Indebtedness permitted hereunder on customary terms on behalf of each such Lender and all other holders of the Obligations and (ii) agrees to be bound by the terms and provisions thereof.

9.02 Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers (except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents)), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, their Subsidiaries or any of their Affiliates that is communicated to or obtained by the Person serving as any Agent or any of their Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY SUCH AGENT (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary), under the circumstances as provided in Sections 10.01 and 8.02 or (ii) in the absence of its own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to such Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than the Administrative Agent’s duty to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent.  The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of each Agent and any sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower so long as there exists no Event of Default (such consent not to be unreasonably withheld), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above (including the consent of the Borrower, if applicable), provided that in no event shall such successor Administrative Agent be a Defaulting Lender.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, with the consent of the Borrower so long as there exists no Event of Default (such consent not to be unreasonably withheld), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents (if not already discharged therefrom as provided above in this Section) (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

9.07 Non-Reliance on Administrative Agent and Other Lenders.

(a) Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender hereby acknowledges and agrees that outside legal counsel to the Administrative Agent in connection with the preparation, negotiation, execution, delivery and administration (including any amendments, waivers and consents) of this Agreement and the other Loan Documents is acting solely as counsel to the Administrative Agent and is not acting as counsel to any Lender (other than the Administrative Agent and its Affiliates) in connection with this Agreement, the other Loan Documents or any of the transactions contemplated hereby or thereby.

9.08 No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the bookrunners, Arrangers, Documentation Agent, Administrative Agent or Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender.

9.09 Administrative Agent May File Proofs of Claim; Credit Bidding.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered to, and if requested by the Required Lenders shall, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are due and owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations (as defined in the Collateral Documents) pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of foreclosure conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (j) of Section 10.01 of this Agreement), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

9.10 Collateral and Guaranty Matters.  Without limiting the provisions of Section 9.09, the Secured Parties and the Lenders (in each case including in its capacities as a Cash Management Bank and a Hedge Bank, if applicable) irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made), (ii) that is transferred, sold or conveyed or to be sold off as part of or in connection with any sale or conveyance permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, (iii) in the case of Equity Interests of a Foreign Subsidiary in connection with the liquidation or dissolution of such Foreign Subsidiary permitted hereunder, or (iv) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders; and

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and

(c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary or ceases to be a Restricted Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.  In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Loan Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

The parties hereto acknowledge and agree that the Administrative Agent may rely conclusively as to any of the matters described in this Section 9.10 (including as to its authority hereunder and thereunder) on a certificate or similar instrument provided to it by any Loan Party without further inquiry or investigation, which certificate shall be delivered to the Administrative Agent by the Loan Parties upon request.

9.11 Secured Cash Management Agreements and Secured Hedge Agreements.  No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty Agreements or any Collateral by virtue of the provisions hereof or of any Guaranty Agreement or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

9.12 No Fiduciary Relationships.  Without limiting the foregoing, none of the Lenders shall have or be deemed to have a fiduciary relationship with any Lender.  The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as other set forth herein in the case of the Administrative Agent) authorized to act for, any other Lender.

9.13 Withholding Taxes.   To the extent required by any applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  Without limiting or expanding the provisions of Section 3.01, each Lender shall indemnify and hold harmless the Administrative Agent against, within 10 days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective).  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.13.  The agreements in this Section 9.13 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE X.
MISCELLANEOUS

10.01 Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01 (other than Section 4.01(b) or (c)), or, in the case of the initial Credit Extension, Section 4.02, without the written consent of each Lender;

(b) without limiting the generality of clause (a) above, waive any condition set forth in Section 4.02 as to any Credit Extension under a particular Facility without the written consent of the Required Term B Lenders or the Required Incremental Lenders with respect to such Facility, as the case may be;

(c) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of each such Lender directly and adversely affected thereby;

(d) postpone any date fixed by this Agreement or any other Loan Document for (i) any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment or (ii) any scheduled or mandatory reduction of any Facility hereunder or under any other Loan Document without the written consent of each Appropriate Lender directly and adversely affected thereby;

(e) reduce the principal of, or the rate of interest specified herein on any Loan, or (subject to clause (v) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, in each case without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(f) change (i) Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any prepayment of Loans among the Facilities from the application thereof set forth in the provisions of Section 2.05(c)  in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (x) if such Facility is the Term B Facility, the Required Term B Lenders and (y) if such Facility is an Incremental Facility, the Required Incremental Lenders with respect to such Facility;

(g) change (i) any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 10.01(g)), without the written consent of each Lender directly and adversely affected thereby, except as specifically set forth in Section 2.18 or (ii) the definition of “Required Term B Lenders” or “Required Incremental Lenders” without the written consent of each Lender under the applicable Facility;

(h) release all of, or substantially all of, the value of the guaranties of the Obligations made by the Guarantors without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

(i) release all of, or substantially all of, the Collateral without the written consent of each Lender; or

(j) impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Term B Facility, the Required Term B Lenders and (ii) if such Facility is an Incremental Facility, the Required Incremental Lenders with respect to such Facility;

and, provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) Section 10.06(f) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (iii) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (iv) this Agreement and the other Loan Documents may be amended solely with the consent of the Administrative Agent to incorporate the terms of any Incremental Facility, Refinancing Term Loans, Refinancing Term Loan Commitments or to establish an Extension permitted by Section 2.19; and (v) any amendment, waiver or consent that by its terms affects the rights or duties of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans of any other Class) will require only the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto if such Class of Lenders were the only Class of Lenders.

Notwithstanding anything to the contrary herein, (A) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender and (B) except to the extent there shall then exist an Event of Default, any waiver, consent or other amendment to any term or provision of this Agreement necessary or advisable to effectuate the intent of Section 2.18 to provide an Incremental Facility shall be effective when executed by the Borrower, the Administrative Agent and each Lender or other approved financial institution making such Incremental Facility.  For the avoidance of doubt, it is understood and agreed that (1) all mandatory prepayments hereunder may be waived by the Required Lenders and (2) all mandatory prepayment provisions hereunder may be amended with the consent of the Required Lenders and the Borrower.

In addition, subject to Section 2.05(c)(ii) and Section 2.17, this Agreement and the other Loan Documents may be amended (or amended and restated) with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans to permit the refinancing of all or a portion of the outstanding Term Loans (the “Refinanced Term Loans”) with one or more replacement term loan tranches hereunder which shall be Loans hereunder (“Replacement Term Loans”); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans plus any OID with respect thereto, accrued cash interest payable thereon, premium (if any) thereon, other amounts necessary to accomplish such refinancing or replacement, and fees and reasonable expenses incurred in connection therewith, (b) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans, respectively, at the time of such refinancing, (c) the borrower of such Replacement Term Loans shall be the Borrower and (d) all other terms applicable to such Replacement Term Loans (exclusive of pricing) shall be (x) substantially identical to, or not materially more favorable to the Lenders providing such Replacement Term Loans than those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Refinanced Term Loans, in effect immediately prior to such refinancing or (y) reasonably satisfactory to the Administrative Agent (it being understood that no consent shall be required from the Administrative Agent for terms and conditions that are more restrictive than the terms of the Refinanced Term Loans if the Lenders under the Refinanced Term Loans also receive the benefit of such more restrictive terms).

Notwithstanding anything to the contrary contained in this Section 10.01, (a) if the Administrative Agent and the Borrower have jointly identified an obvious error or any error or omission, in each case, in any Loan Docu ment, then the Administrative Agent and the Borrower shall be permitted to amend such provision without the input or consent of the Lenders and (b) any guarantees, collateral security documents, Intercreditor Agreements and related documents executed by any Loan Party in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or any Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or as otherwise noticed to the Administrative Agent; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent if a confirmation from the sender’s facsimile has been generated (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM

LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent, the Syndication Agent, the Documentation Agent or any of their Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic messaging service, or through the Internet, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY SUCH AGENT PARTY, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc.  Each of the Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Loan Notices and Notice of Loan Prepayment) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all reasonable out-of-pocket losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF SUCH PERSON, absent gross negligence, bad faith or willful misconduct of such Person.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender or any Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents  against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses.  The Borrower shall pay (i) (A) all reasonable out-of-pocket expenses incurred by each Agent and its Affiliates (but only including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent, one local counsel in each relevant jurisdiction (if applicable) and one specialty counsel), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents through the Closing Date, and  (B) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent, one local counsel in each relevant jurisdiction (if applicable) and one specialty counsel), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by each Agent or any Lender (including the fees, charges and disbursements of any counsel for each Agent or any Lender), in connection with the enforcement of its rights after the occurrence of an Event of Default (or, during the continuance of an Event of Default, protection of its rights) (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.  Without limiting the provisions of Section 3.01(c) or Section 3.04(a), this Section 10.04(a) shall not apply to Taxes, other than any Taxes attributable to non-Tax out-of-pocket expenses.

(b) Indemnification by the Borrower.  The Borrower shall indemnify each Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01),  (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials at, on, under or emanating from any property owned, leased or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, in each case whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY SUCH INDEMNITEE, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment in its favor to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or any Related Party of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  Without limiting the provisions of Section 3.01(c) or Section 3.04(a), this Section 10.04(b) shall not apply to Taxes, other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to an Agent (or any sub-agent thereof) or any Related Party of any of the foregoing but without affecting the Borrower’s obligations to pay such amounts, each Lender severally agrees to pay to such Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Outstanding Amount of all Loans at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the parties hereto shall not assert, and hereby waives, and the Borrower acknowledges that neither it nor any Subsidiary shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by others of any information or other materials distributed to such party by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments.  All amounts due under this Section shall be payable not later than 30 Business Days after demand therefor after receipt of a reasonably detailed written invoice therefor.

(f) Survival.  The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender or Agent and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside

.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not, nor may any other Loan Party (except to the extent such Loan Party is permitted in a transaction permitted by the terms of this Agreement) assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(e), or (iv) to an SPC in accordance with the provisions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.  Notwithstanding the foregoing or anything to the contrary herein, Bank of America, N.A. may, without notice to the Loan Parties, assign its rights and obligations under this Agreement to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement.

(b) Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b)) at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts. Except with respect to an assignment pursuant to Section 9.09,

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the applicable Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, in the case of any assignment in respect of the Term B Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among the separate Classes and any separate term loan facilities provided pursuant to the penultimate paragraph of Section 10.01 on a non-pro rata basis;

(iii) Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Sections 8.01(a), (f) or (g) has occurred and is continuing at the time of such assignment, (2) such assignment is made pursuant to Section 9.09 or (3) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days af ter having received notice thereof; and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the Facilities with respect to assignments to Lenders previously consented to by the Borrower; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any unfunded commitment in respect of any Term Loans if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund, unless in the case of this clause (2), such assignment is pursuant to Section 10.06(g) below.

(iv) Assignment and Assumption.  Except with respect to an assignment pursuant to Section 9.09, the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 and any documentation required under Section 3.01(e); provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  Other than in the case of assignment pursuant to Section 10.06(g) below, the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrower other than pursuant to Section 10.06(g) or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person (or a holding company, investment vehicle or trust for, or owned or operated for the primary benefit of a natural person).

(vi) Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be presumptively correct, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (with respect to such Lender’s interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned or operated for the primary benefit of a natural Person, a Defaulting Lender, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections, provided that the documentation required under Section 3.01(e) shall be delivered solely to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) shall be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent that the entitlement to a greater payment results from a Change in Law after the Participant became a Participant.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant shall be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations  or to the extent such disclosure is necessary to comply with other requirements under applicable Laws governing Taxes.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Special Purpose Funding Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement.  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01 and 3.04) except to the extent the entitlement to a greater payment under Section 3.01 or 3.04 results from a Change in Law after the Participant became a Participant, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  Each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) subject to Section 10.07, disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(g) Assignment to Borrower.  Any Lender may, so long as no Default has occurred and is continuing, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to the Borrower through (x) Dutch auctions open to all Lenders on a pro rata basis in accordance with the procedures of the type described in Section 2.17 or (y) notwithstanding Sections 2.12 and 2.13 or any other provision in this Agreement, open market purchase on a non-pro rata basis; provided that in connection with assignments pursuant to clauses (x) and (y) above, (i) the principal amount of such Term Loans, along with all accrued and unpaid interest thereon, so assigned or transferred to the Borrower shall be deemed automatically cancelled and extinguished on the date of such assignment or transfer, (ii) the aggregate outstanding principal amount of Term Loans of the remaining Lenders shall reflect such cancellation and extinguishment of the Term Loans then held by the Borrower and (iii) the Borrower shall promptly provide notice to the Administrative Agent of such assignment or transfer of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register.

10.07 Treatment of Certain Information; Confidentiality

.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates’, its auditors and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required by or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.18 or Section 10.01; or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i)  any rating agency in connection with rating the Borrower or its Restricted Subsidiaries or the credit facilities provided hereunder or (ii) the

CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the a Loan Party.  In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or any Subsidiary of either thereof, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08 Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency (but not trust accounts)) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf, and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12 Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders.  If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower or the new assignee Lender shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, (A) if such Non-Consenting Lender refused to consent to a transaction that would have resulted in a prepayment premium pursuant to Section 2.05(c)(ii), the Borrower shall have paid the Non-Consenting Lender such prepayment premium and (B) the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION.  THE BORROWER, EACH OTHER LOAN PARTY AND EACH OTHER PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN CONNECTION WITH ANY LOAN DOCUMENT IN THE COURTS OF ANY JURISDICTION RELATING TO TAKING ENFORCEMENT ACTIONS AGAINST THE COLLATERAL.

(c) WAIVER OF VENUE.  THE BORROWER AND EACH OTHER PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY

JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act.

10.17 Time of the Essence.  Time is of the essence of the Loan Documents.

10.18 Designation as Senior Indebtedness

.  All Obligations shall (i) be “Designated Senior Indebtedness” or any similar designation (with respect to indebtedness having the maximum rights as “senior debt”) under any agreement or indenture evidencing other Indebtedness of the Borrower and its Restricted Subsidiaries (ii) be treated as senior indebtedness at least pari passu with respect to all other indentures and other Indebtedness of the Borrower and its Restricted Subsidiaries.

10.19 No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Syndication Agent, the Documentation Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower and their respective Affiliates, on the one hand, and the Administrative Agent, the Syndication Agent, the Documentation Agent, the Arrangers and the Lenders, on the other hand, (B) each of the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Syndication Agent, the Documentation Agent, the Arrangers and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its respective Affiliates, or any other Person and (B) none of the Administrative Agent, the Syndication Agent, the Documentation Agent, any Arranger or any Lender has any obligation to the Borrower or any of its respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Syndication Agent, the Documentation Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its respective Affiliates, and none of the Administrative Agent, the Syndication Agent, the Documentation Agent, the Arrangers and the Lenders has any obligation to disclose any of such interests to the Borrower or any of its respective Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Syndication Agent, the Documentation Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.20 Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assump tions, amendments or other Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

10.21 ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.22 Keepwell.  Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of the security interest under the Loan Documents, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under its Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 10.22 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

10.23 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Solely to the extent any Lender that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

10.24 ERISA.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i) none of the Administrative Agent or the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this

Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent or the Arrangers or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

(c) The Administrative Agent and the Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

The Remainder of This Page Is Intentionally Left Blank.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER

ENTRAVISION COMMUNICATIONS CORPORATION

By:	/s/ Christopher T. Young
Name: Christopher T. Young
Title: EVP, Chief Financial Officer and Treasurer

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Brenda Schriner
Name: Brenda Schriner
Title: Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Matthew Koenig
Name: Matthew Koenig
Title: Senior Vice President

[Signature Page to Credit Agreement]

Schedule 1.01(a)

Immaterial Subsidiaries

None.

Schedule 1.01(b)

License Subsidiaries

Entravision Holdings, LLC

Schedule 2.01

Commitments and Applicable Percentages

Lender	Term B Commitment	Applicable Percentage
Bank of America, N.A.	$300,000,000	100%

Schedule 5.08

Material Real Property

None.

Schedule 5.13

Subsidiaries and Other Equity Investments

(a) Subsidiaries

Subsidiaries	Record Owner	No. Shares/Interest
Entravision San Diego, Inc.	Entravision Communications Corporation	100
Los Cerezos Television Company	Entravision Communications Corporation	100
The Community Broadcasting Company of San Diego, Incorporated	Entravision Communications Corporation	100
Arizona Radio, Inc.	Entravision Communications Corporation	100
Aspen FM, Inc.	Entravision Communications Corporation	100
Channel Fifty Seven, Inc.	Entravision San Diego, Inc.	100
Latin Communications Group Inc.	Entravision Communications Corporation	100
Z-Spanish Media Corporation	Entravision Communications Corporation	100
Diamond Radio, Inc.	Entravision Communications Corporation	100
Entravision Texas L.P., Inc.	Z-Spanish Media Corporation	100
Vista Television, Inc.	Entravision San Diego, Inc.	100
Pulpo Media, Inc.	Entravision Communications Corporation	100
Entravision Holdings, LLC	Entravision Communications Corporation	100%
Entravision-Texas, G.P., LLC	Entravision-Texas L.P., Inc.	100%
Entravision Communications Company, L.L.C.	Entravision Communications Corporation Entravision San Diego, Inc.	20% 80%
Entravision, L.L.C.	Entravision Communications Company, L.L.C.	100%
Entravision-El Paso, L.L.C.	Entravision Communications Company, L.L.C.	100%
Headway Holdings, LLC	Entravision Communications Corporation	100%
LCG, LLC	Latin Communications Group, Inc.	100%
Lotus/Entravision Reps LLC	Entravision Communications Corporation	100%
Todobebe, LLC	Entravision Communications Corporation	100%
Entravision-Texas Limited Partnership	Entravision-Texas L.P., Inc. Entravision-Texas G.P., LLC	99% 1%
Comercializadora Frontera Norte, S. de R.L. de C.V.	Entravision Communications Company, L.L.C. Entravision, L.L.C.	99.9% 0.1%
Entravision Pulpo, S. de R.L. de C.V.	Entravision Communications Company, L.L.C. Entravision, L.L.C.	99.9% 0.1%
26 de Mexico, S. de R.L. de C.V.	Entravision, L.L.C. Entravision-El Paso, L.L.C.	0.1% 99.9%
Televisora Alco, S. de R.L. de C.V.	Entravision Communications Company, L.L.C.	40%
Tele Nacional, S. de R.L. de C.V.	Televisora Alco, S. de R.L. de C.V.	99.9%
TVNorte, S. de R.L. de C.V.	Televisora Alco, S. de R.L. de C.V.	99.8%
Pulpo Media, SRL	Pulpo Media, Inc. Latin Communications Group Inc.	60% 40%
Futuro, SRL	Latin Communications Group, Inc. LCG, LLC	90% 10%
Tonsai S.A.	Latin Communications Group, Inc. LCG, LLC	95% 5%

Subsidiaries	Record Owner	No. Shares/Interest
HDW Group LLC	Tonsai, S.A.	100%
EVC Cocina Holdings LLC	Entravision Communications Corporation	100%
Headway Spain Digital Technology Services, S.L.U.	Headway Holdings, LLC	100%
Gigales, S.A.	Headway Spain Digital Technology Services, S.L.U.	100%
Zoudery .S.A.	Headway Spain Digital Technology Services, S.L.U.	100%
Headway Digital Media Technology SL	Headway Spain Digital Technology Services, S.L.U.	100%
Headway Digital Chile SPA	Headway Spain Digital Technology Services, S.L.U.	100%
Headway Digital Colombia Online	Headway Spain Digital Technology Services, S.L.U.	100%
Headway Digital North America LLC	Headway Spain Digital Technology Services, S.L.U.	100%
Mobrain Digital Ltd.	Headway Spain Digital Technology Services, S.L.U.	100%
Headway Digital Costa Rica SRL	Headway Spain Digital Technology Services, S.L.U. Zoudery .S.A.	50% 50%
Headway Guatemala S.A.	Headway Spain Digital Technology Services, S.L.U. Zoudery .S.A.	50% 50%
Headway Digital de Panamá S.A.	Headway Spain Digital Technology Services, S.L.U. Zoudery .S.A.	50% 50%
Headway Digital de México S.A. de C.V.	Headway Spain Digital Technology Services, S.L.U. Zoudery .S.A.	60% 40%
Headway Brasil Midia Online	Headway Spain Digital Technology Services, S.L.U. Zoudery .S.A.	0.1% 99.9%

(b) Other Equity Investments

Current Legal Entities Owned	Record Owner	No. Shares/Interest
Chanclazo Studios, Inc.	Entravision Communications Corporation	12.5%
Cocina Vista, LLC	EVC Cocina Holdings, LLC	34.3%

Schedule 5.27(b)

Station Disclosures

None.

Schedule 5.27(e)

MVPD Disclosures

None.

Schedule 6.20

Post-Closing Matters

1.

No later than 60 days after the Closing Date (or such longer period as may be approved by the Administrative Agent in its sole discretion), the Borrower shall deliver, or cause to be delivered, to the Administrative Agent Control Agreements (as defined in the Security Agreement) with respect to each Deposit Account, Securities Account or Commodities Account (as each term is defined in the Security Agreement) required to be subject to a Control Agreement under the terms of the Collateral Documents.

Schedule 7.01

Existing Liens

Grantor	Secured Party	Filing No. Filing Date	Jurisdiction	Description of Assets	Related Filings
Entravision Communications Corporation	GreatAmerica Financial Services Corporation	2014 3152816 07/28/2014	DE	Certain equipment	Amendment 2015 1057578
Entravision Communications Corporation	GreatAmerica Financial Services Corporation	2015 4583570 10/08/2015	DE	Certain equipment	None
Entravision Communications Corporation	GreatAmerica Financial Services Corporation	2016 2923975 05/16/2016	DE	Certain equipment	None

Cash collateral  in respect of the letters of credit set forth on Schedule 7.03.

Schedule 7.03

Existing Indebtedness

Letters of credit to the parties and in the amounts set forth as follows:

Colorado State	$50,000
101 Constitution Trust	$365,304
Worker's Comp, Property & Auto	$317,066
Total:	$732,370

Schedule 7.09

Transactions with Affiliates

None.

Schedule 10.02
Administrative Agent’s Office, Certain Addresses for Notices

To the Borrower:

Entravision Communications Corporation
2425 Olympic Boulevard, Suite 6000 West
Santa Monica, California 90404
Attention: Walter F. Ulloa, Chairman and Chief Executive Officer
Facsimile: (310) 449-4706

With a copy to:

Entravision Communications Corporation
2425 Olympic Boulevard, Suite 6000 West
Santa Monica, California 90404
Attention: Christopher T. Young, Chief Financial Officer
Facsimile: (310) 449-4726

With a copy to:

Entravision Communications Corporation
2425 Olympic Boulevard, Suite 6000 West
Santa Monica, California 90404
Attention: General Counsel
Facsimile: (310) 449-1306

Administrative Agent:

Administrative Agent’s Office (for payments and Requests for Credit Extensions):

Bank of America, N.A., as Administrative Agent

Credit Services

Mail Code:  TX2-984-03-23

2380 Performance Dr.

Richardson, TX  75082

Attention: Armando Gonzalez, Jr.

Telephone: 469-201-8330

Telecopier: 214-416-0948

Electronic Mail:  armando.a.gonzalez@bankofamerica.com

Wire Instruction:

Bank of America, New York, NY

ABA # 026009593

Account Name: Wire Clearing Acct for Syn Loans-LIQ

Account No.: 1366072250600

Attention: Armando Gonzalez

Ref.:  Entravision Communications Corporation

Other Notices as Administrative Agent:

Bank of America, N.A.

Agency Management

Mail Code: WA3-132-01-01

Houghton Banking Center

10623 NE 68th Street

Kirkland, WA  98033

Attention: Tiffany Shin

Telephone: 206-358-0078

Telecopier: 415-343-0561

Electronic Mail:  tiffany.shin@baml.com

Other Agents:

Royal Bank of Canada

Global Loan Administration

Brookfield Place

200 Vesey Street

New York, NY  10281-8098

Tel:       1-877-332-7455

Fax:      1-212-428-2372

Email:   RBCNewYorkGLA1@rbc.com

Wells Fargo Bank, National Association

301 S College Street

Floor 14

Charlotte, NC 28202-0901

Attention: Lindsay McGraw

Phone: 704-715-5426

Electronic Mail: lindsey.mcgraw@wellsfargo.com

EXHIBIT A

FORM OF LOAN NOTICE

Date:  __________, 20__

To:Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of November 30, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms not otherwise defined herein but defined therein being used herein as therein defined), among Entravision Communications Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned hereby requests (select one):

☐A Credit Extension	☐A conversion of Loans from one Type to the other
☐A continuation of Eurodollar Rate Loans

1.	On _________________________ (a Business Day).
2.	In the amount of $__________________.
3.	Comprised of _____________________.
[Type and Class of Loan requested]
4.	For Eurodollar Rate Loans: with an Interest Period of ___ months.

ENTRAVISION COMMUNICATIONS CORPORATION

By:
Name:
Title:

A-1

Loan Notice

EXHIBIT B

__________, ____	$__________

[TERM B][INCREMENTAL TERM][INCREMENTAL REVOLVING] LOAN NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to _______________ or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of the [Term B][Incremental Term][Incremental Revolving] Loan made by the Lender to the Borrower under that certain Credit Agreement, dated as of November 30, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms not otherwise defined herein but defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of the [Term B][Incremental Term][each Incremental Revolving] Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This [Term B Loan][Incremental Term Loan][Incremental Revolving Loan] Note (this “Note”) is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Note is also entitled to the benefits of the Guaranty and is secured by the Collateral.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  [Term B][Incremental Term][Incremental Revolving] Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Note and endorse thereon the date, Type, Interest Period (if applicable), amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

[Remainder of Page Intentionally Left Blank.]

Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ENTRAVISION COMMUNICATIONS CORPORATION

By:
Name:
Title:

[TERM B][INCREMENTAL TERM][INCREMENTAL REVOLVING] LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:  __________, ____

To:Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of November 30, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms not otherwise defined herein but defined therein being used herein as therein defined), among Entravision Communications Corporation, a Delaware corporation (the “Borrower”), each lender (collectively, the “Lenders” and individually, a “Lender”) from time to time party to the Agreement and Bank of America, N.A. (“Bank of America”), as Administrative Agent.

The undersigned Responsible Officer hereby certifies on behalf of the Borrower as of the date hereof that he/she is the _______________ of the Borrower, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of a nationally recognized independent public accounting firm or an independent certified public accountant of nationally recognized standing and a copy of the management’s discussion and analysis with respect to such financial statements, in each case as required by such section.  **Not required if an Annual Report on form 10‑K is filed with the SEC and is made publicly available through EDGAR.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date and a copy of management’s discussion and analysis with respect to such financial statements, as required by such section.  Such financial statements were prepared in accordance with GAAP for interim financial information and are accompanied by the certifications required by the rules and regulations of the SEC.  **Not required if a Quarterly Report on form 10‑Q is filed with the SEC and is made publicly available through EDGAR.

2.The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and financial condition of the Borrower during the accounting period covered by the attached financial statements.

3.To the knowledge of the undersigned, [Select one:] [No Default exists] or [A Default exists.  The following (i) sets forth the details of such Default, (ii) describes each material provision of the Agreement and the Loan Document that may be materially implicated by the occurrence of such Default and (iii) sets forth the actions the Borrower has taken or proposes to take with respect thereto:]

4.The information set forth on Schedule 2 attached hereto is true and accurate in all material respects on and as of the date of this Compliance Certificate.

5.To the extent adjustments made in accordance with Section 1.07 of the Agreement are set forth on Schedule 2 attached hereto, the delivery of this Compliance Certificate constitutes the notice required by Section 1.07 of the Agreement.

Compliance Certificate

6.[Select one:] [Attached as Schedule 3 is a list that identifies each Immaterial Subsidiary as of the date of this Compliance Certificate.] or [There has been no change in the list of Immaterial Subsidiaries since the later of the Closing Date or the date of the last such list delivered to the Administrative Agent.]

[Use following paragraph 7 only concurrently with the delivery of the fiscal year-end financial statements]

7.As of the date hereof, [there has been no change to the information provided in the Perfection Certificate delivered on the Closing Date, as supplemented by each Perfection Certificate Supplement and additional Perfection Certificate, if any, delivered to the Administrative Agent prior to the date hereof][the Perfection Certificate Supplement attached as Schedule 4 hereto shows each change to the information provided in the Perfection Certificate delivered on the Closing Date, as supplemented by each Perfection Certificate Supplement and additional Perfection Certificate, if any, delivered to the Administrative Agent prior to the date hereof].

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of __________, 20__.

ENTRAVISION COMMUNICATIONS CORPORATION

By:
Name:
Title:

For the Quarter/Year ended __________ (“Statement Date”)

SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

I. Calculation of the “Available Amount”
A. the sum of
1. 100% of Cumulative Retained Excess Cash Flow for all fiscal years prior to the Statement Date	$
2. 100% of the Eligible Equity Proceeds received by the Borrower during the period from and including the Business Day immediately following the Closing Date through and including the Statement Date	$

3.    if during the period from and including the Business Day immediately following the Closing Date through and including the Statement Date, the Borrower has designated and converted an Unrestricted Subsidiary to a Restricted Subsidiary in accordance with the terms of the Agreement and such Person remains a Restricted Subsidiary, without duplication, an amount equal to the lesser of (i) the original amount of any investment by the applicable Loan Party in such Unrestricted Subsidiary prior to the Statement Date and (ii) the fair market value of the investment of the applicable Loan Party in such Unrestricted Subsidiary at the time of such designation or conversion

$
4. $50,000,000	$50,000,000

provided, however, that notwithstanding any provision in the foregoing to the contrary, to the extent that any amounts which would be included in the calculation of the Available Amount for any fiscal year pursuant to Line (I)(A)(2) are required by any provision of any other agreement entered into by any Loan Party with respect to other Indebtedness of any Loan Party, or any other Subsidiary of any Loan Party, to repay or prepay obligations or liabilities under such Indebtedness, such amounts may not be included in the calculation of the Available Amount.

B. minus the sum of

1.    the aggregate amount of Investments (including (x) Investments in Unrestricted Subsidiaries and (y) Investments deemed made in Unrestricted Subsidiaries upon the designation or conversion of any Restricted Subsidiary as an Unrestricted Subsidiary) made relying on the permitted basket in Section 7.02(f) of the Agreement during the period commencing on the Closing Date and ending on the Statement Date without taking into account of the intended usage of the Available Amount at such Statement Date

$

2.    the aggregate amount of Restricted Payments made relying on the permitted basket in Section 7.06(c) of the Agreement during the period commencing on the Closing Date and ending on the Statement Date without taking into account of the intended usage of the Available Amount at such Statement Date

$

3.   the aggregate amount of prepayments, redemption, defeasance, repurchase or cancellation of Indebtedness, made relying on the permitted basket in Section 7.18(a) of the Agreement during the period commencing on the Closing Date and ending on the Statement Date without taking into account of the intended usage of the Available Amount at such Statement Date; provided that if such Indebtedness is purchased at a discount to par or cancelled, only the actual amount of cash U.S. dollars spent to retire or cancel such Indebtedness shall be included in such calculation

$
4. Total usage (Lines I.B.1 + 2 + 3)	$
C. Available Amount (Lines I.A.1 + 2 + 3 + 4 – Line I.B.4)	$
II. Adjustments made to financial calculations in accordance with Section 1.07 of the Credit Agreement (if any)

[SCHEDULE 3

Immaterial Subsidiaries]

[SCHEDULE 4

Perfection Certificate Supplement

[attached]]

EXHIBIT D

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]2 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]3 Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]4 hereunder are several and not joint.]5  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below, and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]: ____________________________ [Assignor [is] [is not] a Defaulting Lender]
2.	Assignee[s]: _________________________ [and is an [Affiliate][Approved Fund] of [identify Lender]]
3.	Borrower(s): Entravision Communications Corporation

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Assignment and Assumption

4.Administrative Agent:  Bank of America, N.A., as the administrative agent under the Credit Agreement

5.Credit Agreement:  Credit Agreement, dated as of November 30, 2017 (as amended, restated, extended, supplemented or otherwise modified from time to time), among Entravision Communications Corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

6.Assigned Interest[s]:

Assignor[s][6]	Assignee[s][7]	Facility Assigned[8]	Aggregate Amount of Commitment/ Loans for all Lenders[9]	Amount of Commitment/ Loans Assigned[10]	Percentage Assigned of Commitment/ Loans[11]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7.Trade Date:  __________]12

Effective Date:  __________, 20__  [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment and Assumption (e.g., “Term B Facility,” etc.)
[8]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[9]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[10]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[1][1]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][13] [NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][13] [NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[1][2]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

[Consented to and]14 Accepted:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Title:

[Consented to:]15

Entravision Communications Corporation,
as Borrower

By:
Title:

[1][3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[14]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

Credit Agreement dated as of November 30, 2017 by and among
Entravision Communications Corporation, as the Borrower, Bank of America, N.A., as Administrative Agent, and the Lenders party thereto from time to time

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.Representations and Warranties.

1.1.Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee under Section 10.06(b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b) of the Credit Agreement), (iii) it is not a Defaulting Lender, (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (vi) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vii) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (viii) if it is a Foreign Lender attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee, and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E

GUARANTY

This GUARANTY (this “Guaranty”), dated as of November 30, 2017, is made by each of the parties listed on the signature pages hereof and each other Person who shall become a party hereto by execution of a Joinder to Guaranty (collectively, the “Guarantors,” and each, a “Guarantor”), in favor Bank of America, N.A., as Administrative Agent, for its benefit and the benefit of the Guarantied Parties referred to below.

W I T N E S S E T H:

Entravision Communications Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent (hereinafter, the “Administrative Agent”), are parties to that certain Credit Agreement dated as of even date herewith (such agreement, together with all amendments, restatements, extensions, supplements or other modifications, the “Credit Agreement,” and capitalized terms not defined herein but defined therein being used herein as therein defined).

The Borrower and each of the Guarantors are members of the same consolidated group of companies and are engaged in operations which require financing on a basis in which credit can be made available from time to time to the Borrower and the Guarantors, and the Guarantors will derive direct and indirect economic benefit from the Loans under the Credit Agreement.

It is a condition precedent to the obligation of the Lenders to make Loans under the Credit Agreement that the Guarantors shall have executed and delivered this Guaranty.

The Lenders, the Administrative Agent, any Cash Management Bank, any Hedge Bank, the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and any of the other Secured Parties are herein referred to as the “Guarantied Parties.”

NOW, THEREFORE, in consideration of the premises and to induce the Lenders to make Loans, the Guarantors hereby agree as follows:

SECTION 1.   Guaranty.  The Guarantors hereby jointly and severally unconditionally and irrevocably guarantee to the Administrative Agent for the benefit of the Guarantied Parties the full and prompt payment when due, whether at stated maturity, by acceleration or otherwise, of, and the performance of the Obligations (the “Guarantied Obligations”).  Upon failure of the Borrower to pay any of the Guarantied Obligations when due after the giving by the Administrative Agent and/or the Lenders of any notice and the expiration of any applicable cure period in each case provided for in the Credit Agreement or the other Loan Documents (whether at stated maturity, by acceleration or otherwise), the Guarantors hereby further jointly and severally agree to promptly pay the same after the Guarantors’ receipt of notice from the Administrative Agent of the Borrower’s failure to pay the same, without any other demand or notice whatsoever, including without limitation, any notice having been given to any Guarantor of either the acceptance by the Guarantied Parties of this Guaranty or the creation or incurrence of any of the Guarantied Obligations.  This Guaranty is an absolute guaranty of payment and performance of the Guarantied Obligations and not a guaranty of collection, meaning that it is not necessary for the Guarantied Parties, in order to enforce payment by the Guarantors, first or contemporaneously to accelerate payment of any of the Guarantied Obligations, to institute suit or exhaust any rights against any Loan Party, or to enforce any rights against any Collateral.  Notwithstanding anything herein or in any other Loan Document to the contrary, in any action or proceeding involving any state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if, as a result of applicable law relating to fraudulent conveyance or fraudulent transfer, including Section 548 of Bankruptcy Code or any applicable provisions of comparable state law (collectively, “Fraudulent Transfer Laws”), the obligations of any Guarantor under this Section 1 would otherwise, after giving effect to (a) all other liabilities of such Guarantor, contingent or otherwise, that are relevant under such Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor in respect of intercompany Indebtedness to the Borrower to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder) and (b) to the value as assets of such Guarantor (as determined under the appli

Guaranty

cable provisions of such Fraudulent Transfer Laws) of any rights of subrogation, contribution, reimbursement, indemnity or similar rights held by such Guarantor pursuant to (i) applicable requirements of applicable Laws, (ii) Section 10 hereof or (iii) any other contractual obligations providing for an equitable allocation among such Guarantor and other Subsidiaries of the Borrower of obligations arising under this Guaranty or other guaranties of the Guarantied Obligations by such parties, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under this Section 1, then the amount of such liability shall, without any further action by such Guarantor, any Lender, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 2.  Guaranty Absolute.  Each Guarantor guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of the Credit Agreement, the Notes and the other Loan Documents, without set-off or counterclaim, and regardless of any applicable Laws now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Guarantied Parties with respect thereto.  The liability of each Guarantor under this Guaranty shall be absolute and unconditional irrespective of:

(a)    any lack of validity or enforceability of any provision of any other Loan Document or any other agreement or instrument relating to any Loan Document, or avoidance or subordination of any of the Guarantied Obligations;

(b)    any change in the time, manner or place of payment of, or in any other term of, or any increase in the amount of, all or any of the Guarantied Obligations, or any other amendment or waiver of any term of, or any consent to departure from any requirement of, the Credit Agreement, the Notes or any of the other Loan Documents (other than this Guaranty);

(c)    any exchange, release or non-perfection of any Lien on any Collateral for, or any release of any other Loan Party or amendment or waiver of any term of any other guaranty of, or any consent to departure from any requirement of any other guaranty of, all or any of the Guarantied Obligations;

(d)    the absence of any attempt to collect any of the Guarantied Obligations from the Borrower or from any other Loan Party or any other action to enforce the same or the election of any remedy by any of the Guarantied Parties;

(e)    any waiver, consent (except with respect to the express purpose of such waiver or consent), extension, forbearance or granting of any indulgence by any of the Guarantied Parties with respect to any provision of any other Loan Document;

(f)    the election by any of the Guarantied Parties in any proceeding under any Debtor Relief Law;

(g)    any borrowing or grant of a security interest by the Borrower, as debtor-in-possession, under any Debtor Relief Law; or

(h)    any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the Borrower or any Guarantor other than payment or performance of the Guarantied Obligations.

SECTION 3.   Waiver.

(a)  Each Guarantor hereby (i) waives (to the fullest extent permitted by applicable law) (A) promptness, diligence, and, except as otherwise provided herein, notice of acceptance and any and all other notices, including, without limitation, notice of intent to accelerate and notice of acceleration, with respect to any of the Guarantied Obligations or this Guaranty, (B) any requirement that any of the Guarantied Parties protect, secure, perfect or insure any security interest in or other Lien on any property subject thereto or exhaust any right or take any action against the Borrower or any other Person or any collateral, (C) the filing of any claim with a court in the event of receivership or bankruptcy of the Borrower or any other Loan Party, (D) except as otherwise provided herein or in the other Loan Documents, protest or notice with respect to nonpayment of all or any of the Guarantied Obligations,

(E) the benefit of any statute of limitation, (F) except as otherwise provided herein or in the other Loan Documents, all demands whatsoever (and any requirement that demand be made on the Borrower or any other Person as a condition precedent to such Guarantor’s obligations hereunder), (G) all rights by which any Guarantor might be entitled to require suit on an accrued right of action in respect of any of the Guarantied Obligations or require suit against the Borrower or any other Guarantor or Person, (H) any defense based upon an election of remedies by any Guarantied Party, (I) notice of any events or circumstances set forth in clauses (a) through (h) of Section 2 hereof, (J) any defense arising by reason of any disability or other defense of the Borrower or any other Guarantor, or the cessation from any cause whatsoever (including any act or omission of the Guarantied Parties) of the liability of the Borrower; (K) any defense based on any claim that any Guarantor’s obligations exceed or are more burdensome than those of the Borrower, (L) any benefit of and any right to participate in any security now or hereafter held by any Guarantied Party, (M) any fact or circumstance related to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of the Guarantors under this Guaranty or (N) any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating Guarantors or sureties, other than the defense that the Guaranteed Obligations have been fully performed and indefeasibly paid in full in cash; and (ii) covenants and agrees that, except as otherwise agreed by the parties in accordance with the terms of the Credit Agreement, this Guaranty will not be discharged except (i) by complete payment and performance of the Guarantied Obligations and any other obligations of such Guarantor contained herein or (ii) as to any Guarantor, upon the Disposition of all of the Equity Interests of such Guarantor as permitted under the Credit Agreement.

(b)  If, in the exercise of any of its rights and remedies in accordance with the provisions of applicable Laws, any of the Guarantied Parties shall forfeit any of its rights or remedies, including, without limitation, its right to enter a deficiency judgment against the Borrower or any other Person, whether because of any applicable Laws pertaining to “election of remedies” or the like, each Guarantor hereby consents to such action by such Guarantied Party and waives any claim based upon such action.  Any election of remedies which, by reason of such election, results in the denial or impairment of the right of such Guarantied Party to seek a deficiency judgment against the Borrower shall not impair the obligation of such Guarantor to pay the full amount of the Guarantied Obligations or any other obligation of such Guarantor contained herein.

(c)  In the event any of the Guarantied Parties shall bid at any foreclosure or trustee’s sale or at any private sale permitted by applicable Laws or under any of the Loan Documents, to the extent not prohibited by applicable Laws, such Guarantied Party may bid all or less than the amount of the Guarantied Obligations and the amount of such bid, if successful, need not be paid by such Guarantied Party but shall be credited against the Guarantied Obligations.

(d)  Each Guarantor agrees that notwithstanding the foregoing and without limiting the generality of the foregoing if, after the occurrence and during the continuance of an Event of Default, the Guarantied Parties are prevented by applicable Law from exercising their respective rights to accelerate the maturity of the Guarantied Obligations, to collect interest on the Guarantied Obligations, or to enforce or exercise any other right or remedy with respect to the Guarantied Obligations, or the Administrative Agent is prevented from taking any action to realize on the Collateral, to the extent permitted by law such Guarantor agrees to pay to the Administrative Agent for the account of the Guarantied Parties, upon demand therefor, for application to the Guarantied Obligations, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Guarantied Parties.

(e)  Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrower and of each other Loan Party, and of all other circumstances bearing upon the risk of nonpayment of the Guarantied Obligations or any part thereof, that diligent inquiry would reveal.  Each Guarantor hereby agrees that the Guarantied Parties shall have no duty to advise any Guarantor of information known to any of the Guarantied Parties regarding such condition or any such circumstance.  In the event that any of the Guarantied Parties in its sole discretion undertakes at any time or from time to time to provide any such information to any Guarantor, such Guarantied Party shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which, pursuant to accepted and reasonable banking or commercial finance practices, such Guarantied Party wishes to maintain as confidential, or (iii) to make any other or future disclosures of such information or any other information to such Guarantor.

(f)  Each Guarantor consents and agrees that the Guarantied Parties shall be under no obligation to marshal any assets in favor of any Guarantor or otherwise in connection with obtaining payment of any or all of the Guarantied Obligations from any Person or source.

SECTION 4.  Representations and Warranties.  Each Guarantor hereby represents and warrants to the Guarantied Parties that the representations and warranties set forth in Article V of the Credit Agreement as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party are true and correct in all material respects in the manner specified in the Credit Agreement and the Guarantied Parties shall be entitled to rely on each of them as if they were fully set forth herein.

SECTION 5.  Amendments, Etc.  Subject to Section 10.01 of the Credit Agreement, no amendment or waiver of any provision of this Guaranty nor consent to any departure by any Guarantor herefrom shall in any event be effective unless the same shall be in writing, approved by the Required Lenders (or by all the Lenders where the approval of each Lender is required under the Credit Agreement), the Guarantors and the Borrower, and signed by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided however, that the joinder of additional guarantors as parties to this Guaranty shall not require the consent of any party hereto.

SECTION 6.  Addresses for Notices.  All notices and other communications provided for hereunder shall be effectuated in the manner provided for in Section 10.02 of the Credit Agreement, provided that if a notice or communication hereunder is sent to a Guarantor, said notice shall be addressed to such Guarantor, in care of the Borrower at the Borrower’s then current address (or facsimile number) for notice under the Credit Agreement.

SECTION 7.  No Waiver; Remedies.

(a)  No failure on the part of any Guarantied Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by applicable Law or any of the other Loan Documents.

(b)  No waiver by the Guarantied Parties of any default shall operate as a waiver of any other default or the same default on a future occasion, and no action by any of the Guarantied Parties permitted hereunder shall in way affect or impair any of the rights of the Guarantied Parties or the obligations of any Guarantor under this Guaranty or under any of the other Loan Documents, except as specifically set forth in any such waiver.  Any determination by a court of competent jurisdiction of the amount of any principal and/or interest or other amount constituting any of the Guarantied Obligations shall be conclusive and binding on each Guarantor irrespective of whether such Guarantor was a party to the suit or action in which such determination was made provided that the Borrower was so a party.

SECTION 8.  Right of Set-off.  Upon the occurrence and during the continuance of any Event of Default under the Credit Agreement, each Guarantied Party and each of its Affiliates entering into a Swap Contract (provided that such Lender was a Lender at the time such Swap Contract was entered into) with the Borrower or any Affiliate of the Borrower is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Laws, to set-off and apply any and all deposits (general or special (except trust and escrow accounts), time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Guarantied Party or any such Affiliate to or for the credit or the account of each Guarantor against any and all of the obligations of such Guarantor now or hereafter existing under this Guaranty, irrespective of whether or not such Guarantied Party or any such Affiliate shall have made any demand under this Guaranty and although such obligations may be contingent and unmatured; provided, however, such Lender or any such Affiliate shall promptly notify such Guarantor and the Borrower after such set-off and the application made by such Guarantied Party.  The rights of each such Guarantied Party and each of their respective Affiliates under this Section 8 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Guarantied Party and any such Affiliate may have.

SECTION 9.  Continuing Guaranty; Transfer of Notes.  Subject to Section 9.10 of the Credit Agreement relating to the release of Restricted Subsidiaries from their obligations under the Guaranty, this Guaranty (a)(i)

is a continuing guaranty and shall remain in full force and effect until the date upon which all of the Guarantied Obligations are paid in full (other than contingent indemnification and reimbursement obligations) and appropriate credit support for all outstanding Secured Hedge Agreements and Secured Cash Management Agreements has been provided (the “Release Date”) and (ii) is binding upon each Guarantor, its permitted successors and assigns, and (b) inures to the benefit of and may be enforceable by the Guarantied Parties and their respective successors, permitted transferees, and permitted assigns.  Without limiting the generality of the foregoing clause (b), each of the Guarantied Parties may assign or otherwise transfer any Note held by it or the Guarantied Obligations owed to it to any other Person, and such other Person shall thereupon become vested with all the rights in respect thereof granted to such Guarantied Party herein or otherwise with respect to such of the Notes and the Guarantied Obligations so transferred or assigned, subject, however, to compliance with the provisions of Section 10.06 of the Credit Agreement in respect of assignments.  Pursuant to the terms of Section 10.06(a) of the Credit Agreement, no Guarantor (except to the extent such Guarantor is permitted in a transaction permitted by the terms of the Credit Agreement) may assign or otherwise transfer any of its obligations under this Guaranty without the prior written consent of the Administrative Agent and each Lender.

SECTION 10.  Reimbursement.  To the extent that any Guarantor shall be required hereunder to pay a portion of the Guarantied Obligations exceeding the greater of (a) the amount of the economic benefit actually received by such Guarantor from the Loans and (b) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Guarantied Obligations (excluding the amount thereof repaid by the Borrower) in the same proportion as such Guarantor’s net worth at the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantors at the date enforcement is sought hereunder, then such Guarantor shall be reimbursed by such other Guarantors for the amount of such excess, pro rata, based on the respective net worths of such other Guarantors at the date enforcement hereunder is sought.  Notwithstanding anything to the contrary, each Guarantor agrees that the Guarantied Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing its guaranty herein or effecting the rights and remedies of the Guarantied Parties hereunder.  This Section 10 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 10 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay to the Guarantied Parties the Guarantied Obligations as and when the same shall become due and payable in accordance with the terms hereof.

SECTION 11.  Reinstatement.  This Guaranty shall remain in full force and effect and continue to be effective should any petition be filed by or against any Loan Party for liquidation or reorganization, should any Loan Party become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of any Loan Party’s assets, and shall, to the fullest extent permitted by applicable Laws, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Guarantied Obligations, or any part thereof, is, pursuant to applicable Laws, rescinded or reduced in amount, or must otherwise be restored or returned by any obligees of the Guarantied Obligations or such part thereof, whether as a “voidable preference,” “fraudulent transfer,” or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Guarantied Obligations shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

SECTION 12.  GOVERNING LAW; SUBMISSION TO JURISDICTION AND WAIVER OF VENUE.

(a)  GOVERNING LAW.  THIS GUARANTY AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS GUARANTY AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)  SUBMISSION TO JURISDICTION; WAIVER OF VENUE.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY GUARANTIED PARTY, OR ANY RELATED PARTY OF THE

FOREGOING IN ANY WAY RELATING TO THIS GUARANTY OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS GUARANTY OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING AGAINST ANY GUARANTOR OR ITS PROPERTIES IN CONNECTION WITH THE GUARANTY IN THE COURTS OF ANY JURISDICTION RELATING TO TAKING ENFORCEMENT ACTIONS AGAINST THE COLLATERAL.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY IN ANY COURT REFERRED TO HEREIN.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

SECTION 13.  Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 14.  Section Titles.  The Section titles contained in this Guaranty are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Guaranty.

SECTION 15.  Execution in Counterparts.  This Guaranty may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same Guaranty.

SECTION 16.  Miscellaneous.  All references herein to the Borrower or to any Guarantor shall include their respective successors and assigns, including, without limitation, a receiver, trustee or debtor-in-possession of or for the Borrower or such Guarantor.  All references to the singular shall be deemed to include the plural where the context so requires. The Guarantied Parties’ books and records showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Guarantors and conclusive, absent manifest error, for the purpose of establishing the amount of the Guaranteed Obligations.

SECTION 17.  Subrogation and Subordination.

(a)  Subrogation.  Notwithstanding any reference to subrogation contained herein to the contrary, each Guarantor hereby agrees that, until the Release Date, it shall not exercise any rights which it may have or hereafter acquire against the Borrower that arise from the existence, payment, performance or enforcement of such Guaran tor’s obligations under this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, any right to participate in any claim or remedy of any Lender against the Borrower or any Collateral which any Lender now has or hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statutes or common law, including without limitation, the right to take or receive from the Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights.  If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Guarantied Obligations shall not have been paid in full, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Guarantied Parties, and shall forthwith be paid to the Administrative Agent to be credited and applied upon the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement.  Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement and that the waiver set forth in this Section 17 is knowingly made in contemplation of such benefits.

(b)  Subordination.  With respect to each Guarantor, all debt and other liabilities of the Borrower or any other Loan Party to such Guarantor (“Loan Party Debt”) are expressly subordinate and junior to the Guarantied Obligations and any instruments evidencing the Guarantied Obligations to the extent provided below.

(i)   Until the Release Date, each Guarantor agrees that it will not request, demand, accept, or receive (by set-off or other manner) any payment amount, credit or reduction of all or any part of the amounts owing under the Loan Party Debt or any security therefor, except as specifically allowed pursuant to clause (ii) below;

(ii)   Notwithstanding the provisions of clause (i) above, the Borrower and each other Loan Party may pay to such Guarantor and such Guarantor may request, demand, accept and receive and retain from the Borrower payments, credits or reductions of all or any part of the amounts owing under the Loan Party Debt or any security therefor on the Loan Party Debt, provided that the Borrower’s and other Loan Party’s right to pay and such Guarantor’s right to receive any such amount shall automatically and be immediately suspended and cease (A) upon the occurrence and during the continuance of an Event of Default or (B) if, after taking into account the effect of such payment, an Event of Default would occur and be continuing.  Such Guarantor’s right to receive amounts under this clause (ii) (including any amounts which theretofore may have been suspended) shall automatically be reinstated at such time as the Event of Default which was the basis of such suspension has been cured or waived (provided that no subsequent Event of Default has occurred) or such earlier date, if any, as the Administrative Agent gives notice to the Guarantors of reinstatement by the Required Lenders, in the Required Lenders’ sole discretion;

(iii)   If any Guarantor receives any payment on the Loan Party Debt in violation of this Guaranty, such Guarantor will hold such payment in trust for the Guarantied Parties and will immediately deliver such payment to the Administrative Agent; and

(iv)   In the event of the commencement or joinder of any suit, action or proceeding of any type (judicial or otherwise) or proceeding under any Debtor Relief Law against the Borrower or any other Loan Party (an “Insolvency Proceeding”) and subject to court orders issued pursuant to the Bankruptcy Code, the Guarantied Obligations shall first be paid, discharged and performed in full before any payment or performance is made upon the Loan Party Debt notwithstanding any other provisions which may be made in such Insolvency Proceeding.  In the event of any Insolvency Proceeding, each Guarantor will at any time prior to the Release Date (A) file, at the request of any Guarantied Party, any claim, proof of claim or similar instrument necessary to enforce the Borrower’s or such other Loan Party’s obligation to pay the Loan Party Debt, and (B) hold in trust for and pay to the Guarantied Parties any and all monies, obligations, property, stock dividends or other assets received in any such proceeding on account of the Loan Party Debt in order that the Guarantied Parties may apply such monies or the cash proceeds of such other assets to the Guarantied Obligations.

SECTION 18.   Rate Provision.  It is not the intention of any Guarantied Party to make an agreement violative of the laws of any applicable jurisdiction relating to usury.  Regardless of any provision in this Guaranty, no Guarantied Party shall ever be entitled to contract, charge, receive, collect or apply, as interest on the Guarantied Obligations, any amount in excess of the Maximum Rate.  In no event shall any Guarantor be obligated to pay any amount in excess of the Maximum Rate.  If from any circumstance the Administrative Agent or any Guarantied Party shall ever receive, collect or apply anything of value deemed excess interest under applicable Law, an amount equal to such excess shall be applied to the reduction of the principal amount of outstanding Loans, and any remainder shall be promptly refunded to the payor.  In determining whether or not interest paid or payable with respect to the Guarantied Obligations, under any specified contingency, exceeds the Maximum Rate, the Guarantors and the Guarantied Parties shall, to the maximum extent permitted by applicable Law,

(a)   characterize any non-principal payment as an expense, fee or premium rather than as interest,

(b)   amortize, prorate, allocate and spread the total amount of interest throughout the full term of such Guarantied Obligations so that the interest paid on account of such Guarantied Obligations does not exceed the Maximum Rate and/or (c) allocate interest between portions of such Guarantied Obligations; provided that if the Guarantied Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, the Guarantied Parties shall refund to the payor the amount of such excess or credit the amount of such excess against the total principal amount owing, and, in such event, no Guarantied Party shall be subject to any penalties provided by any laws for contracting for, charging or receiving interest in excess of the Maximum Rate.

SECTION 19.   Severability.  Any provision of this Guaranty which is for any reason prohibited or found or held invalid or unenforceable by any court or governmental agency shall be ineffective to the extent of such prohibition or invalidity or unenforceability, without invalidating the remaining provisions hereof in such jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 20.   ENTIRE AGREEMENT.  THIS GUARANTY AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES REGARDING THE SUBJECT MATTER HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

SECTION 21.   Additional Guarantors.  Any Person that becomes a Restricted Subsidiary of Borrower that is a Domestic Subsidiary (other than an Excluded Subsidiary) or ceases to be an Excluded Subsidiary subsequent to the date hereof and that was not a “Guarantor” under this Guaranty at the time of initial execution hereof shall become a “Guarantor” hereunder by executing and delivering to the Administrative Agent a Joinder to Guaranty, in the form attached hereto as Exhibit A, in accordance with Section 6.12 of the Credit Agreement.  Any such Restricted Subsidiary shall thereafter be deemed a “Guarantor” for all purposes under this Guaranty.  If a Guarantor ceases to be a Subsidiary or ceases to be a Restricted Subsidiary as a result of a transaction permitted under the Loan Documents, the Administrative Agent may, at its option and in its discretion, release such Guarantor from its obligations hereunder in accordance with Section 9.10 of the Credit Agreement.

SECTION 22.   Tax Provisions Incorporated By Reference.  The provisions of Section 3.01 of the Credit Agreement are incorporated herein, mutatis mutandis, as if a part hereof, and shall apply to each Guarantor as if such Guarantor were, in fact, the Borrower.

SECTION 23.   Expenses.  The Guarantors hereby jointly and severally agree to pay the costs and expenses relating to the enforcement or protection of the Guarantied Parties’ rights under this Guaranty or in respect of the Guaranteed Obligations, including any incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and any incurred in the preservation, protection or enforcement of any rights of the Guarantied Parties in any proceeding under any Debtor Relief Laws in accordance with Section 10.04(a) of the Credit Agreement.  The obligations of the Guarantors under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

SECTION 24.   Condition of Borrower.  The Guarantors acknowledge and agree that they have the sole responsibility for, and have adequate means of, obtaining from the Borrower and any other Guarantor such information concerning the financial condition, business and operations of the Borrower and any such other Guarantor as such Guarantor requires, and that the Guarantied Parties have no duty, and the Guarantors are not relying on the Guarantied Parties at any time, to disclose to the Guarantors any information relating to the business, operations or financial condition of the Borrower or any other Guarantor (the Guarantors waiving any duty on the part of the Guarantied Parties to disclose such information and any defense relating to the failure to provide the same).

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed and delivered by its duly authorized officer on the date first above written.

GUARANTORS: [GUARANTORS]

By:
Name:
Title:

EXHIBIT A

JOINDER TO GUARANTY

THIS JOINDER TO GUARANTY (“Joinder”) is made by the undersigned as of [__________, 20__], to the Guaranty, dated as of November 30, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), made by certain Subsidiaries of Entravision Communications Corporation (the “Borrower”) in favor of the Guarantied Parties.  Unless otherwise defined herein, capitalized terms which are defined in the Guaranty are used herein as so defined.

WITNESSETH:

The Guaranty provides that any Restricted Subsidiary of the Borrower that is a Domestic Subsidiary (other than an Excluded Subsidiary), although not a Guarantor thereunder at the time of the initial execution thereof, may become a Guarantor under the Guaranty upon the delivery to the Administrative Agent of a joinder in substantially the form of this Joinder to Guaranty.

The undersigned was not a Restricted Subsidiary and Domestic Subsidiary of the Borrower on the date of the Guaranty, or was an Excluded Subsidiary on the date of the Guaranty and, therefore, was not a party to the Guaranty but now desires to become a Guarantor thereunder.

NOW, THEREFORE, the undersigned hereby agrees as follows:

SECTION 1.   Joinder.  The undersigned agrees to be bound by all of the provisions of the Guaranty applicable to a Guarantor thereunder and agrees that it shall, on the date this Joinder is accepted by the Administrative Agent, become a Guarantor, for all purposes of the Guaranty to the same extent as if originally a party thereto, including without limitation the joint and several, unconditional and irrevocable guarantee to the Administrative Agent for the benefit of the Guarantied Parties of the full and prompt payment when due, whether at stated maturity, by acceleration or otherwise, of, and the performance of the Guarantied Obligations.  Each reference to a “Guarantor” in the Guaranty shall be deemed to include the undersigned.

SECTION 2.   Affirmations.  The undersigned hereby acknowledges and reaffirms as of the date hereof with respect to itself, its properties and its affairs each of the waivers, representations, warranties, acknowledgements and certifications applicable to any Guarantor contained in the Guaranty.

SECTION 3.   Notices.  All communications and notices hereunder shall be in writing and given as provided in Section 6 of the Guaranty.

SECTION 4.   Severability.  If any provision of this Joinder is held to be illegal, invalid, or unenforceable under present or future Laws during the term thereof, such provision shall be fully severable, this Joinder shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.  Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Joinder a legal, valid, and enforceable provision as similar in terms to the illegal, invalid, or unenforceable provision as may be possible.

SECTION 5.   Delivery.  The undersigned hereby irrevocably waives notice of acceptance of this Joinder and acknowledges that the Obligations are and shall be deemed to be incurred, and credit extensions under the Loan Documents made and maintained, in reliance on this Joinder and the Guarantor’s joinder as a party to the Guaranty as herein provided.

SECTION 6.   GOVERNING LAW.  THIS JOINDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.  The provisions of Section 12 of the Guaranty are hereby incorporated by reference as if fully set forth herein.

A-1

Joinder to Guaranty

SECTION 7.   Waiver of Jury Trial.   THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE THIS JOINDER, THE GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  THE UNDERSIGNED (A) CERTIFIES THAT NO REPRESENTATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS JOINDER BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 8.   ENTIRETY.  THIS JOINDER, TOGETHER WITH THE OTHER LOAN DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, the undersigned has caused this Joinder to Guaranty to be executed and delivered by a duly authorized officer on the date first above written.

[NAME OF SUBSIDIARY]

By:
Name:
Title:

A-2

EXHIBIT F

SECURITY AGREEMENT

By

ENTRAVISION COMMUNICATIONS CORPORATION,

as Borrower

and

THE GUARANTORS PARTY HERETO

in favor of

BANK OF AMERICA, N.A.,

as Administrative Agent

______________________

Dated as of November 30, 2017

TABLE OF CONTENTS
		Page

PREAMBLE		1
RECITALS		1
AGREEMENT		1

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1.	Definitions	2
SECTION 1.2.	Interpretation	5
SECTION 1.3.	Resolution of Drafting Ambiguities	6
SECTION 1.4.	Perfection Certificate	6

ARTICLE II

GRANT OF SECURITY AND OBLIGATIONS

SECTION 2.1.	Grant of Security Interest	6
SECTION 2.2.	Filings	7

ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;
USE OF COLLATERAL

SECTION 3.1.	Delivery of Certificated Securities Collateral	7
SECTION 3.2.	Perfection of Uncertificated Securities Collateral	8
SECTION 3.3.	Financing Statements and Other Filings; Maintenance of Perfected
	Security Interest	8
SECTION 3.4.	Other Actions	8
SECTION 3.5.	Joinder of Additional Guarantors	10
SECTION 3.6.	Supplements; Further Assurances	10

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 4.1.	Title	11
SECTION 4.2.	Validity of Security Interest	11
SECTION 4.3.	Defense of Claims; Transferability of Collateral	11
SECTION 4.4.	Other Financing Statements	11
SECTION 4.5.	Changes in Locations, Name, Etc	11
SECTION 4.6.	Due Authorization and Issuance	11
SECTION 4.7.	Consents, etc.	12
SECTION 4.8.	Collateral	12

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Page

ARTICLE V

CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL

SECTION 5.1.	Pledge of Additional Securities Collateral	12
SECTION 5.2.	Voting Rights; Distributions; etc.	12
SECTION 5.3.	Defaults, etc	13
SECTION 5.4.	Certain Agreements of Pledgors As Holders of Equity Interests	13

ARTICLE VI

CERTAIN PROVISIONS CONCERNING INTELLECTUAL
PROPERTY COLLATERAL

SECTION 6.1.	Grant of Intellectual Property License	13
SECTION 6.2.	Protection of Administrative Agent’s Security	14
SECTION 6.3.	After-Acquired Property	14
SECTION 6.4.	Litigation	14
ARTICLE VII

CERTAIN PROVISIONS CONCERNING RECEIVABLES

SECTION 7.1.	Maintenance of Records	15
SECTION 7.2.	Legend	15
SECTION 7.3.	Modification of Terms, etc	15
SECTION 7.4.	Collection	15

ARTICLE VIII

TRANSFERS

SECTION 8.1.	Transfers of Collateral	15

ARTICLE IX

REMEDIES

SECTION 9.1.	Remedies	16
SECTION 9.2.	Notice of Sale	17
SECTION 9.3.	Waiver of Notice and Claims	17
SECTION 9.4.	Certain Sales of Collateral	17
SECTION 9.5.	No Waiver; Cumulative Remedies	18
SECTION 9.6.	Certain Additional Actions Regarding Intellectual Property	18

ARTICLE X

APPLICATION OF PROCEEDS

SECTION 10.1.	Application of Proceeds	19

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Page

ARTICLE XI

MISCELLANEOUS

SECTION 11.1.	Concerning Administrative Agent	19
SECTION 11.2.	Administrative Agent May Perform; Administrative Agent Appointed
	Attorney-in-Fact	20
SECTION 11.3.	Continuing Security Interest; Assignment	20
SECTION 11.4.	Termination; Release	20
SECTION 11.5.	Modification in Writing	21
SECTION 11.6.	Notices	21
SECTION 11.7.	Governing Law, Consent to Jurisdiction and Service of Process;
	Waiver of Jury Trial	21
SECTION 11.8.	Severability of Provisions	21
SECTION 11.9.	Execution in Counterparts	21
SECTION 11.10.	Business Days	21
SECTION 11.11.	No Credit for Payment of Taxes or Imposition	21
SECTION 11.12.	No Claims Against Administrative Agent	21
SECTION 11.13.	No Release	22
SECTION 11.14.	Obligations Absolute	22
SECTION 11.15.	FCC Matters.	22

SIGNATURES		S-1

EXHIBIT 1	Form of Issuer’s Acknowledgment
EXHIBIT 2	Form of Securities Pledge Amendment
EXHIBIT 3	Form of Joinder Agreement
EXHIBIT 4	Form of Copyright Security Agreement
EXHIBIT 5	Form of Patent Security Agreement
EXHIBIT 6	Form of Trademark Security Agreement

-iii-

SECURITY AGREEMENT

This SECURITY AGREEMENT dated as of November 30, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Agreement”) made by Entravision Communications Corporation, a Delaware corporation (the “Borrower”), and the Guarantors from time to time party hereto (the “Guarantors”), as pledgors, assignors and debtors (the Borrower, together with the other Guarantors, in such capacities and together with any successors in such capacities, the “Pledgors,” and each, a “Pledgor”), in favor of BANK OF AMERICA, N.A., in its capacity as Administrative Agent (in such capacity and together with any successors in such capacity, the “Administrative Agent”).

R E C I T A L S :

A.   The Borrower, the Administrative Agent and the lending institutions listed therein have, in connection with the execution and delivery of this Agreement, entered into that certain credit agreement, dated as of November 30, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; which term shall also include and refer to any increase in the amount of indebtedness under the Credit Agreement and any refinancing or replacement of the Credit Agreement).

B.   Each Guarantor has, pursuant to the Guaranty, unconditionally guaranteed the Obligations.

C.   The Pledgors will receive substantial benefits from the execution, delivery and performance of the obligations under the Credit Agreement and the other Loan Documents and each is, therefore, willing to enter into this Agreement.

D.   This Agreement is given by each Pledgor in favor of the Administrative Agent for the benefit of the Secured Parties to secure the payment and performance of all of the Obligations.

E.   It is a condition to (i) the obligations of the Lenders to make the Loans under the Credit Agreement and (ii) the performance of the obligations of the Secured Parties under the Secured Hedge Agreements and Secured Cash Management Agreements that constitute Obligations that each Pledgor execute and deliver the applicable Loan Documents, including this Agreement.

A G R E E M E N T :

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Pledgor and the Administrative Agent hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1.   Definitions.

(a)   Unless otherwise defined herein or in the Credit Agreement, capitalized terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC; provided that in any event, the following terms shall have the meanings assigned to them in the UCC:

“Accounts”; “Bank”; “Chattel Paper”; “Commercial Tort Claim”; “Commodity Account”; “Commodity Contract”; “Commodity Intermediary”; “Documents”; “Electronic Chattel Paper”; “Entitlement Order”; “Equipment”; “Financial Asset”; “Fixtures”; “Goods”, “Inventory”; “Letter-of-Credit Rights”; “Letters of Credit”; “Money”; “Payment Intangibles”; “Proceeds”; “ Records”; “Securities Account”; “Securities Intermediary”; “Security Entitlement”; “Software”; “Supporting Obligations”; and “Tangible Chattel Paper.”

(b)   Terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement.  Section 1.02 of the Credit Agreement shall apply herein mutatis mutandis.

(c)   The following terms shall have the following meanings:

“Account Debtor” shall mean each person who is obligated on a Receivable or Supporting Obligation related thereto.

“Administrative Agent” shall have the meaning assigned to such term in the Preamble hereof.

“Agreement” shall have the meaning assigned to such term in the Preamble hereof.

“Borrower” shall have the meaning assigned to such term in the Preamble hereof.

“Collateral” shall have the meaning assigned to such term in Section 2.1 hereof.

“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Commodity Account Control Agreement” shall mean a control agreement in a form that is reasonably satisfactory to the Administrative Agent establishing the Administrative Agent’s Control with respect to any Commodity Account.

“Contracts” shall mean, collectively, with respect to each Pledgor, all sale, service, performance, equipment or property lease contracts, agreements and grants and all other contracts, agreements or grants (in each case, whether written or oral, or third party or intercompany), between such Pledgor and any third party, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.

“Control” shall mean (i) in the case of each Deposit Account, “control,” as such term is defined in Section 9‑104 of the UCC, (ii) in the case of any Security Entitlement, “control,” as such term is defined in Section 8‑106 of the UCC, and (iii) in the case of any Commodity Contract, “control,” as such term is defined in Section 9‑106 of the UCC.

“Control Agreements” shall mean, collectively, the Deposit Account Control Agreement, the Securities Account Control Agreement and the Commodity Account Control Agreement.

“Copyrights” shall mean, collectively, all copyrights (whether statutory or common law, whether established or registered in the United States or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications, together with any and all (i) rights and privileges arising under applicable law with respect to the foregoing, (ii) renewals, supplements and extensions thereof and amendments thereto, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“Copyright Security Agreement” shall mean an agreement substantially in the form of Exhibit 4 hereto.

“Credit Agreement” shall have the meaning assigned to such term in Recital A hereof.

“Deposit Account Control Agreement” shall mean an agreement in a form that is reasonably satisfactory to the Administrative Agent establishing the Administrative Agent’s Control with respect to any Deposit Account.

“Deposit Accounts” shall mean, collectively, with respect to each Pledgor, (i) all “deposit accounts” as such term is defined in the UCC and all accounts and sub-accounts relating to any of the foregoing accounts and (ii) all cash, funds, checks, notes and instruments from time to time on deposit in any of the accounts or sub-accounts described in clause (i) of this definition.

“Distributions” shall mean, collectively, with respect to each Pledgor, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed to such Pledgor in respect of or in exchange for any or all of the Pledged Securities or Intercompany Notes.

“General Intangibles” shall mean, collectively, with respect to each Pledgor, all “general intangibles,” as such term is defined in the UCC, of such Pledgor and, in any event, shall include (i) all of such Pledgor’s rights, title and interest in, to and under all Contracts and insurance policies (including all rights and remedies relating to monetary damages, including indemnification rights and remedies, and claims for damages or other relief pursuant to or in respect of any Contract), (ii) all know-how and warranties relating to any of the Collateral or the Mortgaged Property, (iii) any and all other rights, claims, choses-in-action and causes of action of such Pledgor against any other person and the benefits of any and all collateral or other security given by any other person in connection therewith, (iv) all guarantees, endorsements and indemnifications on, or of, any of the Collateral or any of the Mortgaged Property, (v) all lists, books, records, correspondence, ledgers, printouts, files (whether in printed form or stored electronically), tapes and other papers or materials containing information relating to any of the Collateral or any of the Mortgaged Property, including all customer or tenant lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, appraisals, recorded knowledge, surveys, studies, engineering reports, test reports, manuals, standards, processing standards, performance standards, catalogs, research data, computer and automatic machinery software and programs and the like, field repair data, accounting information pertaining to such Pledgor’s operations or any of the Collateral or any of the Mortgaged Property and all media in which or on which any of the information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data, (vi) all licenses, consents, permits, variances, certifications, authorizations and approvals, however characterized, now or hereafter acquired or held by such Pledgor, including building permits, certificates of occupancy, environmental certificates, industrial permits or licenses and certificates of operation and (vii) all rights to reserves, deferred payments, deposits, refunds, indemnification of claims and claims for tax or other refunds against any Governmental Authority.

“Guarantors” shall have the meaning assigned to such term in the Preamble hereof.

“Instruments” shall mean, collectively, with respect to each Pledgor, all “instruments,” as such term is defined in Article 9, rather than Article 3, of the UCC, and shall include all promissory notes, drafts, bills of exchange or acceptances.

“Intellectual Property” shall mean, collectively, Patents, Trademarks, Copyrights and Technology.

“Intellectual Property Collateral” shall mean, collectively, all Patents, Trademarks, Copyrights, Technology, and Intellectual Property Licenses of each Pledgor, whether now or hereafter owned, licensed or acquired.

“Intellectual Property Licenses” shall mean, collectively, with respect to each Pledgor, all license and distribution agreements with, and covenants not to sue, any other party with respect to any Intellectual Property or Intellectual Property Collateral, whether such Pledgor is a licensor or licensee, distributor or distributee under any such license or distribution agreement, together with any and all (i) renewals, extensions, supplements, amendments and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements, breaches or violations thereof, (iii) rights to sue for past, present and future infringements, breaches or violations thereof and (iv) other rights to use, exploit or practice any or all of the IP Rights or Intellectual Property Collateral.

“Intercompany Notes” shall mean, with respect to each Pledgor, all intercompany notes described in Schedule 10 to the Perfection Certificate and intercompany notes hereafter acquired by such Pledgor and all certificates, instruments or agreements evidencing such intercompany notes, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof to the extent permitted pursuant to the terms hereof.

“Investment Property” shall mean a security, whether certificated or uncertificated, Security Entitlement, Securities Account, Commodity Contract or Commodity Account, excluding, however, the Securities Collateral.

“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit 3 hereto.

“Patents” shall mean, collectively, all patents and all patent applications (whether issued, applied for, or allowed in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to the foregoing, (ii) inventions, discoveries, designs and improvements described or claimed therein, (iii) reissues, divisions, continuations, reexaminations, extensions and continuations-in-part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

“Patent Security Agreement” shall mean an agreement substantially in the form of Exhibit 5 hereto.

“Permitted Liens” shall mean the Liens permitted to be incurred under Section 7.01 of the Credit Agreement.

“Pledge Amendment” shall have the meaning assigned to such term in Section 5.1 hereof.

“Pledged Securities” shall mean, collectively, with respect to each Pledgor, (i) all issued and outstanding Equity Interests of each issuer set forth on Schedules 9(a) and 9(b) to the Perfection Certificate as being owned by such Pledgor and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such Pledgor relating to such Equity Interests in each such issuer or under any Organization Document of each such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Equity Interests, (ii) all Equity Interests of any issuer, which Equity Interests are hereafter acquired by such Pledgor (including by issuance) and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such Pledgor relating to such Equity Interests or under any Organization Document of any such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Equity Interests, from time to time acquired by such Pledgor in any manner, and (iii) all Equity Interests issued in respect of the Equity Interests referred to in clause (i) or (ii) upon any consolidation or merger of any issuer of such Equity Interests.  For the avoidance of doubt, “Pledged Securities” shall not include any Excluded Collateral.

“Pledgor” shall have the meaning assigned to such term in the Preamble hereof.

“Receivables” shall mean all (i) Accounts, (ii) Chattel Paper, (iii) Payment Intangibles, (iv) General Intangibles, (v) Instruments and (vi) all other rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, regardless of how classified under the UCC together with all of Pledgors’ rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Records relating thereto.

“Securities Account Control Agreement” shall mean an agreement in a form that is reasonably satisfactory to the Administrative Agent establishing the Administrative Agent’s Control with respect to any Securities Account.

“Securities Collateral” shall mean, collectively, the Pledged Securities, the Intercompany Notes and the Distributions.

“Technology” shall mean, collectively, all trade secrets and other proprietary or confidential information, including know how, inventions (whether patented or not), rights in Software (including source code and object code), rights in data and databases, rights in Internet web sites, customer and supplier lists, proprietary information, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any person, pricing and cost information, business and marketing plans and proposals, together with any and all (i) rights and privileges arising under applicable law with respect to the foregoing, (i) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future misappropriations or violations thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future misappropriations or violations thereof.

“Trademarks” shall mean, collectively, all trademarks (including service marks), slogans, logos, certification marks, trade dress, uniform resource locators (URL’s), domain names, corporate names, brand names, and trade names and other identifiers of source or goodwill, whether registered or unregistered, and all registrations and applications for the foregoing (whether statutory or common law and whether established or registered or applied for in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to any of the foregoing, (ii)  extensions and renewals thereof and amendments thereto, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements, dilutions or violations thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements, dilutions or violations thereof.

“Trademark Security Agreement” shall mean an agreement substantially in the form of Exhibit 6 hereto.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Administrative Agent’s and the Secured Parties’ security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

SECTION 1.2.   Interpretation.  The rules of interpretation specified in the Credit Agreement (including Section 1.02 thereof) shall be applicable to this Agreement.

SECTION 1.3.   Resolution of Drafting Ambiguities.  Each Pledgor acknowledges and agrees that it was represented by counsel in connection with the execution and delivery hereof, that it and its counsel reviewed and participated in the preparation and negotiation hereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party (i.e., the Administrative Agent) shall not be employed in the interpretation hereof.

SECTION 1.4.   Perfection Certificate.  The Administrative Agent and each Secured Party agree that the Perfection Certificate and all descriptions of Collateral, schedules, amendments and supplements thereto are and shall at all times remain a part of this Agreement.

ARTICLE II

GRANT OF SECURITY AND OBLIGATIONS

SECTION 2.1.   Grant of Security Interest.  As collateral security for the payment and performance in full of all the Obligations, each Pledgor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties, a lien on and security interest in all of the right, title and interest of such Pledgor in, to and under the following property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Collateral”):

(i)   all Accounts;

(ii)     all Equipment, Goods, Inventory and Fixtures;

(iii)    all Documents, Instruments and Chattel Paper;

(iv)     all Letters of Credit and Letter-of-Credit Rights;

(v)   all Securities Collateral;

(vi)  all Investment Property;

(vii)    all Intellectual Property Collateral;

(viii)   the Commercial Tort Claims described on Schedule 12 to the Perfection Certificate;

(ix)  all General Intangibles;

(x)   all Money and all Deposit Accounts;

(xi)  all Supporting Obligations;

(xii)    all rights of such Pledgor under or relating to FCC Licenses and Station Licenses and the proceeds of the sale of any FCC Licenses and Station Licenses, provided that such security interest does not include at any time any FCC Licenses or Station Licenses to the extent (but only to the extent) that at such time the Administrative Agent may not validly possess a security interest directly in the FCC Licenses and Station Licenses pursuant to Communications Laws, but such security interest does include, to the maximum extent permitted by law, the economic value of the FCC Licenses and Station Licenses, all rights incident or appurtenant to the FCC Licenses and Station Licenses and the right to receive all monies, consideration and proceeds derived from or in connection with the sale, assignment or transfer of the FCC Licenses and Station Licenses to third parties;

(xiii)   all books and records relating to the Collateral; and

(xiv)  to the extent not covered by clauses (i) through (xiii) of this sentence, all other personal property of such Pledgor, whether tangible or intangible, and all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to such Pledgor from time to time with respect to any of the foregoing.

Notwithstanding anything to the contrary contained in clauses (i) through (xiv) above, the security interest created by this Agreement shall not extend to, and the term “Collateral” shall not include, any Excluded Collateral.

SECTION 2.2.   Filings.

(a)   Each Pledgor hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings and transmitting utility filings) and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral.  The Administrative Agent is hereby authorized to file any financing or continuation statements or other documents without the signature of such Pledgor where permitted by law, including the filing of a financing statement describing the Collateral as “all assets now owned or hereafter acquired by the Pledgor or in which Pledgor otherwise has rights”.  Promptly upon request by the Administrative Agent, Pledgor agrees to provide information as to (i) whether such Pledgor is a transmitting utility and whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor, and (ii) in connection with a financing statement filed as a fixture filing or covering Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Collateral relates.  Each Pledgor agrees to provide all information described in the immediately preceding sentence to the Administrative Agent promptly upon request by the Administrative Agent.

(b)   Each Pledgor hereby further authorizes the Administrative Agent to file filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country), including this Agreement, the Copyright Security Agreement, the Patent Security Agreement and the Trademark Security Agreement, or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Pledgor hereunder, without the signature of such Pledgor, and naming such Pledgor, as debtor, and the Administrative Agent, as secured party.

ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;
USE OF COLLATERAL

SECTION 3.1.   Delivery of Certificated Securities Collateral.  Each Pledgor represents and warrants that all certificates, agreements or instruments representing or evidencing the Securities Collateral in existence on the date hereof have been delivered to the Administrative Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank and that the Administrative Agent has a perfected first priority security interest therein.  Each Pledgor hereby agrees that all certificates, agreements or instruments representing or evidencing Securities Collateral acquired by such Pledgor after the date hereof shall promptly (but in any event within thirty days after receipt thereof by such Pledgor) be delivered to and held by or on behalf of the Administrative Agent pursuant hereto.  All certificated Securities Collateral shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Administrative Agent.  The Administrative Agent shall have the right, at any time upon the occurrence and during the continuance of any Event of Default, to endorse, assign or otherwise transfer to or to register in the name of the Administrative Agent or any of its nominees or endorse for negotiation any or all of the Securities Collateral, without any indication that such Securities Collateral is subject to the security interest hereunder.  In addition, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right at any time to exchange certificates representing or evidencing Securities Collateral for certificates of smaller or larger denominations.

SECTION 3.2.   Perfection of Uncertificated Securities Collateral.

(a)   Each Pledgor represents and warrants that the Administrative Agent has a perfected first priority (subject to Permitted Liens) security interest in all uncertificated Pledged Securities pledged by it hereunder that are in existence on the date hereof.  Each Pledgor hereby agrees that if any of the Pledged Securities are at any time not evidenced by certificates of ownership, then, upon request by the Administrative Agent, each applicable Pledgor shall, to the extent permitted by applicable law, (i) cause the issuer of Pledged Securities that is not a party to this Agreement to execute and deliver to the Administrative Agent an acknowledgment of the pledge of such Pledged Securities substantially in the form of Exhibit 1 hereto or such other form that is reasonably satisfactory to the Administrative Agent, (ii) if necessary or desirable to perfect a security interest in such Pledged Securities, cause such pledge to be recorded on the equityholder register or the books of the issuer, execute any customary pledge forms or other documents necessary or appropriate to complete the pledge and give the Administrative Agent the right to transfer such Pledged Securities under the terms hereof (provided that no Pledgor shall be required to take any Excluded Perfection Action), and (iii) after the occurrence and during the continuance of any Event of Default, upon request by the Administrative Agent, (A) cause the Organization Documents of each such issuer that is a Subsidiary of the Borrower to be amended to provide that such Pledged Securities shall be treated as “securities” for purposes of the UCC and (B) cause such Pledged Securities to become certificated and delivered to the Administrative Agent in accordance with the provisions of Section 3.1.

(b)   In the case of each Pledgor which is an issuer of Securities Collateral, such Pledgor agrees (i) to be bound by the terms of this Agreement relating to the Securities Collateral issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) upon request by the Administrative Agent, promptly to note on its books the security interests granted to the Administrative Agent and confirmed under this Agreement, and (iii) that it will comply with instructions of the Administrative Agent with respect to the applicable Securities Collateral (including all Equity Interests of such issuer) without further consent by the applicable Pledgor.

SECTION 3.3.   Financing Statements and Other Filings; Maintenance of Perfected Security Interest.  Each Pledgor represents and warrants as of the date hereof that all financing statements, agreements, instruments and other documents necessary to perfect the security interest granted by it to the Administrative Agent in respect of the Collateral have been delivered to the Administrative Agent in completed and, to the extent necessary or appropriate, duly executed form for filing in each governmental office specified in Schedule 6 to the Perfection Certificate.  Each Pledgor agrees that at the sole cost and expense of the Pledgors, such Pledgor will maintain the security interest created by this Agreement in the Collateral as a perfected first priority security interest subject only to Permitted Liens and such Pledgor authorizes the Administrative Agent to file all UCC-3 continuation statements necessary to continue the perfection of the security interest created by this Agreement.

SECTION 3.4.   Other Actions.  In order to further ensure the attachment, perfection and priority of, and the ability of the Administrative Agent to enforce, the Administrative Agent’s security interest in the Collateral, each Pledgor represents and warrants (as to itself) as follows and agrees, in each case at such Pledgor’s own expense, to take the following actions with respect to the following Collateral:

(a)   Instruments and Tangible Chattel Paper.  As of the date hereof, no amounts payable under or in connection with any of the Collateral are evidenced by any Instrument or Tangible Chattel Paper other than such Instruments and Tangible Chattel Paper listed in Schedule 10 to the Perfection Certificate.  Each Instrument and each item of Tangible Chattel Paper listed in Schedule 10 to the Perfection Certificate that exceeds $500,000 individually or $1,000,000 in the aggregate has been properly endorsed, assigned and delivered to the Administrative Agent, accompanied by instruments of transfer or assignment duly executed in blank.  If any amount then payable under or in connection with any of the Collateral shall be evidenced by any Instrument or Tangible Chattel Paper, and such amount, together with all amounts payable evidenced by any Instrument or Tangible Chattel Paper not previously delivered to the Administrative Agent exceeds $500,000 individually or $1,000,000 in the aggregate for all Pledgors, the Pledgor acquiring such Instrument or Tangible Chattel Paper shall promptly (but in any event within five days after receipt thereof) endorse, assign and deliver the same to the Administrative Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time specify.

(b)   Deposit Accounts.  As of the date hereof, no Pledgor has any Deposit Accounts other than the accounts listed in Schedule 13 to the Perfection Certificate.  Upon execution and delivery of Deposit Account Control Agreements pursuant to Schedule 6.20 of the Credit Agreement, the Administrative Agent shall have a first priority security interest in each such Deposit Account, which security interest will be perfected by Control.  No Pledgor shall hereafter establish and maintain any Deposit Account (other than an Excluded Deposit Account or any Deposit Account which is established and maintained solely for the purpose of holding assets constituting Excluded Collateral set forth in clause (x) or (xi) of the definition thereof) unless a Deposit Account Control Agreement with respect to such Deposit Account shall have been executed and delivered to the Administrative Agent.  The Administrative Agent agrees with each Pledgor that the Administrative Agent shall not give any instructions directing the disposition of funds from time to time credited to any Deposit Account or withhold any withdrawal rights from such Pledgor with respect to funds from time to time credited to any Deposit Account unless an Event of Default has occurred and is continuing.  Each Pledgor agrees that once the Administrative Agent sends an instruction or notice to a Bank exercising its Control over any Deposit Account such Pledgor shall not give any instructions or orders with respect to such Deposit Account including, without limitation, instructions for distribution or transfer of any funds in such Deposit Account.  No Pledgor shall grant Control of any Deposit Account to any person other than the Administrative Agent.  Notwithstanding the foregoing, no Deposit Account Control Agreement shall be required with respect to (i) Deposit Accounts for which the amount on deposit in such Deposit Accounts does not exceed $2 million in the aggregate for all such Deposit Accounts, (ii) Deposit Accounts which are established solely for the purpose of funding payroll and other compensation and benefits to employees or (iii) zero-balance accounts (collectively, “Excluded Deposit Accounts”).

(c)   Securities Accounts and Commodity Accounts.

(1)   As of the date hereof, no Pledgor has any Securities Accounts or Commodity Accounts other than those listed in Schedule 13 to the Perfection Certificate.  Upon execution and delivery of the Securities Account Control Agreements and Commodity Account Control Agreements pursuant to Schedule 6.20 of the Credit Agreement, the Administrative Agent shall have a security interest in each such Securities Account and Commodity Account, which security interest is perfected by Control.  No Pledgor shall hereafter establish and maintain any Securities Account or Commodity Account with any Securities Intermediary or Commodity Intermediary (other than an Excluded Securities Account) unless a Control Agreement with respect to such Securities Account or Commodity Account, as the case may be shall have been executed and delivered to the Administrative Agent.  Notwithstanding the foregoing, no Control Agreement shall be required with respect to Securities Accounts or Commodity Accounts for which the amount in such accounts does not exceed $2 million in the aggregate for all such Securities Accounts and Commodity Accounts (collectively, “Excluded Securities Accounts” and, together with any Excluded Deposit Accounts, “Excluded Accounts”).  The Administrative Agent agrees with each Pledgor that the Administrative Agent shall not give any Entitlement Orders or instructions or directions to any issuer of uncertificated securities, Securities Intermediary or Commodity Intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by such Pledgor, unless an Event of Default has occurred and is continuing or, after giving effect to any such investment and withdrawal rights, would occur.  Each Pledgor agrees that once the Administrative Agent sends an instruction or notice to a Securities Intermediary or Commodity Intermediary exercising its Control over any Securities Account and Commodity Account such Pledgor shall not give any instructions or orders with respect to such Securities Account and Commodity Account including, without limitation, instructions for investment, distribution or transfer of any Investment Property or financial asset maintained in such Securities Account or Commodity Account.  No Pledgor shall grant Control over any Investment Property constituting Collateral to any person other than the Administrative Agent.

(2)  As between the Administrative Agent and the Pledgors, the Pledgors shall bear the investment risk with respect to the Investment Property and Pledged Securities, and the risk of loss of, damage to, or the destruction of the Investment Property and Pledged Securities, whether in the possession of, or maintained as a Security Entitlement or deposit by, or subject to the Control of, the Administrative Agent, a Securities Intermediary, a Commodity Intermediary, any

Pledgor or any other person; provided, however, that nothing contained in this Section 3.4(c)(2) shall release or relieve any Securities Intermediary or Commodity Intermediary of its duties and obligations to any Pledgor or any other person under any Control Agreement or under applicable law.

(d)  Commercial Tort Claims.  As of the date hereof, each Pledgor hereby represents and warrants that it holds no Commercial Tort Claims other than those listed in Schedule 12 to the Perfection Certificate.  If any Pledgor shall at any time hold or acquire a Commercial Tort Claim which it has elected to prosecute or otherwise assert a claim, such Pledgor shall immediately notify the Administrative Agent in writing signed by such Pledgor of the brief details thereof and grant to the Administrative Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 3.5.  Joinder of Additional Guarantors.  The Pledgors shall cause each Subsidiary of the Borrower which, from time to time, after the date hereof shall be required to pledge any assets to the Administrative Agent for the benefit of the Secured Parties pursuant to the provisions of the Credit Agreement, to execute and deliver to the Administrative Agent (i) a Joinder Agreement substantially in the form of Exhibit 3 hereto and (ii) a Perfection Certificate, and upon such execution and delivery, such Subsidiary shall constitute a “Guarantor” and a “Pledgor” for all purposes hereunder with the same force and effect as if originally named as a Guarantor and Pledgor herein.  The execution and delivery of such Joinder Agreement shall not require the consent of any Pledgor hereunder.  The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor and Pledgor as a party to this Agreement.

SECTION 3.6.  Supplements; Further Assurances.  Each Pledgor shall take such further actions, and execute and/or deliver to the Administrative Agent such additional financing statements, amendments, assignments, agreements, supplements, powers and instruments, as the Administrative Agent may reasonably request in order to create, perfect, preserve and protect the security interest in the Collateral as provided herein and the rights and interests granted to the Administrative Agent hereunder, to carry into effect the purposes hereof or better to assure and confirm the validity, enforceability and priority of the Administrative Agent’s security interest in the Collateral or permit the Administrative Agent to exercise and enforce its rights, powers and remedies hereunder with respect to any Collateral, including the filing of financing statements, continuation statements and other documents (including this Agreement) under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interest created hereby and the execution and delivery of Control Agreements, all in form reasonably satisfactory to the Administrative Agent and in such offices (including the United States Patent and Trademark Office and the United States Copyright Office) wherever required by law to perfect, continue and maintain the validity, enforceability and priority of the security interest in the Collateral as provided herein and to preserve the other rights and interests granted to the Administrative Agent hereunder, as against third parties, with respect to the Collateral; provided, however, that in no event shall any Pledgor be required to take any Excluded Perfection Action.  Without limiting the generality of the foregoing, each Pledgor shall make, execute, endorse, acknowledge, file or refile and/or deliver to the Administrative Agent from time to time upon reasonable request by the Administrative Agent such lists, schedules, descriptions and designations of the Collateral, copies of warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, supplements, additional security agreements, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments as the Administrative Agent shall reasonably request; provided, however, that in no event shall any Pledgor be required to take any Excluded Perfection Action.  If an Event of Default has occurred and is continuing, the Administrative Agent may institute and maintain, in its own name or in the name of any Pledgor, such suits and proceedings as the Administrative Agent may be advised by counsel shall be necessary or expedient to prevent any impairment of the security interest in or the perfection thereof in the Collateral.  The Pledgors shall pay all reasonable costs and expenses in connection with the foregoing.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

Each Pledgor represents, warrants and covenants as follows:

SECTION 4.1.  Title.  Except for the security interest granted to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement and Permitted Liens (and except for Permitted Liens permitted to exist on the Collateral under the Loan Documents), such Pledgor owns and has rights and, as to Collateral acquired by it from time to time after the date hereof, will own and have rights in each item of Collateral pledged by it hereunder, free and clear of any and all Liens or claims of others.  Such Pledgor (a) is the record and beneficial owner of the Collateral pledged by it hereunder and (b) has rights in or the power to transfer each other item of Collateral in which a Lien is granted hereunder, free and clear of any Lien.  As of the date hereof, Schedule 11 of the Perfection Certificate sets for a true, correct and complete list of all registered and applied for Patents, Trademarks and Copyrights owned by each such Pledgor and all material Intellectual Property Licenses to which such Pledgor is a party.

SECTION 4.2.  Validity of Security Interest.  The security interest in and Lien on the Collateral granted to the Administrative Agent for the benefit of the Secured Parties hereunder constitutes (a) a legal and valid security interest in all the Collateral securing the payment and performance of the Obligations, and (b) subject to the filings and other actions described in Schedule 6 to the Perfection Certificate (to the extent required to be listed on the schedules to the Perfection Certificate as of the date this representation is made or deemed made), and  intellectual property filings with the appropriate Governmental Authority (including the United States Patent and Trademark Office and the United States Copyright Office), a perfected security interest in all the Collateral to the extent such security interest may be perfected by such filings and other actions.  The security interest and Lien granted to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement in and on the Collateral will at all times constitute a perfected, continuing security interest therein, prior to all other Liens on the Collateral except for Permitted Liens.

SECTION 4.3.  Defense of Claims; Transferability of Collateral.  Subject to Section 6.04 of the Credit Agreement, each Pledgor shall, at its own cost and expense and subject to the exercise of its reasonable business judgment, defend title to the Collateral pledged by it hereunder and the security interest therein and Lien thereon granted to the Administrative Agent and the priority thereof against all claims and demands of all persons, at its own cost and expense, at any time claiming any interest therein adverse to the Administrative Agent or any other Secured Party other than Permitted Liens.

SECTION 4.4.  Other Financing Statements.  Such Pledgor has not filed, nor authorized any third party to file (nor will it so file or authorize), any valid or effective financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Collateral, except such as have been filed in favor of the Administrative Agent pursuant to this Agreement or in favor of any holder of a Permitted Lien with respect to such Permitted Lien or financing statements or public notices relating to the termination statements listed on Schedule 8 to the Perfection Certificate.

SECTION 4.5.  Changes in Locations, Name, Etc.  Except upon 10 days’ prior written notice to the Administrative Agent and delivery to the Administrative Agent of (a) all documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein and (b) if applicable, a written supplement to Schedules 2(b) and (c) of the Perfection Certificate showing any additional locations at which Inventory or Equipment shall be kept, such Pledgor shall not do any of the following:

(i)  permit any Inventory or Equipment with a value in excess of $100,000 to be kept at a location other than those listed on Schedule 2(b) of the Perfection Certificate, except for Inventory or Equipment in transit or out for repair;

(ii)  change its jurisdiction of organization or the location of its chief executive office; or

(iii)  change it legal name or organizational identification number, if any, or corporation, limited liability company, partnership or other organizational structure.

SECTION 4.6.  Due Authorization and Issuance.  All of the Pledged Securities existing on the date hereof have been, and to the extent any Pledged Securities are hereafter issued, such Pledged Securities will be, upon such issuance, duly authorized, validly issued and fully paid and non-assessable to the extent applicable.

SECTION 4.7.  Consents, etc.  In the event that the Administrative Agent desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Agreement and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other Person therefor, then, upon the reasonable request of the Administrative Agent, such Pledgor agrees to use its commercially reasonable efforts to assist and aid the Administrative Agent to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers; provided, however, that in no event shall any Pledgor be required to take any Excluded Perfection Action.

SECTION 4.8.  Collateral.  All information set forth herein, including the schedules hereto, and all information contained in any documents, schedules and lists heretofore delivered to any Secured Party, including the Perfection Certificate and the schedules thereto, in connection with this Agreement, in each case, relating to the Collateral, is accurate and complete in all material respects as of the date hereof.  The Collateral described on the schedules to the Perfection Certificate constitutes all of the property of such type of Collateral owned or held by the Pledgors as of the date hereof.

ARTICLE V

CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL

SECTION 5.1.  Pledge of Additional Securities Collateral.  Each Pledgor shall, upon obtaining any Pledged Securities or Intercompany Notes of any person, accept the same in trust for the benefit of the Administrative Agent and promptly (but in any event within thirty days after receipt thereof) deliver to the Administrative Agent a pledge amendment, duly executed by such Pledgor, in substantially the form of Exhibit 2 hereto (each, a “Pledge Amendment”), and the certificates and other documents required under Section 3.1 and Section 3.2 hereof in respect of the additional Pledged Securities or Intercompany Notes which are to be pledged pursuant to this Agreement, and confirming the attachment of the Lien hereby created on and in respect of such additional Pledged Securities or Intercompany Notes.  Each Pledgor hereby authorizes the Administrative Agent to attach each Pledge Amendment to this Agreement and agrees that all Pledged Securities or Intercompany Notes listed on any Pledge Amendment delivered to the Administrative Agent shall for all purposes hereunder be considered Collateral.

SECTION 5.2.  Voting Rights; Distributions; etc.

(a)  So long as no Event of Default shall have occurred and be continuing:

(i)  Each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not inconsistent with the terms or purposes hereof, the Credit Agreement or any other document evidencing the Obligations; provided, however, that no Pledgor shall in any event exercise such rights in any manner which could reasonably be expected to have a Material Adverse Effect.

(ii)  Each Pledgor shall be entitled to receive and retain, and to utilize free and clear of the Lien hereof, any and all Distributions, but only if and to the extent made in accordance with the provisions of the Credit Agreement; provided, however, that any and all such Distributions consisting of rights or interests in the form of securities shall be forthwith delivered to the Administrative Agent to hold as Collateral and shall, if received by any Pledgor, be received in trust for the benefit of the Administrative Agent, be segregated from the other property or funds of such Pledgor and be promptly (but in any event within five days after receipt thereof) delivered to the Administrative Agent as Collateral in the same form as so received (with any necessary endorsement).

(b)  So long as no Event of Default shall have occurred and be continuing, the Administrative Agent shall be deemed without further action or formality to have granted to each Pledgor all necessary consents relating to voting rights and shall, if necessary, upon written request of any Pledgor and at the sole cost and expense of the Pledgors, from time to time execute and deliver (or cause to be executed and delivered) to such Pledgor all such instruments as such Pledgor may reasonably request in order to permit such Pledgor to exercise the voting and other rights which it is entitled to exercise pursuant to Section 5.2(a)(i) hereof and to receive the Distributions which it is authorized to receive and retain pursuant to Section 5.2(a)(ii) hereof.

(c)  Upon the occurrence and during the continuance of any Event of Default:

(i)  All rights of each Pledgor to exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 5.2(a)(i) hereof shall immediately cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights.

(ii)  All rights of each Pledgor to receive Distributions which it would otherwise be authorized to receive and retain pursuant to Section 5.2(a)(ii) hereof shall immediately cease and all such rights shall thereupon become vested in the Administrative Agent, which shall thereupon have the sole right to receive and hold as Collateral such Distributions.

(d)  Each Pledgor shall, at its sole cost and expense, from time to time execute and deliver to the Administrative Agent appropriate instruments as the Administrative Agent may request in order to permit the Administrative Agent to exercise the voting and other rights which it may be entitled to exercise pursuant to Section 5.2(c)(i) hereof and to receive all Distributions which it may be entitled to receive under Section 5.2(c)(ii) hereof.

(e)  All Distributions which are received by any Pledgor contrary to the provisions of Section 5.2(a)(ii) hereof shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other funds of such Pledgor and shall immediately be paid over to the Administrative Agent as Collateral in the same form as so received (with any necessary endorsement).

SECTION 5.3.  Defaults, etc.  Each Pledgor hereby represents and warrants that (i) such Pledgor is not in default in the payment of any portion of any mandatory capital contribution, if any, required to be made under any agreement to which such Pledgor is a party relating to the Pledged Securities pledged by it, and such Pledgor is not in violation of any other provisions of any such agreement to which such Pledgor is a party, or otherwise in default or violation thereunder, (ii) as of the date hereof, no Securities Collateral pledged by such Pledgor is subject to any defense, offset or counterclaim, nor have any of the foregoing been asserted or alleged against such Pledgor by any person with respect thereto, and (iii) as of the date hereof, there are no certificates, instruments, documents or other writings (other than the Organization Documents and certificates representing such Pledged Securities that have been delivered to the Administrative Agent) which evidence any Pledged Securities of such Pledgor.

SECTION 5.4.  Certain Agreements of Pledgors As Holders of Equity Interests. In the case of each Pledgor which is a partner, shareholder or member, as the case may be, in a partnership, limited liability company or other entity, such Pledgor hereby consents to the extent required by the applicable Organization Document to the pledge by each other Pledgor, pursuant to the terms hereof, of the Pledged Securities in such partnership, limited liability company or other entity and, upon the occurrence and during the continuance of an Event of Default, to the transfer of such Pledged Securities to the Administrative Agent or its nominee and to the substitution of the Administrative Agent or its nominee as a substituted partner, shareholder or member in such partnership, limited liability company or other entity with all the rights, powers and duties of a general partner, limited partner, shareholder or member, as the case may be.

ARTICLE VI

CERTAIN PROVISIONS CONCERNING INTELLECTUAL
PROPERTY COLLATERAL

SECTION 6.1.  Grant of Intellectual Property License.  For the purpose of enabling the Administrative Agent, during the continuance of an Event of Default, to exercise rights and remedies under Article IX hereof at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Pledgor hereby grants to the Administrative Agent, an irrevocable, non-exclusive, worldwide, royalty-free (and free of any obligation of payment) license to use, assign, license or sublicense any of the Intellectual Property Collateral now owned, licensed or hereafter acquired by such Pledgor, wherever the same may be located.  Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.

SECTION 6.2.  Protection of Administrative Agent’s Security. On a continuing basis, each Pledgor shall, at its sole cost and expense, (i) promptly following its becoming aware thereof, notify the Administrative Agent of any adverse determination in any proceeding or the institution of any proceeding in any federal, state or local court or administrative body or in the United States Patent and Trademark Office or the United States Copyright Office regarding any material Intellectual Property Collateral, such Pledgor’s right to register such material Intellectual Property Collateral or its right to keep and maintain such registration and prosecute applications in full force and effect, (ii) except as would not reasonably be expected to have a Material Adverse Effect, maintain, protect and enforce all material Intellectual Property Collateral as presently used and operated, (iii) upon such Pledgor obtaining actual knowledge thereof, promptly notify the Administrative Agent in writing of any event which may be reasonably expected to materially and adversely affect the value or utility of any material Intellectual Property Collateral or the rights and remedies of the Administrative Agent in relation thereto including a levy or threat of levy or any legal process against any material Intellectual Property Collateral, (iv) keep adequate records respecting all Intellectual Property Collateral and (v) furnish to the Administrative Agent from time to time upon the Administrative Agent’s reasonable request therefor reasonably detailed statements and amended schedules further identifying and describing the Intellectual Property Collateral and such other materials evidencing or reports pertaining to any Intellectual Property Collateral as the Administrative Agent may from time to time request.

SECTION 6.3.  After-Acquired Property.  If any Pledgor shall at any time after the date hereof (i) obtain any rights to any additional Intellectual Property Collateral or (ii) become entitled to the benefit of any additional Intellectual Property Collateral or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property Collateral, or any improvement on any Intellectual Property Collateral, or if any intent-to use trademark application is no longer subject to clause (iii) of the definition of Excluded Collateral, the provisions hereof shall automatically apply thereto and any such item enumerated in the preceding clause (i) or (ii) shall automatically constitute Intellectual Property Collateral as if such would have constituted Intellectual Property Collateral at the time of execution hereof and be subject to the Lien and security interest created by this Agreement without further action by any party.  Each Pledgor shall provide to the Administrative Agent written notice of any of the foregoing concurrently with the delivery of financial statements pursuant to Section 6.01 of the Credit Agreement and confirm the attachment of the Lien and security interest created by this Agreement to any rights described in clauses (i) and (ii) above by execution of an instrument in form reasonably acceptable to the Administrative Agent and shall promptly file and record with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) or any other applicable registry, as applicable, such instruments as shall be reasonably necessary to create, preserve, protect or perfect the Administrative Agent’s security interest in such Intellectual Property Collateral.  Further, each Pledgor authorizes the Administrative Agent to modify this Agreement by amending Schedules 11(a) and 11(b) to the Perfection Certificate to include any Intellectual Property Collateral of such Pledgor acquired or arising after the date hereof.

SECTION 6.4.  Litigation.  Each Pledgor shall have the right to commence and prosecute in its own name, as the party in interest, for its own benefit and at the sole cost and expense of the Pledgors, such applications for protection of the Intellectual Property Collateral and suits, proceedings or other actions to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value or other damage as are necessary to protect the Intellectual Property Collateral.  Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall have the right but shall in no way be obligated to file applications for protection of the Intellectual Property Collateral and/or bring suit in the name of any Pledgor, the Administrative Agent or the Secured Parties to enforce the Intellectual Property Collateral and any license thereunder.  In the event of such suit, each Pledgor shall, at the reasonable request of the Administrative Agent, do any and all lawful acts and execute any and all documents requested by the Administrative Agent in aid of such enforcement and the Pledgors shall promptly reimburse and indemnify the Administrative Agent for all costs and expenses incurred by the Administrative Agent in the exercise of its rights under this Section 6.4 in accordance with (and subject to the limitations of) Section 10.04 of the Credit Agreement.  In the event that the Administrative Agent shall elect not to bring suit to enforce the Intellectual Property Collateral, each Pledgor agrees, at the reasonable request of the Administrative Agent, to take all commercially reasonable actions necessary, whether by suit, proceeding or other action, to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value of or other damage to any of the Intellectual Property Collateral by any person.

ARTICLE VII

CERTAIN PROVISIONS CONCERNING RECEIVABLES

SECTION 7.1.  Maintenance of Records.  Each Pledgor shall keep and maintain at its own cost and expense complete records of each Receivable, in a manner consistent with prudent business practice, including records of all payments received, all credits granted thereon, all merchandise returned and all other documentation relating thereto.  Each Pledgor shall, at such Pledgor’s sole cost and expense, upon the Administrative Agent’s demand made at any time after the occurrence and during the continuance of any Event of Default, deliver all tangible evidence of Receivables, including all documents evidencing Receivables and any books and records relating thereto to the Administrative Agent or to its representatives (copies of which evidence and books and records may be retained by such Pledgor).  Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may transfer a full and complete copy of any Pledgor’s books, records, credit information, reports, memoranda and all other writings relating to the Receivables to and for the use by any person that has acquired or is contemplating acquisition of an interest in the Receivables or the Administrative Agent’s security interest therein without the consent of any Pledgor.

SECTION 7.2.  Legend.  Upon the occurrence and during the continuance of any Event of Default, each Pledgor shall legend, at the request of the Administrative Agent and in form and manner satisfactory to the Administrative Agent, the Receivables and the other books, records and documents of such Pledgor evidencing or pertaining to the Receivables with an appropriate reference to the fact that the Receivables have been assigned to the Administrative Agent for the benefit of the Secured Parties and that the Administrative Agent has a security interest therein.

SECTION 7.3.  Modification of Terms, etc.  No Pledgor shall rescind or cancel any obligations evidenced by any Receivable or modify any term thereof or make any adjustment with respect thereto except in the ordinary course of business consistent with prudent business practice, or extend or renew any such obligations except in the ordinary course of business consistent with prudent business practice or compromise or settle any dispute, claim, suit or legal proceeding relating thereto or sell any Receivable or interest therein except in the ordinary course of business consistent with prudent business practice without the prior written consent of the Administrative Agent.  Each Pledgor shall timely fulfill all obligations on its part to be fulfilled under or in connection with the Receivables.

SECTION 7.4.  Collection.  Each Pledgor shall cause to be collected from the Account Debtor of each of the Receivables, as and when due in the ordinary course of business and consistent with prudent business practice (including Receivables that are delinquent, such Receivables to be collected in accordance with generally accepted commercial collection procedures), any and all amounts owing under or on account of such Receivable, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Receivable, except that any Pledgor may, with respect to a Receivable, allow in the ordinary course of business (i) a refund or credit due as a result of returned or damaged or defective merchandise and (ii) such extensions of time to pay amounts due in respect of Receivables and such other modifications of payment terms or settlements in respect of Receivables as shall be commercially reasonable in the circumstances, all in accordance with such Pledgor’s ordinary course of business consistent with its collection practices as in effect from time to time.  The costs and expenses (including attorneys’ fees) of collection, in any case, whether incurred by any Pledgor, the Administrative Agent or any Secured Party, shall be paid by the Pledgors in accordance with (and subject to the limitations of) Section 10.04 of the Credit Agreement.

ARTICLE VIII

TRANSFERS

SECTION 8.1.  Transfers of Collateral.  No Pledgor shall sell, convey, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral pledged by it hereunder except as permitted by the Credit Agreement.

ARTICLE IX

REMEDIES

SECTION 9.1.  Remedies.  Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may from time to time exercise in respect of the Collateral, in addition to the other rights and remedies provided for herein or otherwise available to it, the following remedies:

(i)  Personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from any Pledgor or any other person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon any Pledgor’s premises where any of the Collateral is located, remove such Collateral, remain present at such premises to receive copies of all communications and remittances relating to the Collateral and use in connection with such removal and possession any and all services, supplies, aids and other facilities of any Pledgor;

(ii)  Demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Collateral including instructing the obligor or obligors on any agreement, instrument or other obligation constituting part of the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Administrative Agent, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided, however, that in the event that any such payments are made directly to any Pledgor, prior to receipt by any such obligor of such instruction, such Pledgor shall segregate all amounts received pursuant thereto in trust for the benefit of the Administrative Agent and shall promptly (but in no event later than one (1) Business Day after receipt thereof) pay such amounts to the Administrative Agent;

(iii)  Sell, assign, grant a license to use or otherwise liquidate, or direct any Pledgor to sell, assign, grant a license to use or otherwise liquidate, any and all investments made in whole or in part with the Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license or liquidation;

(iv)  Take possession of the Collateral or any part thereof, by directing any Pledgor in writing to deliver the same to the Administrative Agent at any place or places so designated by the Administrative Agent, in which event such Pledgor shall at its own expense:  (A) forthwith cause the same to be moved to the place or places designated by the Administrative Agent and therewith delivered to the Administrative Agent, (B) store and keep any Collateral so delivered to the Administrative Agent at such place or places pending further action by the Administrative Agent and (C) while the Collateral shall be so stored and kept, provide such security and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition.  Each Pledgor’s obligation to deliver the Collateral as contemplated in this Section 9.1(iv) is of the essence hereof.  Upon application to a court of equity having jurisdiction, the Administrative Agent shall be entitled to a decree requiring specific performance by any Pledgor of such obligation;

(v)  Withdraw all moneys, instruments, securities and other property in any bank, financial securities, deposit or other account of any Pledgor constituting Collateral for application to the Obligations as provided in Article X hereof;

(vi)  Retain and apply the Distributions to the Obligations as provided in Article X hereof;

(vii)  Exercise any and all rights as beneficial and legal owner of the Collateral, including perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Collateral; and

(viii)  Exercise all the rights and remedies of a secured party on default under the UCC, and the Administrative Agent may also in its sole discretion, without notice except as specified in Section 9.2 hereof, sell, assign or grant a license to use the Collateral or any part thereof in one or more parcels at pub lic or private sale, at any exchange, broker’s board or at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Administrative Agent may deem commercially reasonable.  The Administrative Agent or any other Secured Party or any of their respective Affiliates may be the purchaser, licensee, assignee or recipient of the Collateral or any part thereof at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold, assigned or licensed at such sale, to use and apply any of the Obligations owed to such person as a credit on account of the purchase price of the Collateral or any part thereof payable by such person at such sale.  Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.  The Administrative Agent shall not be obligated to make any sale of the Collateral or any part thereof regardless of notice of sale having been given.  The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  Each Pledgor hereby waives, to the fullest extent permitted by law, any claims against the Administrative Agent arising by reason of the fact that the price at which the Collateral or any part thereof may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if the Administrative Agent accepts the first offer received and does not offer such Collateral to more than one offeree.

SECTION 9.2.  Notice of Sale.  Each Pledgor acknowledges and agrees that, to the extent notice of sale or other disposition of the Collateral or any part thereof shall be required by law, ten (10) days’ prior notice to such Pledgor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters.  No notification need be given to any Pledgor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition.

SECTION 9.3.  Waiver of Notice and Claims.  Each Pledgor hereby waives, to the fullest extent permitted by applicable law, notice or judicial hearing in connection with the Administrative Agent’s taking possession or the Administrative Agent’s disposition of the Collateral or any part thereof, including any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which such Pledgor would otherwise have under law, and each Pledgor hereby further waives, to the fullest extent permitted by applicable law:  (i) all damages occasioned by such taking of possession, (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Administrative Agent’s rights hereunder and (iii) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable law.  The Administrative Agent shall not be liable for any incorrect or improper payment made pursuant to this Article IX in the absence of gross negligence, bad faith or willful misconduct on the part of the Administrative Agent as determined by a court of competent jurisdiction by final nonappealable judgement.  Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the applicable Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity against such Pledgor and against any and all persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through or under such Pledgor.

SECTION 9.4.  Certain Sales of Collateral.

(a)  Each Pledgor recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any Governmental Authority, the Administrative Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who meet the requirements of such Governmental Authority.  Each Pledgor acknowledges that any such sales may be at prices and on terms less favorable to the Administrative Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner and that, except as may be required by applicable law, the Administrative Agent shall have no obligation to engage in public sales.

(b)  Each Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act, and applicable state securities laws, the Administrative Agent may be compelled, with respect to any sale of all or any part of the Securities Collateral and Investment Property, to limit purchasers to persons who will agree, among other things, to acquire such Securities Collateral or Investment Property for their own account, for investment and not with a view to the distribution or resale thereof.  Each Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to the Administrative Agent than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Administrative Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Securities Collateral or Investment Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would agree to do so.

(c)  If the Administrative Agent determines to exercise its right to sell any or all of the Securities Collateral or Investment Property, upon written request, the applicable Pledgor shall from time to time furnish to the Administrative Agent all such information as the Administrative Agent may request in order to determine the number of securities included in the Securities Collateral or Investment Property which may be sold by the Administrative Agent as exempt transactions under the Securities Act and the rules of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

(d)  Each Pledgor further agrees that a breach of any of the covenants contained in this Section 9.4 will cause irreparable injury to the Administrative Agent and the other Secured Parties, that the Administrative Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 9.4 shall be specifically enforceable against such Pledgor, and such Pledgor hereby waives, to the fullest extent permitted by law, and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing.

SECTION 9.5.  No Waiver; Cumulative Remedies.

(a)  No failure on the part of the Administrative Agent to exercise, no course of dealing with respect to, and no delay on the part of the Administrative Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, privilege or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy; nor shall the Administrative Agent be required to look first to, enforce or exhaust any other security, collateral or guaranties.  All rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law or otherwise available.

(b)  In the event that the Administrative Agent shall have instituted any proceeding to enforce any right, power, privilege or remedy under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Administrative Agent, then and in every such case, the Pledgors, the Administrative Agent and each other Secured Party shall be restored to their respective former positions and rights hereunder with respect to the Collateral, and all rights, remedies, privileges and powers of the Administrative Agent and the other Secured Parties shall continue as if no such proceeding had been instituted.

SECTION 9.6.  Certain Additional Actions Regarding Intellectual Property.  If any Event of Default shall have occurred and be continuing, upon the written demand of the Administrative Agent, each Pledgor shall execute and deliver to the Administrative Agent an assignment or assignments of the registered and applied for Intellectual Property Collateral and such other documents as are necessary or appropriate to carry out the intent and purposes hereof.  Within five (5) Business Days of written notice thereafter from the Administrative Agent, each Pledgor shall make available to the Administrative Agent, to the extent within such Pledgor’s power and authority, such personnel in such Pledgor’s employ on the date of the Event of Default as the Administrative Agent may reasonably designate to permit such Pledgor to continue, directly or indirectly, to produce, advertise and sell the products and services sold by such Pledgor under the Intellectual Property Collateral, and such persons shall be available to perform their prior functions on the Administrative Agent’s behalf.

ARTICLE X

APPLICATION OF PROCEEDS

SECTION 10.1.  Application of Proceeds.  The proceeds received by the Administrative Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Administrative Agent of its remedies shall be applied, together with any other sums then held by the Administrative Agent pursuant to this Agreement, in accordance with Section 8.03 of the Credit Agreement.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1.  Concerning Administrative Agent.

(a)  The Administrative Agent has been appointed as collateral agent pursuant to the Credit Agreement.  The actions of the Administrative Agent hereunder are subject to the provisions of the Credit Agreement.  The Administrative Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including the release or substitution of the Collateral), in accordance with this Agreement and the Credit Agreement.  The Administrative Agent may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Administrative Agent may resign and a successor Administrative Agent may be appointed in the manner provided in the Credit Agreement.  Upon the acceptance of any appointment as the Administrative Agent by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent under this Agreement, and the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Administrative Agent.

(b)  The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equivalent to that which the Administrative Agent, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither the Administrative Agent nor any of the Secured Parties shall have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Securities Collateral, whether or not the Administrative Agent or any other Secured Party has or is deemed to have knowledge of such matters or (ii) taking any necessary steps to preserve rights against any person with respect to any Collateral.

(c)  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and, with respect to all matters pertaining to this Agreement and its duties hereunder, upon advice of counsel selected and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(d)  If any item of Collateral also constitutes collateral granted to the Administrative Agent under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, the Administrative Agent, in its sole discretion, shall select which provision or provisions shall control.

(e)  The Administrative Agent may rely on advice of counsel as to whether any or all UCC financing statements of the Pledgors need to be amended as a result of any of the changes described in Section 4.5 hereof. If any Pledgor fails to provide information to the Administrative Agent about such changes on a timely basis, the Administrative Agent shall not be liable nor responsible to any party for any failure to maintain a perfected security interest in such Pledgor’s property constituting Collateral, for which the Administrative Agent needed to have information relating to such changes.  The Administrative Agent shall have no duty to inquire about such changes if any Pledgor does not inform the Administrative Agent of such changes, the parties acknowledging and agreeing that it would not be feasible or practical for the Administrative Agent to search for information on such changes if such information is not provided by any Pledgor.

SECTION 11.2.  Administrative Agent May Perform; Administrative Agent Appointed Attorney-in-Fact.  If any Pledgor shall fail to perform any covenants contained in this Agreement (including such Pledgor’s covenants to (i) pay the premiums in respect of all required insurance policies hereunder, (ii) pay and discharge any taxes, assessments and special assessments, levies, fees and governmental charges imposed upon or assessed against, and landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and warehousemen’s Liens and other claims arising by operation of law against, all or any portion of the Collateral, (iii) make repairs, (iv) discharge Liens or (v) pay or perform any obligations of such Pledgor under any Collateral) or if any representation or warranty on the part of any Pledgor contained herein shall be breached, the Administrative Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that the Administrative Agent shall in no event be bound to inquire into the validity of any tax, Lien, imposition or other obligation which such Pledgor fails to pay or perform as and when required hereby and which such Pledgor does not contest in accordance with the provisions of the Credit Agreement.  Any and all amounts so expended by the Administrative Agent shall be paid by the Pledgors in accordance with the provisions of Section 10.04 of the Credit Agreement.  Neither the provisions of this Section 11.2 nor any action taken by the Administrative Agent pursuant to the provisions of this Section 11.2 shall prevent any such failure to observe any covenant contained in this Agreement nor any breach of representation or warranty from constituting an Event of Default.  Each Pledgor hereby appoints the Administrative Agent its attorney-in-fact, with full power and authority in the place and stead of such Pledgor and in the name of such Pledgor, or otherwise, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument consistent with the terms of the Credit Agreement, this Agreement and the other Collateral Documents which the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof (but the Administrative Agent shall not be obligated to and shall have no liability to such Pledgor or any third party for failure to so do or take action).  The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof.  Each Pledgor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

SECTION 11.3.  Continuing Security Interest; Assignment.  This Agreement shall create a continuing security interest in the Collateral and shall (i) be binding upon the Pledgors, their respective successors and assigns and (ii) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent and the other Secured Parties and each of their respective successors, transferees and assigns.  No other persons (including any other creditor of any Pledgor) shall have any interest herein or any right or benefit with respect hereto.  Without limiting the generality of the foregoing clause (ii), any Secured Party may assign or otherwise transfer any indebtedness held by it secured by this Agreement to any other person, and such other person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party, herein or otherwise, subject however, to the provisions of the Credit Agreement and, in the case of a Secured Party that is a party to a Secured Swap Contract or a Secured Cash Management Agreement, such Secured Swap Contract or Secured Cash Management Agreement, as applicable.  Each of the Pledgors agrees that its obligations hereunder and the security interest created hereunder shall continue to be effective or be reinstated, as applicable, if at any time payment, or any part thereof, of all or any part of the Obligations is rescinded or must otherwise be restored by the Secured Party upon the bankruptcy or reorganization of any Pledgor or otherwise.

SECTION 11.4.  Termination; Release.  Upon termination of the Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made), this Agreement shall terminate.  Upon such termination of this Agreement the Collateral shall be automatically released from the Lien of this Agreement.

Upon such release or any release of Collateral or any part thereof in accordance with the provisions of the Credit Agreement, the Administrative Agent shall, upon the request and at the sole cost and expense of the Pledgors, assign, transfer and deliver to Pledgor, against receipt and without recourse to, or representation or warranty by the Administrative Agent, such of the Collateral or any part thereof to be released (in the case of a release) as may be in possession of the Administrative Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Collateral, proper documents and instruments (including UCC‑3 termination financing statements or releases) acknowledging the termination hereof or the release of such Collateral, as the case may be.

SECTION 11.5.  Modification in Writing.  No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Pledgor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by the Administrative Agent.  Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by any Pledgor from the terms of any provision hereof in each case shall be effective only in the specific instance and for the specific purpose for which made or given.  Except where notice is specifically required by this Agreement or any other document evidencing the Obligations, no notice to or demand on any Pledgor in any case shall entitle any Pledgor to any other or further notice or demand in similar or other circumstances.

SECTION 11.6.  Notices.  Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, as to any Pledgor, addressed to it at the address of the Borrower set forth in the Credit Agreement and as to the Administrative Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 11.6.

SECTION 11.7.  Governing Law, Consent to Jurisdiction and Service of Process; Waiver of Jury Trial.  Sections 10.14 and 10.15 of the Credit Agreement are incorporated herein, mutatis mutandis, as if a part hereof.

SECTION 11.8.  Severability of Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 11.9.  Execution in Counterparts.  This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.  Delivery of any executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 11.10.  Business Days.  In the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.

SECTION 11.11.  No Credit for Payment of Taxes or Imposition.  Such Pledgor shall not be entitled to any credit against the principal, premium, if any, or interest payable under the Credit Agreement, and such Pledgor shall not be entitled to any credit against any other sums which may become payable under the terms thereof or hereof, by reason of the payment of any Tax on the Collateral or any part thereof.

SECTION 11.12.  No Claims Against Administrative Agent.  Nothing contained in this Agreement shall constitute any consent or request by the Administrative Agent, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Collateral or any part thereof, nor as giving any Pledgor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Administrative Agent in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Lien hereof.

SECTION 11.13.  No Release.  Nothing set forth in this Agreement or any other Loan Document, nor the exercise by the Administrative Agent of any of the rights or remedies hereunder, shall relieve any Pledgor from the performance of any term, covenant, condition or agreement on such Pledgor’s part to be performed or observed under or in respect of any of the Collateral or from any liability to any person under or in respect of any of the Collateral or shall impose any obligation on the Administrative Agent or any other Secured Party to perform or observe any such term, covenant, condition or agreement on such Pledgor’s part to be so performed or observed or shall impose any liability on the Administrative Agent or any other Secured Party for any act or omission on the part of such Pledgor relating thereto or for any breach of any representation or warranty on the part of such Pledgor contained in this Agreement, the Credit Agreement or the other Loan Documents, or under or in respect of the Collateral or made in connection herewith or therewith.  Anything herein to the contrary notwithstanding, neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any contracts, agreements and other documents included in the Collateral by reason of this Agreement, nor shall the Administrative Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Pledgor thereunder or to take any action to collect or enforce any such contract, agreement or other document included in the Collateral hereunder.  The obligations of each Pledgor contained in this Section 11.13 shall survive the termination hereof and the discharge of such Pledgor’s other obligations under this Agreement, the Credit Agreement and the other Loan Documents.

SECTION 11.14.  Obligations Absolute.  All obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of:

(i)  any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any other Pledgor;

(ii)  any lack of validity or enforceability of the Credit Agreement, any Secured Hedge Contract, any Secured Cash Management Agreement or any other Loan Document, or any other agreement or instrument relating thereto;

(iii)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any Secured Hedge Contract, Secured Cash Management Agreement or any other Loan Document or any other agreement or instrument relating thereto;

(iv)    any pledge, exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(v)  any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, the Credit Agreement, any Secured Hedge Contract, Secured Cash Management Agreement or any other Loan Document except as specifically set forth in a waiver granted pursuant to the provisions of Section 11.5 hereof; or

(vi)    any other circumstances which might otherwise constitute a defense available to, or a discharge of, any Pledgor.

SECTION 11.15.  FCC Matters.

(a)  Notwithstanding anything herein to the contrary, the Administrative Agent, acting on behalf of the Secured Parties, agrees that to the extent prior FCC approval or consent is required pursuant to the Communications Laws for (i) the operation and effectiveness of any grant, right or remedy hereunder or under any other Collateral Document or (ii) any action that may be taken by the Administrative Agent hereunder or under the other Collateral Documents, such grant, right, remedy or actions will be subject to such prior FCC approval or consent having been obtained by or in favor of the Administrative Agent, on behalf of the Secured Parties.  Notwithstanding anything herein to the contrary, the Administrative Agent, on behalf of the Secured Parties, acknowledges that, to the extent required by the FCC, the voting rights in the Pledged Securities, as well as de jure, de facto and negative control over all FCC authorizations, shall remain with the Pledgors even in the event of a Default until the FCC shall have given its prior consent to the exercise of securityholder rights by a purchaser at a public or private sale of the Pledged Securities or until the FCC shall have given its prior consent to the exercise of such rights by a receiver, trustee, conservator or other agent duly appointed in accordance with applicable law.  The Pledgors shall, upon the occurrence and during the continuance of an Event of Default, at the Administrative Agent’s request, file or cause to be filed such applications for approval or consent and shall take such other actions reasonably required by the Administrative Agent, as requested by and on behalf of the Secured Parties, to obtain such FCC approvals or consents as are necessary to transfer ownership and control to the Administrative Agent, on behalf of the Secured Parties, or their successors, assigns or designees of the FCC Licenses and Station Licenses held by the Pledgors.  To enforce the provisions of this Subsection 11.15, the Administrative Agent is empowered to request the appointment of a receiver from any court of competent jurisdiction.  Such receiver shall be instructed to seek from the FCC an involuntary assignment of any such FCC License or Station License for the purpose of seeking a bona fide purchaser to whom control will ultimately be assigned, subject to prior FCC consent.  Upon the occurrence and during the continuance of an Event of Default, at the Administrative Agent’s reasonable request, the Pledgors shall further use their commercially reasonable efforts to assist in obtaining approval or consent of the FCC, if required, for any actions or transactions contemplated hereby, including, without limitation, the preparation, execution and filing with the FCC of the assignor’s or transferor’s portion of any application for consent to the assignment of any FCC License or Station Licenses or transfer of control of such FCC license holder, necessary or appropriate under the FCC’s rules and regulations for consent to the transfer or assignment of any portion of the Collateral, together with any FCC License or Station License or other authorization. Furthermore, the parties acknowledge their intent that, upon the occurrence of an Event of Default, the Administrative Agent and Secured Parties may seek, to the fullest extent permitted by applicable law and governmental policy (including, the Communications Laws), all rights necessary or desirable to obtain, use or sell the FCC Licenses, Station Licenses and the Collateral securing the Obligations, and to exercise all remedies available to them under this Agreement, the Loan Documents, the Uniform Commercial Code or other applicable law.  Therefore, the parties agree that, in the event of changes in Law or governmental policy occurring after the date hereof that affect in any manner the Administrative Agent’s or any of the Secured Parties’ rights of access to, or use or sale of, the FCC Licenses, Station Licenses or such Collateral, or the procedures necessary to enable the Administrative Agent or any of the Secured Parties to obtain such rights of access, use or sale, the Administrative Agent and Pledgors shall amend this Agreement and the Loan Documents in such manner as the Administrative Agent shall reasonably request, in order to provide the Administrative Agent and the Secured Parties such rights to the greatest extent possible consistent with then applicable Law and governmental policy.

(b)  The Pledgors acknowledge that the assignment or transfer of control of such FCC Licenses and Station Licenses is integral to the Secured Parties’ realization of the value of the Collateral, that there is no adequate remedy at law for failure by the Pledgors to comply with the provisions of this Section 11.15 and that such failure would not be adequately compensable in damages, and therefore agree that this Section 11.15 may be specifically enforced.

(c)  Notwithstanding anything herein or in any other Collateral Document or the Secured Agreements to the contrary, neither the Administrative Agent nor any other Secured Party shall, without first obtaining the approval or consent of the FCC, take any action hereunder or under any other Collateral Document that would constitute or result in any assignment of an FCC License or Station License or any transfer of control of any Pledgor if such assignment or change of control would require the prior approval or consent of the FCC under applicable law (including FCC rules and regulations).

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

S-23

IN WITNESS WHEREOF, each Pledgor and the Administrative Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

ENTRAVISION COMMUNICATIONS CORPORATION as Pledgor

By:
Name:
Title:

[GUARANTORS][16], as Pledgor

By:
Name:
Title:

[1] Company to confirm

S-1

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

S-2

EXHIBIT 1

[Form of]

ISSUER’S ACKNOWLEDGMENT

The undersigned hereby (i) acknowledges receipt of the Security Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of November 30, 2017, made by Entravision Communications Corporation, a Delaware corporation (the “Borrower”), the Guarantors party thereto and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity and together with any successors in such capacity, the “Administrative Agent”), (ii) agrees promptly to note on its books the security interests granted to the Administrative Agent and confirmed under the Security Agreement, (iii) agrees that it will comply with instructions of the Administrative Agent with respect to the applicable Securities Collateral (including all Equity Interests of the undersigned) without further consent by the applicable Pledgor, (iv) agrees to notify the Administrative Agent upon obtaining knowledge of any interest in favor of any person in the applicable Securities Collateral that is adverse to the interest of the Administrative Agent therein and (v) waives any right or requirement at any time hereafter to receive a copy of the Security Agreement in connection with the registration of any Securities Collateral thereunder in the name of the Administrative Agent or its nominee or the exercise of voting rights by the Administrative Agent or its nominee.

[ ]

By:
Name:
Title:

EXHIBIT 2

[Form of]

SECURITIES PLEDGE AMENDMENT

This Securities Pledge Amendment, dated as of [                    ], is delivered pursuant to Section 5.1 of the Security Agreement (as amended, restated amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of November 30, 2017, made by Entravision Communications Corporation, a Delaware corporation (the “Borrower”), the Guarantors party thereto and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity and together with any successors in such capacity, the “Administrative Agent”).  The undersigned hereby agrees that this Securities Pledge Amendment may be attached to the Security Agreement and that the Pledged Securities and/or Intercompany Notes listed on this Securities Pledge Amendment shall be deemed to be and shall become part of the Collateral and shall secure all Secured Obligations.

PLEDGED SECURITIES

ISSUER	CLASS OF STOCK OR INTERESTS	PAR VALUE	CERTIFICATE NO(S).	NUMBER OF SHARES OR INTERESTS	PERCENTAGE OF ALL ISSUED CAPITAL OR OTHER EQUITY INTERESTS OF ISSUER

INTERCOMPANY NOTES

ISSUER	PRINCIPAL AMOUNT	DATE OF ISSUANCE	INTEREST RATE	MATURITY DATE

[ ], as Pledgor

By:
Name:
Title:

AGREED TO AND ACCEPTED:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT 3

[Form of]

JOINDER AGREEMENT

[Name of New Pledgor]

[Address of New Pledgor]

[Date]

Ladies and Gentlemen:

Reference is made to the Security Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of November 30, 2017 made by Entravision Communications Corporation, a Delaware corporation (the “Borrower”), the Guarantors party thereto and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity and together with any successors in such capacity, the “Administrative Agent”).

This Joinder Agreement supplements the Security Agreement and is delivered by the undersigned, [                         ] (the “New Pledgor”), pursuant to Section 3.5 of the Security Agreement.  The New Pledgor hereby agrees to be bound as a Guarantor and as a Pledgor party to the Security Agreement by all of the terms, covenants and conditions set forth in the Security Agreement to the same extent that it would have been bound if it had been a signatory to the Security Agreement on the date of the Security Agreement.  Without limiting the generality of the foregoing, the New Pledgor hereby grants and pledges to the Administrative Agent, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations, a Lien on and security interest in, all of its right, title and interest in, to and under the Collateral and expressly assumes all obligations and liabilities of a Guarantor and Pledgor thereunder.  The New Pledgor hereby makes each of the representations and warranties and agrees to each of the covenants applicable to the Pledgors contained in the Security Agreement and Article V of the Credit Agreement.

Annexed hereto are supplements to each of the schedules to the Security Agreement with respect to the New Pledgor.  Such supplements shall be deemed to be part of the Security Agreement or the Credit Agreement, as applicable.

This Joinder Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.

THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Pledgor has caused this Joinder Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

[NEW PLEDGOR]

By:
Name:
Title:

AGREED TO AND ACCEPTED:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[Schedules to be attached]

EXHIBIT 4

[Form of]

Copyright Security Agreement

Copyright Security Agreement, dated as of [                    ], by [________] and [________] (individually, a “Pledgor”, and, collectively, the “Pledgors”), in favor of BANK OF AMERICA, N.A., in its capacity as Administrative Agent pursuant to the Credit Agreement (in such capacity, the “Administrative Agent”).

W i t n e s s e t h:

Whereas, the Pledgors are party to a Security Agreement of even date herewith (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Administrative Agent pursuant to which the Pledgors are required to execute and deliver this Copyright Security Agreement;

Now, Therefore, in consideration of the premises and to induce the Administrative Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgors hereby agree with the Administrative Agent as follows:

SECTION 1.   Defined Terms.  Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2.   Grant of Security Interest in Copyright Collateral.  Each Pledgor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Collateral of such Pledgor (the “Copyright Collateral”):

(a)   Copyrights and exclusive Copyright licenses of such Pledgor, including those listed on Schedule I attached hereto; and

(b)   all Proceeds of any and all of the foregoing (other than Excluded Collateral).

SECTION 3.   Security Agreement.  The security interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the Security Agreement and Pledgors hereby acknowledge and affirm that the rights and remedies of the Administrative Agent with respect to the security interest in the Copyrights made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.  In the event that any provision of this Copyright Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Administrative Agent shall otherwise determine.

SECTION 4.   Termination.  Upon termination of the Commitments, payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and termination of the Security Agreement, the Administrative Agent shall execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Copyrights under this Copyright Security Agreement.

SECTION 5.   Counterparts.  This Copyright Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Copyright Security Agreement by signing and delivering one or more counterparts.

SECTION 6.   Governing Law.  This Copyright Security Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Copyright Security Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

[signature page follows]

In Witness Whereof, each Pledgor has caused this Copyright Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[PLEDGORS]

By:
Name:
Title:

Accepted and Agreed:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

SCHEDULE I
to
COPYRIGHT SECURITY AGREEMENT
COPYRIGHT REGISTRATIONS AND COPYRIGHT APPLICATIONS

Copyright Registrations:

owner	registration number	title

Copyright Applications:

owner	title

Exclusive Copyright Licenses:

EXHIBIT 5

[Form of]

Patent Security Agreement

Patent Security Agreement, dated as of [                    ], by [________] and [_________] (individually, a “Pledgor”, and, collectively, the “Pledgors”), in favor of BANK OF AMERICA, N.A., in its capacity as Administrative Agent pursuant to the Credit Agreement (in such capacity, the “Administrative Agent”).

W i t n e s s e t h:

Whereas, the Pledgors are party to a Security Agreement of even date herewith (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Administrative Agent pursuant to which the Pledgors are required to execute and deliver this Patent Security Agreement;

Now, Therefore, in consideration of the premises and to induce the Administrative Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgors hereby agree with the Administrative Agent as follows:

SECTION 1.   Defined Terms.  Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2.   Grant of Security Interest in Patent Collateral.  Each Pledgor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Collateral of such Pledgor (the “Patent Collateral”):

(a)   Patents of such Pledgor, including those listed on Schedule I attached hereto; and

(b)   all Proceeds of any and all of the foregoing (other than Excluded Collateral).

SECTION 3.  Security Agreement.  The security interest granted pursuant to this Patent Security Agreement is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the Security Agreement and Pledgors hereby acknowledge and affirm that the rights and remedies of the Administrative Agent with respect to the security interest in the Patents made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.  In the event that any provision of this Patent Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Administrative Agent shall otherwise determine.

SECTION 4.  Termination.  Upon termination of the Commitments, payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and termination of the Security Agreement, the Administrative Agent shall execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Patents under this Patent Security Agreement.

SECTION 5.  Counterparts.  This Patent Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Patent Security Agreement by signing and delivering one or more counterparts.

SECTION 6.  Governing Law.  This Patent Security Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Patent Security Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

[signature page follows]

In Witness Whereof, each Pledgor has caused this Patent Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[PLEDGORS]

By:
Name:
Title:

Accepted and Agreed:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

SCHEDULE I
to
PATENT SECURITY AGREEMENT
PATENT REGISTRATIONS AND PATENT APPLICATIONS

Patent Registrations:

owner	registration number	name

Patent Applications:

owner	application number	name

EXHIBIT 6

[Form of]

Trademark Security Agreement

Trademark Security Agreement, dated as of [                    ], by [________] and [________] (individually, a “Pledgor”, and, collectively, the “Pledgors”), in favor of BANK OF AMERICA, N.A., in its capacity as Administrative Agent pursuant to the Credit Agreement (in such capacity, the “Administrative Agent”).

W i t n e s s e t h:

Whereas, the Pledgors are party to a Security Agreement of even date herewith (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Administrative Agent pursuant to which the Pledgors are required to execute and deliver this Trademark Security Agreement;

Now, Therefore, in consideration of the premises and to induce the Administrative Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgors hereby agree with the Administrative Agent as follows:

SECTION 1.  Defined Terms.  Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2.  Grant of Security Interest in Trademark Collateral.  Each Pledgor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Collateral of such Pledgor (the “Trademark Collateral”):

(a)  Trademarks of such Pledgor, including those listed on Schedule I attached hereto;

(b)  all goodwill associated with such Trademarks; and

(c)  all Proceeds of any and all of the foregoing (other than Excluded Collateral).

SECTION 3.  Security Agreement.  The security interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the Security Agreement and Pledgors hereby acknowledge and affirm that the rights and remedies of the Administrative Agent with respect to the security interest in the Trademarks made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.  In the event that any provision of this Trademark Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Administrative Agent shall otherwise determine.

SECTION 4.  Termination.  Upon termination of the Commitments, payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and termination of the Security Agreement, the Administrative Agent shall execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Trademarks under this Trademark Security Agreement.

SECTION 5.  Counterparts.  This Trademark Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Trademark Security Agreement by signing and delivering one or more counterparts.

F‑1

Security Agreement

SECTION 6.  Governing Law.  This Trademark Security Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Trademark Security Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

[signature page follows]

In Witness Whereof, each Pledgor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[PLEDGORS]

By:
Name:
Title:

Accepted and Agreed:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

SCHEDULE I
to
TRADEMARK SECURITY AGREEMENT
TRADEMARK REGISTRATIONS AND TRADEMARK APPLICATIONS

Trademark Registrations:

owner	registration number	trademark

Trademark Applications:

owner	application number	trademark

EXHIBIT G

[Reserved]

G-1

EXHIBIT H

FORM OF AUCTION PROCEDURE

This Exhibit H is intended to summarize certain basic terms of the modified Dutch auction procedures pursuant to and in accordance with the terms and conditions of Section 2.17 of the Credit Agreement (as defined below), of which this Exhibit H is a part.  It is not intended to be a definitive statement of all of the terms and conditions of a modified Dutch auction, the definitive terms and conditions for which shall be set forth in the Auction Notice (as defined below).  None of the Administrative Agent, the Auction Manager, or any of its Affiliates makes any recommendation pursuant to any Auction Notice as to whether or not any Lender should participate in a Discounted Voluntary Prepayment Offer, nor shall the decision by the Administrative Agent or the Auction Manager (or any of their Affiliates) in its capacity as a Lender to participate in a Discounted Voluntary Prepayment Offer be deemed to constitute such a recommendation.  Each Lender should make its own decision as to whether to participate in a Discounted Voluntary Prepayment Offer and as to the price to be sought for such Term B Loans.  In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning each Discounted Voluntary Prepayment Offer and the Auction Notice.  Capitalized terms not otherwise defined in this Exhibit H have the meanings assigned to them in the Agreement to which this Exhibit is attached.

(a)  Notice Procedures.  In connection with each Discounted Voluntary Prepayment Offer, the Borrower will provide notification to the Auction Manager for distribution to the Term B Lenders of the Term B Loans (each, an “Auction Notice”).  Each Auction Notice shall contain (i) the aggregate amount of the Term B Loans that the Borrower offers to prepay in such Discounted Voluntary Prepayment Offer (the “Auction Amount”), which may be expressed at the election of the Borrower as either (A) the total par principal amount of the Type of Term B Loans offered to be prepaid or (B) the total cash amount offered to be paid pursuant to the auction described herein (the “Auction”); (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000, at which the Borrower would be willing to prepay Term B Loans in such Discounted Voluntary Prepayment Offer; provided that the par principal amount of the Term B Loans offered to be prepaid in each Auction shall be in a minimum aggregate amount of $2,000,000 and with minimum increments of $1,000,000 (it being understood that the par principal amount of Term B Loans actually prepaid may be less than the minimum amount in the event that the aggregate par principal amount of Term B Loans actually offered to be available for prepayment by Term B Lenders in such Auction is less than the minimum amount); (iii) the date on which such Discounted Voluntary Prepayment Offer will conclude, on which date Return Bids (as defined below) will be due by 1:00 p.m., which date shall be at least five Business Days following the date of the Discounted Prepayment Option Notice (as such date and time may be extended by the Auction Manager, the “Expiration Time”); and (iv) any other conditions specified by the Borrower that must be satisfied for the Borrower to be obligated to consummate such Discounted Voluntary Prepayment Offer.  Such Expiration Time may be extended upon notice by the Borrower to the Auction Manager received not less than 24 hours before the original Expiration Time.  The terms of the Auction Notice may be amended upon notice by the Borrower to the Auction Manager received not less than 24 hours before the original Expiration Time.  A Discounted Voluntary Prepayment Offer shall be regarded as a “failed discounted voluntary prepayment offer” in the event that either (x) the Borrower withdraws such Discounted Voluntary Prepayment Offer in accordance with the terms hereof or as set forth in Section 2.17 of the Credit Agreement or (y) the Expiration Time occurs with no Qualifying Bids (as defined below) having been received.  In the event of a failed Discounted Voluntary Prepayment Offer, the Borrower shall not be permitted to deliver a new Auction Notice prior to the date occurring three Business Days after such withdrawal or Expiration Time, as the case may be.  Notwithstanding anything to the contrary contained herein, the Borrower shall not initiate any Discounted Voluntary Prepayment Offer by delivering an Auction Notice to the Auction Manager until after the conclusion (whether successful or failed) of the previous Discounted Voluntary Prepayment Offer (if any), whether such conclusion occurs by withdrawal of such previous Discounted Voluntary Prepayment Offer or the occurrence of the Expiration Time of such previous Discounted Voluntary Prepayment Offer.

(b)  Reply Procedures.  In connection with any Discounted Voluntary Prepayment Offer, each Term B Lender wishing to participate in such Discounted Voluntary Prepayment Offer shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation, in the form included in the

Auction Procedure

Auction Notice (each, a “Return Bid”) which shall specify (i) a discount to par that must be expressed as a price per $1,000 in principal amount of Term B Loans (the “Reply Price”) of each Type within the applicable Discount Range and (ii) the par principal amount of Term B Loans of each Type that such Term B Lender accepts for prepayment at its Reply Price, which must be in increments of $100,000 (the “Reply Amount”).  The minimum incremental amount requirements described above shall not apply if Term B Lender submits a Reply Amount equal to such Term B Lender’s entire remaining amount of its applicable Type of Term B Loans.  Term B Lenders may only submit one Return Bid per Type per Discounted Voluntary Prepayment Offer, but each Return Bid may contain up to three component bids (or such larger number of component bids as may be specified in the Auction Notice), each of which may result in a separate Qualifying Bid and each of which will not be contingent on any other component bid submitted by such Term B Lender resulting in a Qualifying Bid.  In addition to the Return Bid, the participating Term B Lender must execute and deliver, to be held in escrow by the Auction Manager, an assignment and acceptance in the form included in the Auction Notice (each, an “Auction Assignment and Assumption”).  The Borrower will not prepay any Term B Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price (as defined below).  Any Term B Lender with outstanding Term B Loans whose Return Bid is not received by the Auction Manager by the Expiration Time shall be deemed to have declined to accept any Discounted Voluntary Prepayment of any of its Term B Loans at any discount to their par value within the Discount Range.

(c)  Acceptance Procedures.  Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the Borrower, will calculate the lowest purchase price (the “Applicable Threshold Price”) for such Discounted Voluntary Prepayment Offer within the Discount Range for such Discounted Voluntary Prepayment Offer that will allow the Borrower to complete the Discounted Voluntary Prepayment Offer by prepaying the full Auction Amount (or such lesser amount of Term B Loans for which the Borrower has received Qualifying Bids).  The Borrower shall prepay Term B Loans of each Term B Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”).  All Term B Loans included in Qualifying Bids (including multiple component Qualifying Bids contained in a single Return Bid) received at a Reply Price lower than the Applicable Threshold Price will be prepaid at the Applicable Threshold Price, subject to proration as set forth in paragraph (d) below.  Each participating Term B Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five Business Days from the date of the Expiration Time.

(d)  Proration Procedures.  If the aggregate principal amount of all Term B Loans for which Qualifying Bids have been submitted in any given Discounted Voluntary Prepayment Offer at or below the Applicable Threshold Price would exceed the remaining portion of the Auction Amount, the Borrower shall prepay such Term B Loans ratably based on the relative principal amounts offered by each Term B Lender in an aggregate amount equal to the amount necessary to complete the prepayment of the Auction Amount.  No Return Bids or any component thereof will be accepted above the Applicable Threshold Price.

(e)  Notification Procedures.  The Auction Manager will calculate the Applicable Threshold Price and post the Applicable Threshold Price and proration factor onto an internet or intranet site (including an IntraLinks, SyndTrak or other electronic workspace) in accordance with the Auction Manager’s standard dissemination practices by 4:00 p.m., on the Business Day after which the Expiration Time occurs; provided that the failure to post such Applicable Threshold Price and proration factor by such time shall not affect the validity of such Discounted Voluntary Prepayment Offer.  The Auction Manager will insert the principal amount of Term B Loans of the applicable Type to be prepaid and the applicable settlement date.

(f)  Prepayment Notice.  Each Auction Notice shall contain the following representations and warranties by the Borrower:

“No Default or Event of Default has occurred and is continuing on the date of the delivery of this Auction Notice and at the time of prepayment of any Term B Loans pursuant hereto or would result from this Discounted Voluntary Prepayment Offer or from the application of the proceeds thereof.

Borrower is not in possession of any material non-public information with respect to Borrower or any of its Subsidiaries or any other Loan Party that (x) has not been disclosed to the Lenders (other than Lenders that do not wish to receive material non-public information with respect to Borrower, any of its Subsidiaries or any other Loan Party) prior to such date and (y) if not disclosed to the Lenders, could reasonably be expected to have a material effect (whether negative or positive) upon, or otherwise be material to, (1) a Term B Lender’s decision to participate in any Auction or (2) the market price of the Term B Loans subject to such Auction or Equity Interests of Borrower.”

(g)  Additional Procedures.  Once initiated by an Auction Notice, the Borrower must, in accordance with Section 2.17(b) of the Credit Agreement, terminate any Discounted Voluntary Prepayment Offer if it reasonably believes that it will fail to satisfy one or more of the conditions set forth in Section 2.17(a) of the Credit Agreement which are required to be met at the time which otherwise would have been the time of prepayment of Term B Loans pursuant to such Discounted Voluntary Prepayment Offer.  Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be withdrawn, modified, revoked, terminated or cancelled by a Term B Lender.  However, a Discounted Voluntary Prepayment Offer may become void if the conditions to the prepayment set forth in Section 2.17 of the Credit Agreement are not met.  The Borrower shall pay the aggregate purchase price in respect of all Qualifying Bids for which prepayment by the Borrower are required in accordance with the foregoing provisions to the Administrative Agent for the account of the applicable Term B Lenders not later than 2:00 p.m. on a settlement date as determined jointly by the Borrower and the Auction Manager (which shall be not later than ten Business Days after the date Return Bids are due).  All questions as to the form of documents and eligibility of Term B Loans that are the subject of a Discounted Voluntary Prepayment Offer will be determined by the Auction Manager, in consultation with the Borrower, and their determination will be final and binding so long as such determination is not inconsistent with the terms of Section 2.17 of the Credit Agreement or this Exhibit H.  The Auction Manager’s interpretation of the terms and conditions of the Auction Notice, in consultation with the Borrower, will be final and binding so long as such interpretation is not inconsistent with the terms of Section 2.17 of the Credit Agreement or this Exhibit H.  None of the Administrative Agent, the Auction Manager or any of their Affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Borrower, the Loan Parties, or any of their Affiliates (whether contained in an Auction Notice or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information.  This Exhibit H shall not require the Borrower to initiate any Discounted Voluntary Prepayment Offer.

EXHIBIT I-1

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Credit Agreement dated as of November 30, 2017 (as amended, restated, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Entravision Communications Corporation, a Delaware corporation (the “Borrower”), Bank of America, N.A., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 3.01(e)(ii)(B) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) no interest payments under any Loan Documents are effectively connected with its conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W‑8BEN (or W‑8BEN-E, as applicable).  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: __________, 20[__]

I-1‑1

U.S. Tax Compliance Certificate

EXHIBIT I-2

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Credit Agreement dated as of November 30, 2017 (as amended, restated, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Entravision Communications Corporation, a Delaware corporation (the “Borrower”), Bank of America, N.A., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 3.01(e)(ii)(B) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) no interest payments under any Loan Documents are effectively connected with its conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W‑8BEN (or W‑8BEN-E, as applicable).  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: __________, 20[__]

I-2-1

U.S. Tax Compliance Certificate

EXHIBIT I-3

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Credit Agreement dated as of November 30, 2017 (as amended, restated, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Entravision Communications Corporation, a Delaware corporation (the “Borrower”), Bank of America, N.A., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 3.01(e)(ii)(B) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members claiming the portfolio interest exemption (“Applicable Partners/Members”) is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its Applicable Partners/Members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its Applicable Partners/Members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no interest payments under any Loan Documents are effectively connected with its or its Applicable Partners’/Members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W‑8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption:  (i) an IRS Form W‑8BEN (or W‑8BEN-E, as applicable) or (ii) an IRS Form W‑8IMY accompanied by an IRS Form W‑8BEN (or W‑8BEN-E, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: __________, 20[__]

I-3-1

U.S. Tax Compliance Certificate

EXHIBIT I-4

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Credit Agreement dated as of November 30, 2017 (as amended, restated, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Entravision Communications Corporation, a Delaware corporation (the “Borrower”), Bank of America, N.A., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 3.01(e)(ii)(B) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members claiming the portfolio interest exemption (“Applicable Partners/Members”) is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its Applicable Partners/Members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its Applicable Partners/Members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no interest payments under any Loan Documents are effectively connected with its or its Applicable Partners’/Members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W‑8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption:  (i) an IRS Form W‑8BEN (or W‑8BEN-E, as applicable) or (ii) an IRS Form W‑8IMY accompanied by an IRS Form W‑8BEN (or W‑8BEN-E, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: __________, 20[__]

I-4-1

U.S. Tax Compliance Certificate

EXHIBIT J

FORM OF
NOTICE OF LOAN PREPAYMENT

TO:	Bank of America, N.A., as Administrative Agent
RE:

Credit Agreement, dated as of November 30, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Entravision Communications Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent

DATE:	[Date]

The Borrower hereby notifies the Administrative Agent that on __________17 pursuant to the terms of Section 2.05 (Prepayments) of the Credit Agreement, the Borrower intends to prepay/repay the following Loans as more specifically set forth below:

☐	Optional prepayment of [Term B Loans][Incremental Term Loans][Incremental Revolving Loans] in the following amount(s):
☐	Eurodollar Rate Loans: $__________[18] Applicable Interest Period: ____________
☐	Base Rate Loans: $__________[19]

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

ENTRAVISION COMMUNICATIONS CORPORATION

By:
Name:
Title:

[1]	Specify date of such prepayment.
[2]	Any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or if less, the entire principal amount thereof outstanding).
[3]	Any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or if less, the entire principal amount thereof outstanding).

J-1

Notice of Loan Prepayment

EXHIBIT K

PERFECTION CERTIFICATE

Reference is hereby made to (i) that certain Security Agreement dated as of ____________, 2017 (the “Security Agreement”), between Entravision Communications Corporation, a Delaware corporation (“Borrower”), the Guarantors party thereto (collectively, the “Guarantors”) and the Administrative Agent (as hereinafter defined) and (ii) that certain Credit Agreement dated as of ____________, 2017 (the “Credit Agreement”) among the Borrower, certain other parties thereto and Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”).  Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement or the Security Agreement.

As used herein, the term “Companies” means the Borrower and the Guarantors.

The undersigned hereby certify to the Administrative Agent as follows:

1.  Names.

(a)  The exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a).  Each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a).  Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Company that is a registered organization, the Federal Taxpayer Identification Number of each Company and the jurisdiction of formation of each Company.

(b)  Set forth in Schedule 1(b) hereto is a list of any other corporate or organizational names each Company (or any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise) has had in the past five years, together with the date of the relevant change.

(c)  Set forth in Schedule 1(c) is a list of all other names used by each Company on any filings with the Internal Revenue Service at any time within the five years preceding the date hereof.  Except as set forth in Schedule 1(c), no Company has changed its jurisdiction of organization at any time during the past four months.

2.  Current Locations.

(a)  The chief executive office of each Company is located at the address set forth in Schedule 2(a) hereto.

(b)  Set forth on Schedule 2(b) are all the United States locations where each Company currently maintains any of its tangible personal property with a value in excess of $100,000 (including Inventory and Equipment) of such Company.  No Collateral is held by a warehouseman, bailee or a third party.

(c)  Except as set forth in Schedule 2(c), no Company is a: (i) transmitting utility (as defined in Section 9-102(a)(81) of the UCC), (ii) primarily engaged in farming operations (as defined in Section 9-102(a)(35) of the UCC), (iii) a trust, (iv) a foreign air carrier within the meaning of the federal aviation act of 1958, as amended or (v) a branch or agency of a bank which bank is not organized under the law of the United States or any state thereof.

3.  Extraordinary Transactions.  Except for those purchases, acquisitions and other transactions described in Schedule 3 attached hereto, all of the Collateral within the past five (5) years has been originated by each Company in the ordinary course of business or consists of goods which have been acquired by such Company in the ordinary course of business from a person in the business of selling goods of that kind.

Perfection Certificate

4.  File Search Reports.  Attached hereto as Schedule 4 is a true and accurate summary of file search reports from (A) the Uniform Commercial Code filing offices (i) in each jurisdiction identified in Section 1(a) or Section 2 with respect to each legal name set forth in Section 1 and (ii) in each jurisdiction described in Schedule 1(c) or Schedule 3 relating to any of the transactions described in Schedule (1)(c) or Schedule 3 with respect to each legal name of the person or entity from which each Company purchased or otherwise acquired any of the Collateral and (B) each real estate recording office identified in Schedule 7 with respect to real estate on which Collateral consisting of fixtures is or is to be located.  A true copy of each financing statement, including judgment and tax liens, bankruptcy and pending lawsuits or other filing identified in such file search reports has been delivered to the Administrative Agent.

5.  UCC Filings.  The financing statements (duly authorized by each Company constituting the debtor therein), including the indications of the collateral, attached as Schedule 5 relating to the Security Agreement or the applicable Mortgage, are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 6 hereof.

6.  Schedule of Filings.  Attached hereto as Schedule 6 is a schedule of (i) the appropriate filing offices for the financing statements attached hereto as Schedule 5 , (ii) the appropriate filing offices for the filings described in Schedule 11(d), (iii) the appropriate filing offices for the Mortgages and fixture filings relating to the Mortgaged Property set forth in Schedule 7(a) and (iv) any other actions required to create, preserve, protect and perfect the security interests in the Collateral granted to the Administrative Agent pursuant to the Collateral Documents.  No other filings or actions are required to create, preserve, protect and perfect the security interests in the Collateral granted to the Administrative Agent pursuant to the Collateral Documents.

7.  Real Property.  (a)  Attached hereto as Schedule 7(a) is a list of all (i) real property owned, leased or otherwise held by each Company located in the United States as of the Closing Date, (ii) Mortgaged Property, (iii) common names, addresses and uses of each Mortgaged Property (stating improvements located thereon) and (iv) other information relating thereto required by such Schedule.  (b) Except as described in Schedule 7(b) attached hereto: (i) no Company has entered into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the real property described in Schedule 7(a) and (ii) no Company has any leases which require the consent of the landlord, tenant or other party thereto to the transactions contemplated in the Credit Agreement.

8.  Termination Statements.  Attached hereto as Schedule 8(a) are the duly authorized termination statements in the appropriate form for filing in each applicable jurisdiction identified in Schedule 8(b) hereto with respect to each Lien described therein.

9.  Stock Ownership and Other Equity Interests.  Attached hereto as Schedule 9(a) is a true and correct list of each of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest of each Company (excluding equity of the Borrower) and its direct Subsidiaries and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests setting forth the percentage of such equity interests pledged under the Security Agreement.  Also set forth in Schedule 9(b) is each equity investment of each Company that represents 50% or less of the equity of the entity in which such investment was made setting forth the percentage of such equity interests pledged under the Security Agreement.

10.  Instruments and Tangible Chattel Paper.  Attached hereto as Schedule 10 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Company as of the date hereof, including all intercompany notes to which a Company is party stating if such instruments, chattel paper or other evidence of indebtedness is pledged under the Security Agreement.

11.  Intellectual Property.

(a)  Attached hereto as Schedule 11(a) is a schedule setting forth all of each Company’s Patents and Trademarks (each as defined in the Security Agreement) applied for or registered with the United States Patent and

Trademark Office, including the name of the registered owner or applicant and the registration, application, or publication number, as applicable, of each Patent or Trademark owned by each Company.

(b)  Attached hereto as Schedule 11(b) is a schedule setting forth all of each Company’s United States Copyrights (each as defined in the Security Agreement), including the name of the registered owner and the registration number of each Copyright owned by each Company.

(c)  Attached hereto as Schedule 11(c) is a schedule setting forth all Patent Licenses, Trademark Licenses and Copyright Licenses, whether or not recorded with the USPTO or USCO, as applicable, including, but not limited to, the relevant signatory parties to each license along with the date of execution thereof and, if applicable, a recordation number or other such evidence of recordation.

(d)  Attached hereto as Schedule 11(d) in proper form for filing with the United States Patent and Trademark Office (the “USPTO”) and United States Copyright Office (the “USCO”) are the filings necessary to preserve, protect and perfect the security interests in the United States Trademarks, Trademark Licenses, Patents, Patent Licenses, Copyrights and Copyright Licenses set forth in Schedule 11(a), Schedule 11(b), and Schedule 11(c), including duly signed copies of each of the Patent Security Agreement, Trademark Security Agreement and the Copyright Security Agreement, as applicable.

12.  Commercial Tort Claims.  Attached hereto as Schedule 12 is a true and correct list of all Commercial Tort Claims (as defined in the Security Agreement) held by each Company, including a brief description thereof and stating if such commercial tort claims are required to be pledged under the Security Agreement.

13.  Deposit Accounts, Securities Accounts and Commodity Accounts.  Attached hereto as Schedule 13 is a true and complete list of all Deposit Accounts, Securities Accounts and Commodity Accounts (each as defined in the Security Agreement) maintained by each Company, including the name of each institution where each such account is held, the name of each such account, the name of each entity that holds each account and stating if such account is required to be subject to a control agreement pursuant to the Security Agreement and the reason for such account to be excluded from the control agreement requirement.

14.  Insurance.  Attached hereto as Schedule 14 is a true and correct list of all insurance policies of the Companies.

15.  Other Collateral.  Attached hereto as Schedule 15 is a true and correct list of all of the following types of assets, if any, owned or held by each Company: (a) to the extent constituting Collateral, all agreements and contracts with any Governmental Authority and (b) all FCC Licenses.

[The Remainder of this Page has been intentionally left blank]

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of this ____ day of ________________, 2017.

ENTRAVISION COMMUNICATIONS CORPORATION

By:
Name:
Title:

[Each of the Guarantors]

By:
Name:
Title:

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number	Federal Taxpayer Identification Number	State of Formation

Schedule 1(b)

Prior Organizational Names

Company/Subsidiary	Prior Name	Date of Change

Schedule 1(c)

Other Names on IRS Filings; Changes in Jurisdiction

Company/Subsidiary	List of All Other Names Used on Any Filings with the Internal Revenue Service During Past Five Years	Prior Jurisdiction of Organization

Schedule 2(a)

Chief Executive Offices

Company/Subsidiary	Address	Country	State

Schedule 2(b)

Location of Tangible Personal Property

CITY/STATE/COUNTRY	ADDRESS	DESCRIPTION

Schedule 2(c)

Special Companies

Company	Type of Special Company	Jurisdiction where Transmitting Utility Equipment is Held

Schedule 3

Extraordinary Transactions

Company/Subsidiary	Description of Transaction Including Parties Thereto	Seller’s/Predecessor’s State of Formation	Date of Transaction

Schedule 4

File Search Reports

Schedule 5

Copy of Financing Statements To Be Filed

Schedule 6

Filings/Filing Offices

Type of Filing	Entity	Applicable Collateral Document	Jurisdictions

Schedule 7(a)

Real Property

I.  Owned Real Property

CITY/STATE/COUNTRY	ADDRESS	DESCRIPTION

II.  Leased or Other Interests in Real Property

CITY/STATE/COUNTRY	ADDRESS	DESCRIPTION

III.  Mortgaged Property

CITY/STATE/COUNTRY	ADDRESS	DESCRIPTION

Schedule 7(b)

Required Consents; Company Held Landlord’s/ Grantor’s Interests

(i). Leases, Subleases, Tenancies, Franchise Agreements, Licenses or Other Occupancy Agreements Pursuant to which any Company holds Landlord’s / Grantor’s Interest

[LIST EACH LEASE OR OTHER INSTRUMENT WHERE LANDLORD’S / GRANTOR’S CONSENT IS REQUIRED].

(ii). Landlord’s / Grantor’s Consent Required

[LIST EACH LEASE OR OTHER INSTRUMENT WHERE COMPANY HOLDS LANDLORD’S / GRANTOR’S INTEREST]

Schedule 8(a)

Attached hereto is a true copy of each termination statement in the appropriate form for filing.

Schedule 8(b)

Termination Statement Filings

Debtor	Jurisdiction	Secured Party	Type of Collateral	UCC-1 File Date	UCC-1 File Number

Schedule 9

(a) Equity Interests of Companies and Subsidiaries

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

(b) Other Equity Interests

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

Schedule 10

Instruments and Tangible Chattel Paper

1.Promissory Notes:

Payee	Payor	Principal Amount	Date of Issuance	Interest Rate	Maturity Date	Pledged [Yes/No]

2.Chattel Paper:

Description	Pledged [Yes/No]

Schedule 11(a)

Patents and Trademarks

UNITED STATES PATENTS:

Registrations:

OWNER	REGISTRATION NUMBER	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	DESCRIPTION

OTHER PATENTS:

Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	DESCRIPTION

UNITED STATES TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

OTHER TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	TRADEMARK

Schedule 11(b)

Copyrights

UNITED STATES COPYRIGHTS

Registrations:

OWNER	TITLE	REGISTRATION NUMBER

Applications:

OWNER	APPLICATION NUMBER

OTHER COPYRIGHTS

Registrations:

OWNER	COUNTRY/STATE	TITLE	REGISTRATION NUMBER

Applications:

OWNER	COUNTRY/STATE	APPLICATION NUMBER

Schedule 11(c)

Intellectual Property Licenses

Patent Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

Trademark Licenses

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	TRADEMARK

Copyright Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

Schedule 11(d)

Intellectual Property Filings

[Attached]

Schedule 12

Commercial Tort Claims

Description	Pledged [Yes/No]

Schedule 13

Deposit Accounts

Owner	Type Of Account	Bank	Account Numbers	Subject to control agreement? [Yes/No]	Reason for Exclusion from Control Requirement[20]

Securities Accounts

Owner	Type Of Account	Bank	Account Numbers	Subject to control agreement? [Yes/No]	Reason for Exclusion from Control Requirement

Commodity Accounts

Owner	Type Of Account	Bank	Account Numbers	Subject to control agreement? [Yes/No]	Reason for Exclusion from Control Requirement

[a]	Roman numerals correspond to the definition of “Excluded Deposit Account” set forth in the Security Agreement.

Schedule 14

Insurance

Policy / Description of Coverages	Policy Period	Insurance Company

Schedule 15

Other Collateral

(a) Agreements and Contracts with Governmental Authorities

Description

(b) FCC Licenses

Licensee:
Call Sign	Facility Id Service	City and State	License Expiration

EXHIBIT L

PERFECTION CERTIFICATE SUPPLEMENT

This Perfection Certificate Supplement, dated as of  [                   ], 20[ ] is delivered pursuant to (i) Section 6.02(a) of that certain Credit Agreement dated as of November 30, 2017 (as amended, restated, amended and restated, supplemented or modified from time to time, the “Credit Agreement”) among Entravision Communications Corporation, a Delaware corporation (“the Borrower”), certain other parties thereto and Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) and (ii) that certain Security Agreement dated as of November 30, 2017 (as amended, restated, amended and restated, supplemented or modified from time to time, the “Security Agreement”) among the Borrower, the Guarantors party thereto and the Administrative Agent.  Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement or the Security Agreement.  As used herein, the term “Companies” means Borrower and the Guarantors and the term “Prior Perfection Certificate” means the Perfection Certificate delivered on the Closing Date, as supplemented by any Perfection Certificate Supplements and any additional Perfection Certificates delivered prior to the date hereof.

The undersigned hereby certify to the Administrative Agent as of the date hereof:

Names.  To the extent not previously disclosed in the Prior Perfection Certificate, (x) Schedule 1(a) sets forth the exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document; (y) each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a) and (z) set forth in Schedule 1(a) is the organizational identification number, if any, of each Company that is a registered organization, the Federal Taxpayer Identification Number of each Company and the jurisdiction of formation of each Company.

Current Locations.  To the extent not previously disclosed in the Prior Perfection Certificate, the chief executive office of each Company is located at the address set forth in Schedule 2(a). To the extent not previously disclosed in the Prior Perfection Certificate, all the locations where each Company currently maintains any of its tangible personal property with a value in excess of $100,000 (including Inventory and Equipment) of such Company are set forth on Schedule 2(b) and no Collateral is held by a warehouseman, bailee or a third party. To the extent not previously disclosed in the Prior Perfection Certificate, Schedule 2(c) lists each Company that is a: (i) transmitting utility (as defined in Section 9-102(a)(81) of the UCC), (ii) primarily engaged in farming operations (as defined in Section 9-102(a)(35) of the UCC), (iii) a trust, (iv) a foreign air carrier within the meaning of the federal aviation act of 1958, as amended or (v) a branch or agency of a bank which bank is not organized under the law of the United States or any state thereof.

Extraordinary Transactions.  To the extent not previously disclosed in the Prior Perfection Certificate, except for those purchases, acquisitions and other transactions described in Schedule 3 attached hereto, all of the Collateral within the past five (5) years has been originated by each Company in the ordinary course of business or consists of goods which have been acquired by such Company in the ordinary course of business from a person in the business of selling goods of that kind.

[Intentionally omitted].

[Intentionally omitted].

[Intentionally omitted].

Real Property.  (a) To the extent not previously disclosed in the Prior Perfection Certificate, Schedule 7(a) attached hereto and made a part hereof sets forth any (i) real property owned, leased or otherwise held by each Company located in the United States, (ii) Mortgaged Property, (iii) common names, addresses and uses of each Mortgaged Property (stating improvements located thereon) and (iv) other information relating thereto required by

Perfection Certificate Supplement

such Schedule.  To the extent not previously disclosed in the Prior Perfection Certificate, (i) no Company has entered into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the real property described in Schedule 7(a) or Schedule 7(a) of the Prior Perfection Certificate, except as listed in Schedule 7(b) attached hereto, and (ii) no Company has any leases which require the consent of the landlord, tenant or other party thereto to the transactions contemplated in the Credit Agreement other than those listed in Schedule 7(b).

[Intentionally omitted].

Stock Ownership and Other Equity Interests.  To the extent not previously disclosed in the Prior Perfection Certificate, Schedule 9(a) attached hereto and made a part hereof sets forth each of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest of each Company (excluding equity of the Borrower) and its Subsidiaries and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests setting forth the percentage of such equity interests pledged under the Security Agreement.  To the extent not previously disclosed in the Prior Perfection Certificate, Schedule 9(b) attached hereto and made a part hereof sets forth each equity investment of each Company that represents 50% or less of the equity of the entity in which such investment was made setting forth the percentage of such equity interests pledged under the Security Agreement.

Instruments and Tangible Chattel Paper.  To the extent not previously disclosed in the Prior Perfection Certificate, Schedule 10 attached hereto and made a part hereof sets forth all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Company as of the date hereof, including all intercompany notes to which a Company is party, stating if such instruments, chattel paper or other evidence of indebtedness is pledged under the Security Agreement.

Intellectual Property.  a)  To the extent not previously disclosed in the Prior Perfection Certificate, Schedule 11(a) attached hereto and made a part hereof sets forth all of each Company’s Patents and Trademarks (each as defined in the Security Agreement) applied for or registered with the United States Patent and Trademark Office, including the name of the registered owner or applicant and the registration, application, or publication number, as applicable, of each Patent or Trademark owned by each Company.

To the extent not previously disclosed in the Prior Perfection Certificate, Schedule 11(b) sets forth all of each Company’s United States Copyrights (each as defined in the Security Agreement), including the name of the registered owner and the registration number of each Copyright owned by each Company.

To the extent not previously disclosed in the Prior Perfection Certificate, in Schedule 11(c) attached hereto and made a part hereof sets forth all Patent Licenses, Trademark Licenses and Copyright Licenses, whether or not recorded with the USPTO or USCO, as applicable, including, but not limited to, the relevant signatory parties to each license along with the date of execution thereof and, if applicable, a recordation number or other such evidence of recordation.

To the extent not previously disclosed in the Prior Perfection Certificate, attached as Schedule 11(d) in proper form for filing with the United States Patent and Trademark Office and United States Copyright Office are the filings necessary to preserve, protect and perfect the security interests in the United States Trademarks, Trademark Licenses, Patents, Patent Licenses, Copyrights and Copyright Licenses set forth in Schedule 11(a), Schedule 11(b) and Schedule 11(c) hereto and thereto, including duly signed copies of each of the Patent Security Agreement, Trademark Security Agreement and the Copyright Security Agreement, as applicable.

12.  Commercial Tort Claims.  To the extent not previously disclosed in the Prior Perfection Certificate, Schedule 12 sets forth all Commercial Tort Claims (as defined in the Security Agreement) held by each Company, including a brief description thereof and stating if such commercial tort claims are required to be pledged under the Security Agreement.

13.  Deposit Accounts, Securities Accounts and Commodity Accounts.  To the extent not previously disclosed in the Prior Perfection Certificate, Schedule 13 attached hereto and made a part hereof sets forth all Deposit Accounts, Securities Accounts and Commodity Accounts (each as defined in the Security Agreement) maintained by each Company, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account and stating if such account is required to be subject to a control agreement pursuant to the Security Agreement and the reason for such account to be excluded from the control agreement requirement.

14.  Insurance.  To the extent not previously disclosed in the Prior Perfection Certificate, attached as Schedule 14 is a true and correct list of all insurance policies of the Companies.

15.  Other Collateral.  To the extent not previously disclosed in the Prior Perfection Certificate, attached as Schedule 15 is a true and correct list of all of the following types of assets, if any, owned or held by each Company: (a) to the extent constituting Collateral, all agreements and contracts with any Governmental Authority and (b) all FCC Licenses.

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IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate Supplement as of this ____ day of ________________, 20[ ].

ENTRAVISION COMMUNICATIONS CORPORATION

By:
Name:
Title:

[Each of the Guarantors]

By:
Name:
Title:

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number	Federal Taxpayer Identification Number	State of Formation

Schedule 2(a)

Chief Executive Offices

Company/Subsidiary	Address	County	State

Schedule 2(b)

Location of Tangible Personal Property

CITY/STATE/COUNTRY	ADDRESS	DESCRIPTION

Schedule 2(c)

Special Companies

Company	Type of Special Company	Jurisdiction where Transmitting Utility Equipment is Held

Schedule 3

Extraordinary Transactions

Company/Subsidiary	Description of Transaction Including Parties Thereto	Seller’s/Predecessor’s State of Formation	Date of Transaction

Schedule 7(a)

Real Property

I.  Owned Real Property

CITY/STATE/COUNTRY	ADDRESS	DESCRIPTION

II.  Leased or Other Interests in Real Property

CITY/STATE/COUNTRY	ADDRESS	DESCRIPTION

III. Mortgaged Property

CITY/STATE/COUNTRY	ADDRESS	DESCRIPTION

Schedule 7(b)

Required Consents; Company Held Landlord’s/ Grantor’s Interests

(i). Leases, Subleases, Tenancies, Franchise Agreements, Licenses or Other Occupancy Agreements Pursuant to which any Company holds Landlord’s / Grantor’s Interest

1. [LIST EACH LEASE OR OTHER INSTRUMENT WHERE LANDLORD’S / GRANTOR’S CONSENT IS REQUIRED].

(ii). Landlord’s/Grantor’s Consent Required

1.  [LIST EACH LEASE OR OTHER INSTRUMENT WHERE COMPANY HOLDS LANDLORD’S / GRANTOR’S INTEREST]

Schedule 9

(a) Equity Interests of Companies and Subsidiaries

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

(b) Other Equity Interests

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

Schedule 10

Instruments and Tangible Chattel Paper

1.  Promissory Notes:

Payee	Payor	Principal Amount	Date of Issuance	Interest Rate	Maturity Date	Pledged [Yes/No]

2.  Chattel Paper:

Description	Pledged [Yes/No]

Schedule 11(a)

Patents and Trademarks

UNITED STATES PATENTS:

Registrations:

OWNER	REGISTRATION NUMBER	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	DESCRIPTION

OTHER PATENTS:

Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	DESCRIPTION

UNITED STATES TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

OTHER TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	TRADEMARK

Schedule 11(b)

Copyrights

UNITED STATES COPYRIGHTS

Registrations:

OWNER	TITLE	REGISTRATION NUMBER

Applications:

OWNER	APPLICATION NUMBER

OTHER COPYRIGHTS

Registrations:

OWNER	COUNTRY/STATE	TITLE	REGISTRATION NUMBER

Applications:

OWNER	COUNTRY/STATE	APPLICATION NUMBER

Schedule 11(c)

Intellectual Property Licenses

Patent Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

Trademark Licenses

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	TRADEMARK

Copyright Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

Schedule 11(d)

Intellectual Property Filings

Schedule 12

Commercial Tort Claims

Description	Pledged [Yes/No]

Schedule 13

Deposit Accounts

Owner	Type Of Account	Bank	Account Numbers	Subject to control agreement? [Yes/No]	Reason for Exclusion from Control Requirement

Securities Accounts

Owner	Type Of Account	Intermediary	Account Numbers	Subject to control agreement? [Yes/No]	Reason for Exclusion from Control Requirement

Commodity Accounts

Owner	Type Of Account	Intermediary	Account Numbers	Subject to control agreement? [Yes/No]	Reason for Exclusion from Control Requirement

Schedule 14

Insurance

Policy/Description of Collateral	Policy Period	Insurance Company

Schedule 15

Other Collateral

(a) Agreements and Contracts with Governmental Authorities

Description	Pledged [Yes/No]

(b) FCC Licenses

Call Sign	Facility Id Service	City and State	License Expiration